As Filed with the Securities and Exchange Commission on September 29, 2006
Registration No. 333-·

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________

U.S. GEOTHERMAL INC.
(Name of small business issuer in its charter)

Delaware	4911	84-1472231

	(Primary Standard Industrial	(IRS Employer Identification
(State of incorporation)	Classification Code Number	Number)

1509 Tyrell Lane, Suite B,
Boise, Idaho 83706
(208) 424-1027
(Address and telephone number of principal executive office and principal place of business)

_______________

Daniel Kunz
Chief Executive Officer
1509 Tyrell Lane, Suite B,
Boise, Idaho 83706
(208) 424-1027
(Name, address, and telephone number of agent for service)

Copy to:

Christopher J. Barry
Dorsey & Whitney LLP
1420 Fifth Avenue
Suite 3400
Seattle, WA 98101 USA
(206) 903-8800
___________________

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement has become effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [           ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [           ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [           ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [           ]

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities to be	Dollar amount to be	offering price per	aggregate offering	Amount of
registered	registered(2)	unit(1)	price	registration fee

Common Shares	32,537,079	$0.975	$31,723,652.03	$3,394.43

(1)

The registration fee has been calculated in accordance with Rule 457(c). On September 27, 2006, the average of the high and low prices for the Registrant's common stock on the Over-The-Counter Bulletin Board was $0.975.

(2)	Plus such additional shares as may be issued pursuant to anti-dilution provisions of the currently outstanding options, the shares resulting from the exercise of which are included in this prospectus.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and the Selling Shareholders are not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED September 29, 2006

U.S. GEOTHERMAL INC.

PRELIMINARY PROSPECTUS

This prospectus relates to the resale of up to 32,537,079 shares of our common stock by the selling security holders named in this prospectus from time to time. The shares of common stock offered for resale hereby consist of 28,155,951 shares which are currently issued and outstanding and 4,381,128 shares issuable upon exercise of currently outstanding options and warrants.

We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus, other than the exercise price to be received upon exercise, if any, of the options and warrants.

Our common stock is traded in Canadian dollars on the TSX Venture Exchange under the symbol “GTH” and in U.S. dollars on the Over-The-Counter Bulletin Board under the symbol “UGTH”. On September 27, 2006, the closing price of our common stock on the TSX Venture Exchange was Cdn$1.06, and the closing price of our common stock on the Over-The-Counter Bulletin Board was $0.96. The exchange rate on that date was Cdn$1.00 = $0.8994.

__________________

The securities offered in this prospectus involve a high degree of risk. You should carefully read and consider the “Risk Factors” commencing on page 7 when determining whether to purchase any of the securities.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

We expect that these shares of common stock may be sold or distributed from time to time by or for the account of the holders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. The shares also may be sold by donees or by other persons acquiring the shares. The holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

______________________

The date of this prospectus is September 29, 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

In this prospectus, unless otherwise noted, the terms “we”, “our” and “us” refer to U.S. Geothermal Inc. Unless the context otherwise requires, references to our company and its operations include the operations of our consolidated subsidiaries. All references to “dollars” or “$” are to United States dollars and all references to Cdn$ are to Canadian dollars.

EXCHANGE RATE INFORMATION

The following table sets forth, for each period indicated, the high and low exchange rates for United States dollars expressed in Canadian dollars, the average of the exchange rates on the last day of each month during this period, and the exchange rate at the end of the period. These rates are based on the noon buying rate in The City of New York for cable transfers in United States dollars as certified for customs purposes by the Federal Reserve Bank of New York:

	Fiscal Year Ended March 31			Three Months Ended June 30
	2004	2005	2006	2005	2006
Rate at the end of period	1.3100	1.2094	1.1670	1.2256	1.1150
Average rate during period	1.3541	1.2791	1.1938	1.2438	1.1219
Highest rate during period	1.4843	1.3970	1.2703	1.2703	1.1718
Lowest rate during period	1.2690	1.1775	1.1320	1.2146	1.0989

On September 27, 2006, the noon buying rate was $1.00 per Cdn$1.1119.

PROSPECTUS SUMMARY

The following is a summary of us and our business and should be read together with the more detailed information and financial data and statements contained in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors,” before making an investment decision.

Our Business

U.S. Geothermal Inc. is engaged in the acquisition, development and exploitation of geothermal resources. Our principal focus is the development of the Raft River project, a geothermal project encompassing approximately 8.4 square miles of land located at Raft River, Idaho. Geothermal energy is the natural heat energy stored within the earth’s crust. In some areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

Our activities to date have primarily focused on determining whether the Raft River project can produce geothermal energy on an economic basis. Extensive testing in the area indicates that a potentially commercially viable geothermal reservoir is available.

We intend to develop the Raft River project in two or more phases. For Phase 1 of development at Raft River, we intend to commercialize the existing production wells and energy field by construction and operation of a 13 megawatt binary cycle geothermal power plant that will provide the energy to be delivered under a power purchase agreement with Idaho Power Company. We have signed an engineering, procurement and construction agreement for the first power plant, and bids have been solicited from several engineering firms to provide engineering, procurement and construction services on all remaining aspects of Phase 1 that are not included in this agreement. Final engineering, equipment procurement and construction is anticipated to take approximately 14 to 16 months from April 25, 2006, and the initial power plant is anticipated to begin production by the end of the third quarter of 2007. The total Phase 1 construction and development costs are expected to be $39 million for the construction of a binary cycle geothermal power plant capable of producing 13 megawatts of power. We have completed project financing for Phase 1 of the Raft River project, whereby Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC, the Phase 1 project joint venture company.

Phase 2 will involve the construction and operation of two additional 13 megawatt power plants. Strong regional interest in geothermal power has resulted in several utilities entering into discussions with us to purchase the electrical power output from the two additional plants. Subject to drilling confirmation of the availability of sufficient geothermal resource, the output from all three power plants at Raft River could be as much as 39 megawatts.

Please see the more detailed discussion of our business starting at page 14 for more information about the Raft River project.

We are still a development stage company and have produced no revenues to date.

Our principal executive office is located at 1509 Tyrell Lane, Suite B, Boise, Idaho 83706. Our telephone number there is 208-424-1027 and our fax number is 208-424-1030.

Our internet address is www.usgeothermal.com. The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

The Offering

Shares Outstanding

As at September 27, 2006, we had outstanding (i) 43,698,844 shares of common stock, (ii) compensation options to purchase 1,522,500 units, with each unit consisting of one share of common stock, and (iii) options to purchase 2,858,628 shares of common stock. If all of our outstanding warrants and options were exercised, we would have 48,079,972 shares of common stock outstanding.

Shares Offered	Up to 32,537,079 shares of common stock are to be offered by the selling security holders as follows:
  28,155,951 of which are currently issued and outstanding;
  2,858,628 of which will be issued upon exercise of our outstanding options; and
  1,522,500 of which will be issued upon exercise of our outstanding compensation options to purchase units.
Use of Proceeds	We will not receive any of the proceeds from the sale of shares of common stock offered in this prospectus, other than the exercise price to be received upon exercise, if any, of warrants and options.

Summary Historical Financial Data

The summary historical financial information presented below has been derived from our financial statements for each of the years ended March 31, 2006 and 2005, and through the three months ended June 30, 2006 and 2005.

	Year ended March 31		Three months ended June 30
Statement of Operations Data	2006	2005	2006	2005
	Audited		Unaudited
Revenues	$0	$0	$0	$0
Total expenses	$1,523,385	$1,830,421	$372,486	$416,752
Net loss	$1,523,385	$1,830,421	$372,486	$416,752
Net loss per share	$0.09	$0.12	$0.01	$0.02
Weighted average number of shares	17,797,637	15,209,468	43,283,844	17,347,253
– basic and diluted

	Year ended March 31		Three months ended June 30
Balance Sheet Data	2006	2005	2006	2005
	Audited		Unaudited
Cash and cash equivalents	$20,158,389	$1,957,075	$17,172,400	$1,380,742
Working capital (deficiency)	$19,888,904	$1,824,167	$16,692,680	$1,332,290
Total assets	$21,895,933	$2,584,970	$22,225,825	$2,018,452
Stockholders’ equity (deficit)	$21,615,019	$2,419,868	$21,702,583	$1,928,850

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should consider the following factors, in addition to the other information contained in this prospectus, in evaluating our business and proposed activities before you purchase any shares of our common stock. You should also see the section on Forward-Looking Statements immediately following these Risk Factors regarding risks and uncertainties relating to us and to forward looking statements in this prospectus.

Risks Relating To Our Business

We have a limited operating history, have incurred losses to date, and cannot give any assurance that we can ever attain profitability.

We have been engaged in limited activities in the geothermal business to date. As a result of our brief operating history, our operating results from historical periods are not readily comparable to, and may not be indicative of, future results. We have not generated revenues from operations to date, and cannot give any assurance that we will be able to generate revenues in the future. For the years ended March 31, 2003, 2004, 2005 and 2006, we incurred net losses of $164,909, $676,398, $1,830,421, and $1,523,385 respectively. At March 31, 2005 and March 31, 2006, we had accumulated deficits of $3,709,150 and $5,232,535, respectively. We expect to incur losses for at least the next 18 months and maybe longer. We cannot give you any assurance that we will soon make a profit or that we will ever make a profit.

Our future performance depends on our ability to establish that the geothermal resource is economically sustainable.

Geothermal resource exploration and development involves a high degree of risk. The recovery of the amounts shown for geothermal properties and related deferred costs on our financial statements, as well as the execution of our business plan generally, is dependent upon the existence of economically recoverable and sustainable reserves. While testing carried out in the Raft River area by various government organizations in the past and by us since our acquisition of the property interests comprising the Raft River project, as well as the reports prepared by GeothermEx Inc., support the existence of a geothermal resource, whether this resource is economically recoverable depends on a number of factors, including:

  the heat content of the extractable steam or fluids;

  the geology of the reservoir;

  the total amount of recoverable resource;

  operating expenses relating to the extraction of steam or fluids;

  price levels relating to the extraction of steam or fluids or power generated; and

  capital expenditure requirements relating primarily to the drilling of new wells.

In connection with each geothermal power plant, we must estimate the productivity of the geothermal resource and the expected decline in productivity over time. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient resource being available for sustained generation of the electrical power capacity desired. An incorrect estimate by us or an unexpected decline in productivity could, if material, adversely affect our results of operations or financial condition.

Geothermal reservoirs are highly complex. As a result, there exist numerous uncertainties in determining the extent of the reservoirs and the quantity and productivity of the steam reserves. Reservoir engineering is an inexact process of estimating underground accumulations of steam or fluids that cannot be measured in any precise way, and depends significantly on the quantity and accuracy of available data. Estimates of reserves are generally revised over time on the basis of the results of drilling, testing and production that occur after the original estimate was prepared. Accordingly, there is a risk of an unexpected decline in the capacity of geothermal wells and a risk of geothermal reservoirs not being sufficient for sustained production of power at expected levels. We cannot assure you that we will be able to accurately estimate the quantity or productivity of our steam reserves.

We have a need for substantial additional financing and will have to significantly delay, curtail or cease operations if we are unable to secure this financing.

We require substantial additional financing to fund the cost of continued development of future Phases of the Raft River project and other operating activities, and to finance the growth of our business, including the construction and commissioning of additional power generation facilities. We may not be able to obtain the needed funds on terms acceptable to us or at all. Further, if additional funds are raised by issuing equity securities, significant dilution to our current shareholders may occur and new investors may get rights that are preferential to current shareholders. Alternatively, we may have to bring in additional joint venture partners to fund further development work, which would result in a further reduction in our interest in the Raft River project.

It is very costly to place geothermal resources into commercial production.

Before the sale of any power can occur from Phase 1 of the Raft River project, it will be necessary to construct a gathering and disposal system, a power plant, and a transmission line, and considerable administrative costs would be incurred, together with the drilling of additional wells. We have estimated these costs to be around $39,000,000 to be incurred over an eighteen month period. To fund expenditures of this magnitude, we have involved a joint venture participant with substantial financial resources, effectively reducing our interest in the Raft River project. Phase 2 will require investments of comparable or greater magnitude, and may require further involvement of joint venture participants. There can be no assurance that these participants can be found and, if found, their involvement would result in us having to substantially reduce our interest in the project.

We may experience project development risks.

Project development involves significant environmental, engineering and construction risks. Our ability to develop the Raft River project is dependent on a number of other factors outside our control, including obtaining power sales agreements, fuel supply and transportation agreements, electrical transmission agreements, site agreements and construction contracts. We cannot assure you that we will be successful in obtaining these agreements. The Raft River project is still in the planning and development stage and we have not signed power sales agreements for all Phases of the Project.

The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. There can be no assurance that we will be able to obtain all necessary licenses, permits, approvals and certificates for the Raft River project or that the completed power plants will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new power generation facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures for permitting and may create a significant risk of expensive delays or significant loss of value in the Raft River project if the Project is unable to function as planned due to changing requirements.

Actual costs of construction or operation of a power plant may exceed estimates used in negotiation of power purchase agreements.

Our initial power purchase agreement is under rates established by the Idaho Public Utility Commission, using an “avoided-cost” model for cost of construction and operating costs of a power plant. If the actual costs of construction or operations exceed the model costs, we may not be able to build the contemplated power plant, or if constructed, may not be able to operate profitably.

New projects are subject to risks associated with the construction of power plants including risks of delays in completion, cost overruns and failures of the construction contractors to perform in accordance with contract terms. Although the engineering, procurement and construction agreement that we have signed for the development of the first power plant is for a fixed price with performance warranties, there are other aspects of development of Phase 1 of the Raft River project that are not covered by this agreement. In addition, the terms of the agreements that we have entered into for the financing of Phase 1 stipulate that we are responsible for any cost overruns in the development. If the other aspects of Phase 1 of the project are not developed under fixed price contracts, or if the performance warranties and other terms are not met by the contractor under the existing agreement, we may face delays, cost overruns, or unsatisfactory work in completion of Phase 1 of the project, which would, in turn, hurt our results of operations, and our financial position.

We may not be able to manage our growth.

Significant growth in our operations will place demands on our operational, administrative and financial resources, and the increased scope of our operations will present challenges to us due to increased management time and resources required and our existing limited staff. Our future performance and profitability will depend, in part, on our ability to successfully integrate the operational, financial and administrative functions of the Raft River project and other acquired properties into our operations, to hire additional personnel and to implement necessary enhancements to our management systems to respond to changes in our business. There can be no assurance that we will be successful in these efforts. Our inability to integrate acquired properties, to hire additional personnel or to enhance our management systems could have a material adverse effect on our results of operations.

If we incur material debt to fund our business, we could face significant risks associated with this debt.

We will need to procure significant additional financing to construct, commission and operate additional power plants at Raft River in order to generate and sell electricity. If this financing includes the issuance of material amounts of debt, this would expose us to risks including, among others, the following:

  a portion of our cash flow from operations would be used for the payment of principal and interest on indebtedness and would not be available for operating expenses, capital expenditures or other purposes;

  a significant level of indebtedness and the covenants governing this indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because some activities or financing options may be limited or prohibited under the terms of agreements relating to this indebtedness;

  a significant level of indebtedness may make us more vulnerable to defaults by the purchasers of electricity or in the event of a downturn in our business because of fixed debt service obligations; and

  the terms of agreements may require us to make interest and principal payments and to remain in compliance with stated financial covenants and ratios. If the requirements of these agreements were not satisfied, the lenders would be entitled to accelerate the payment of all outstanding indebtedness and foreclose on the collateral securing payment of that indebtedness, which would likely include our interest in the project.

In this event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations, including the repayment of outstanding principal and interest on this indebtedness.

We will depend upon a limited number of parties to power sales agreements. Revenues under power sales agreements may be difficult to predict.

Our power generation facilities will rely for revenue on one or more power sales agreements with one or more utility or other customers, such as Idaho Power Company, for substantially all of our revenue. The loss of any one power sales agreement with any of these customers could have a negative effect on our financial position and our results of operations. In addition, any material failure by any customer to fulfill its obligations under a power sales agreement could have a negative effect on our results of operations.

The energy payments under the power purchase agreement with Idaho Power Company depend, or will in the future depend, at least in part, on the cost that Idaho Power Company avoids by purchasing energy from the Phase 1 power plant of our Raft River project instead of obtaining the energy from other sources. Estimates of Idaho Power Company's avoided costs vary substantially and we cannot predict the level of payments to be made in the future under these power purchase agreements. These future payments may be lower than as contemplated by the projections. In addition, under the terms of our initial power purchase agreement with Idaho Power Company, if we do not deliver electricity output within 90% to 110% of our forecasted amount, payments for the amount delivered will be reduced, possibly significantly. If we consistently forecast our output incorrectly, our revenues will be reduced, and we may not be able to operate the Raft River project profitably.

The success of our business relies on retaining our key personnel.

We are dependent upon the services of our President and Chief Executive Officer, Daniel J. Kunz, our Chief Financial Officer, Kerry D. Hawkley, our Chief Operating Officer, Douglas J. Glaspey, and Kevin Kitz, our Vice President – Project Development. The loss of any of their services could have a material adverse effect upon us. We have executed employment agreements with these persons but do not have key-man insurance on any of them.

Our development activities are inherently very risky.

The development of a geothermal resource is such that there cannot be any assurance of success. Exploration costs are not fixed, and the resource cannot be relied upon until substantial development has taken place, which entails high exploration and development costs. The costs of development drilling are subject to numerous variables which could result in substantial cost overruns. Drilling for geothermal resource may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.

Our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we would experience a material adverse effect on our future results of operations and financial condition.

In addition to the substantial risk that wells drilled will not be productive, or may decline in productivity after commencement of production, hazards such as unusual or unexpected geologic formations, pressures, downhole fires, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of well fluids, pollution and other physical and environmental risks are inherent in geothermal exploration and production. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. We do not fully insure against all risks associated with our business either because insurance is not available or because the cost of coverage is considered prohibitive. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our financial condition and results of operations.

The impact of governmental regulation could adversely affect our business.

Our business is subject to federal, state and local laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. These laws and regulations may increase the costs and timing of planning, designing, drilling, installing, operating and abandoning our geothermal wells, the power plant and other facilities. In addition, our operations are subject to complex environmental laws and regulations adopted by federal, state and local jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge materials into the environment in any of the following ways:

  from a well or drilling equipment at a drill site;

  leakage from gathering systems, pipelines, power plant and storage tanks;

  damage to geothermal wells resulting from accidents during normal operations; and

  blowouts, cratering and explosions.

In addition, the submission and approval of environmental impact assessments may be required. Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by these laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by former operators.

We may lose our status as a “qualifying facility”.

Under present federal law, we are not and will not be regulated as a holding company under the Public Utility Holding Company Act of 1935 as long as each power plant in which we have an interest is a qualifying facility under the Public Utility Regulatory Policies Act of 1978. A qualifying facility that is a cogeneration facility must produce not only electricity but also thermal energy for use in an industrial or commercial process or heating or cooling applications in specified proportions to the facility's total energy output and must meet specified energy efficiency standards. Under the Public Utility Regulatory Policies Act of 1978, a regulated public electric utility company must purchase electricity at its avoided cost from an independent power plant which has qualifying facility status. Qualifying facility status is granted to independent power plants which use fossil fuel in a manner which allows for recovery and use of a specified percentage of otherwise rejected heat thereby achieving a higher degree of fuel efficiency. Qualifying facility status is also granted to independent power plants which use renewable energy sources, including geothermal, hydro, solar, wind, and waste products, without regard to heat recovery. An independent power plant using fossil fuel, which loses its ability to use recovered heat, could fall below the efficiency standards and thereby lose its qualifying facility status. The regulated public electric utility company, which may have been required to purchase electricity from the independent power plant, could thereafter refuse to purchase that electricity. Independent power plants which have qualifying facility status, and which are not fossil fuel driven, are not required to meet efficiency standards regarding qualifying facility status.

Industry competition may impede our growth.

The electrical power generation industry, of which geothermal power is a sub-component, is highly competitive and we may not be able to compete successfully or grow our business.

We compete in areas of pricing, grid access and markets. The industry in the Pacific Northwest, in which the Raft River project is located, is complex as it is composed of public utility districts, cooperatives and investor-owned power companies. Many of the participants produce and distribute electricity. Their willingness to purchase electricity from an independent producer may be based on a number of factors and not solely on pricing and surety of supply.

Claims have been made that some geothermal plants cause seismic activity and related property damage.

There are approximately two dozen geothermal plants operating within a fifty-square-mile region in the area of Anderson Springs, in Northern California, and there is general agreement that the operation of these plants causes a generally low level of seismic activity. Some residents in the Anderson Springs area have asserted property damage claims against those plant operators. Although there is significant uncertainty surrounding the issue of whether the plant operators are liable for property damage from seismic activity, and to date no court has found in favor of any claimants, there can be no assurance that courts will not find operators liable for property damage in the future. If a person were to assert a successful claim against us in the future for significant property damage, this could have a material adverse effect on our business, results of operations and financial condition.

Our future operating activities will be subject to numerous risks.

The operation of geothermal power projects involves many risks, including the breakdown or failure of power generating equipment, transmission lines or other equipment or processes, performance below expected levels of output or efficiency, operator error and catastrophic events including fires, earthquakes or explosions. Production and injection wells can require frequent maintenance or replacement. Corrosion caused by high-temperature and high-salinity geothermal fluids may require the replacement or repair of equipment, vessels or pipelines. New production and injection wells may be required for the maintenance of current operating levels, thereby requiring substantial capital expenditures. The occurrence of any of these events could significantly reduce or eliminate revenues generated by a project or significantly increase the expenses of a project. Appropriate insurance coverage may not be available in the future at commercially reasonable costs or terms and the amounts for which we will be insured may not cover all potential losses.

There are some risks for which we do not or cannot carry insurance.

Because our current operations are limited in scope, we carry public liability insurance and directors’ and officers’ liability coverage, but do not currently insure against any other risks. As our operations progress, we intend to acquire additional coverage consistent with our operational needs, but we may become subject to liability for pollution or other hazards against which we cannot insure or cannot insure at sufficient levels or against which we may elect not to insure because of high premium costs or other reasons. In particular, coverage is not available for environmental liability or earthquake damage.

Our officers and directors may have conflicts of interests arising out of their relationships with other companies.

Several of our directors and officers serve (or may agree to serve) as directors or officers of other companies or have significant shareholdings in other companies. To the extent that other companies may participate in ventures in which we may participate, the directors may have a conflict of interest in negotiating and concluding terms respecting the extent of participation. If a conflict of interest arises, a director who has a conflict will abstain from voting for or against the approval of participation or terms. From time to time several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. Under the laws of the State of Delaware, our directors would be required to act honestly, in good faith and in our best interests.

In determining whether or not we would participate in a particular program and what interest we would acquire in it, the directors would primarily consider the degree of risk to which we would be exposed and our financial position at that time.

Risks Relating To The Market For Our Securities

A significant number of shares of our common stock are eligible for sale in the United States, which could have an adverse effect on the market price for our common stock and could adversely affect our ability to raise needed capital.

As at September 27, 2006, the number of shares in the public float on the TSX Venture Exchange and Over-The-Counter Bulletin Board in the U.S. is approximately 42,633,000. The market price for our common stock could decrease significantly and our ability to raise capital could be adversely affected by the availability of a large number of shares.

Our officers and directors hold sufficient shares that, acting collectively, they may be able to influence the outcome of matters submitted to the shareholders.

Our officers and directors own in the aggregate approximately 13% of our common stock, on a fully diluted basis. If the officers and directors were to act collectively, assuming they continue to own all of their shares, there is a substantial likelihood that they would be able to influence the election of our directors and the outcome of all corporate actions requiring the approval of the shareholders, such as mergers and acquisitions, in their own interests and to the detriment of the other shareholders.

The possible issuance of substantial amounts of additional shares without shareholder approval may dilute the percentage ownership of our shareholders.

There are 43,698,844 shares of our common stock outstanding and 4,381,128 shares of common stock issuable upon exercise or conversion of outstanding options and warrants. There are 100,000,000 shares of our common stock authorized for issuance. All of our authorized shares in excess of those currently outstanding may be issued without any action or approval by our shareholders and may dilute the percentage ownership of our current shareholders.

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock.

There is currently only a limited public market for our common stock on the TSX Venture Exchange in Canada and on the Over-The-Counter Bulletin Board in the United States, and investors may be unable to resell their shares of common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

The price of our common stock is volatile, which may cause investment losses for our shareholders.

The market for our common stock is highly volatile, having ranged in the last twelve months from a low of Cdn$0.67 to a high of Cdn$1.60 on the TSX Venture Exchange and from a low of $0.52 to a high of $1.49 on the Over-The-Counter Bulletin Board. The trading price of our common stock on the TSX Venture Exchange and on the Over-The-Counter Bulletin Board is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to us could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

Our common stock is considered to be a “penny stock,” which may make it more difficult for investors to sell their shares.

Our common stock is considered to be a “penny stock.” The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

  deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market;

  provide the customer with current bid and offer quotations for the penny stock;

  explain the compensation of the broker-dealer and its salesperson in the transaction;

  provide monthly account statements showing the market value of each penny stock held in the customer’s account; and

  make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock and investors may find it more difficult to sell their shares.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include “forward-looking statements.” Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance and achievements, whether expressed or implied by forward-looking statements, not to occur or be realized. Forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of these terms or the negative of these terms, or that an event or a condition “may”, “might”,

“should”, “could” or “will” occur or exist, or the negative thereof. Potential risks and uncertainties include, among other things, such factors as:

  access to debt and equity capital and the availability of joint venture development arrangements;

  business strategy;

  our ability to enhance and maintain production from existing wells and successfully develop additional producing wells;

  our ability to procure long-term power purchase agreements for future phases of development;

  costs and timing associated with construction and development of Phases of the Raft River project;

  our statements about quantities of electrical generation, continuing production rates of those levels, estimated or proved geothermal resources, and borrowing availability based on proved resources;

  our ability to procure the required permits;

  our ability to attract and retain qualified personnel; and

  the other factors and information disclosed and discussed under “Risk Factors” above and elsewhere in this prospectus.

Investors should carefully consider these risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY AND ITS BUSINESS

Our Corporate History

U.S. Geothermal Inc. is a Delaware corporation. We were originally incorporated in the province of British Columbia, Canada, under the name “Mango Resources Ltd.” on September 14, 1987, and traded on the Vancouver Stock Exchange under the symbol “MRH.” On October 7, 1999, we changed our name from “Mango Resources Ltd.” to “Consolidated Mango Resources Ltd.” and our share capital was consolidated on the basis of ten pre-consolidation common shares for one post-consolidation common share.

On March 13, 2000, we moved to, and began trading on, the TSX Venture Exchange (which is the successor to the Vancouver Stock Exchange as well as some other provincial exchanges) under the name “U.S. Cobalt Inc.” and under the symbol “USC” and continued to trade under that symbol until trading was halted on April 3, 2002, in accordance with TSX Venture Exchange policy, in anticipation and pending completion of our merger, described below. Upon completion of the merger, we again began trading on the TSX Venture Exchange, under our current symbol, “GTH.”

Historically, we, first as Mango Resources and Consolidated Mango Resources and then as U.S. Cobalt, operated in the resources sector and held interests in various mining properties. Mango conducted initial mineral exploration for base metals (nickel and zinc) of four mineral claims situated in Voisey Bay, Labrador, Canada. Exploration activities in Voisey Bay were unproductive and concluded by the end of 1996, with the mineral claims written off in 1997. Additionally, Mango acquired interests in two gold properties in South East Asia: a property in Kalimantan, Indonesia, in 1996 and a property on the island of Java, Indonesia, in 1997. Neither property yielded significant gold deposits and, due to the adverse gold market during the period, gold exploration activities were also concluded, with activities on the Kalimantan property terminated in 1998 and the Java gold property agreement terminated in July 1999. At that point, Mango had no significant assets and became inactive.

USC Colorado was incorporated on April 27, 1998, to conduct cobalt exploration. In March 2000, we completed a plan of arrangement with USC Colorado, continuing our incorporation from British Columbia to Delaware, under Delaware corporate law, as U.S. Cobalt Inc. A “plan of arrangement” and “continuation” are Canadian law concepts, whereby a Canadian provincial corporation may, practically speaking, become a Delaware (or other U.S. jurisdiction) corporation, similar to a state-to-state reincorporation under U.S. law. As part of the plan of arrangement, our authorized capital was changed from 100,000,000 common shares without par value to 100,000,000 shares of common stock with a par value of $0.001 per share. USC Colorado became our subsidiary, and conducted cobalt exploration activities. We held an exploration lease and conducted mineral exploration on property in Missouri. By March of 2002, we concluded that cobalt exploration project was no longer promising, and determined to refocus our business efforts on renewable, “green” energy projects. The exploration lease of the Missouri property was terminated in July 2002.

U.S. Geothermal Inc., an Idaho corporation (which we refer to as Geo-Idaho to differentiate it from us) was formed in February 2002 to conduct geothermal resource development. On December 3, 2002, Geo-Idaho entered into an agreement with Vulcan Power Company, pursuant to which Geo-Idaho agreed to acquire from Vulcan Power Company all of the real property, personal property and permits that comprised Vulcan Power Company’s interest in the Raft River project. The agreement with Vulcan Power Company provided for the acquisition, in stages, of 100% of Vulcan’s interest in the Raft River project in consideration for shares and warrants of Geo-Idaho and cash payments to, or on behalf of, Vulcan Power Company of up to $600,000. Geo-Idaho also agreed that, as a condition to completing the purchase, and as an owner, of Vulcan’s interest in the Raft River project, it would work to advance the Raft River project by expending at least $200,000 for a work program, which has since been completed. By August 1, 2005, Geo-Idaho had paid Vulcan Power Company $617,000 in securities and cash payments, and had completed the work program, to bring its percentage ownership of Vulcan’s interest in the Raft River project to 100%.

We and Geo-Idaho entered into a merger agreement on February 28, 2002, which was amended and restated on November 30, 2003. The merger closed on December 19, 2003. In accordance with the merger agreement, we acquired Geo-Idaho through the merger of Geo-Idaho with our wholly-owned subsidiary, EverGreen Power Inc., an Idaho corporation formed for that purpose. Geo-Idaho is the surviving corporation and the subsidiary through which we currently conducts some of our operations. As part of this acquisition, we changed our name to U.S. Geothermal Inc. Because the former Geo-Idaho shareholders became our majority holders, the transaction is treated as a “reverse takeover” for accounting purposes.

In connection with the Geo-Idaho merger transaction, we effected a one-for-five reverse stock split of our common stock. All common stock data set forth in this prospectus has been adjusted for and reflects this reverse stock split.

Our operations are conducted through Geo-Idaho. Unless the context requires otherwise, reference to us and our operations include the operations of the parent and the subsidiary companies.

On May 24, 2006, we formed US Geothermal Services, LLC, a Delaware limited liability company, to participate in the operation of Phase 1 of the Raft River project, and on August 18, 2005, we formed Raft River Energy I LLC, a Delaware limited liability company, as the joint venture entity established to facilitate the financing of Phase 1 of the Raft River project. On August 9, 2006, Raft River I Holdings, LLC, an affiliate of The Goldman Sachs Group, became a member of Raft River Energy I LLC.

On September 5, 2006, the Company announced that it has leased property for a second geothermal project at Neal Hot Springs in eastern Oregon near the Idaho border. The new property, 8.5 square miles of geothermal energy and surface rights, was acquired from a private party. The property has an identified geothermal resource and was recently made part of U.S. Geothermal’s submittal to Idaho Power Company’s Request For Proposals for electricity produced from geothermal sources.

Business

We are a renewable “green” energy development company. Through our subsidiaries and a joint venture company of which we are a member, we are developing geothermal energy power plants in the Raft River area of Idaho. We own a 100% interest in the Raft River project, a geothermal project encompassing approximately 8.4 square miles of land located near Malta, Idaho.

We intend to develop the Raft River project in two or more phases. For Phase 1 of development at Raft River, we intend to commercialize the existing production wells and energy field by construction and operation of a 13 megawatt binary cycle geothermal power plant (Unit 1) that will provide the energy to be delivered under the existing power purchase agreement with Idaho Power Company. We have signed engineering, procurement and construction agreements for Unit 1. Final engineering, equipment procurement and construction is anticipated to take approximately 14 to 16 months, and the initial power plant is anticipated to begin production by the end of the third quarter of 2007. The total Phase 1 construction and development costs are expected to be $39 million for the construction of a binary cycle geothermal power plant capable of producing 13 megawatts of power. We have completed project financing for Phase 1 of the Raft River project, whereby Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC, the Phase 1 project joint venture company.

Phase 2 will involve the construction and operation of two additional 13 megawatt power plants (Units 2 and 3). Strong regional interest in geothermal power has resulted in several utilities entering into discussions with us to purchase the electrical power output from Unit 2 and Unit 3. Subject to drilling confirmation of the availability of sufficient geothermal resource, the output from all three power plants at Raft River could be as much as 39 megawatts.

In addition, we continue to seek and acquire additional property interests with geothermal resources.

Geothermal Energy

Geothermal Resource

Geothermal energy is natural heat energy stored within the earth’s crust at accessible depth. In some areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

There are four major components (or factors) to a geothermal resource:

1.	Heat source and temperature – The economic viability of a geothermal resource is related to the amount of heat generated. The higher the temperature, the more valuable the geothermal resource is.

2.	Fluid – A geothermal resource is commercially viable only when the system contains water and/or steam as a medium to transfer the heat energy to the surface.

3.	Permeability – The fluid present underground must be able to move. In general, significant porosity and permeability within the rock formation are needed to create a viable reservoir.

4.

Depth – the cost of development increases with depth, as do resource temperatures. Closeness of the reservoir to the surface is therefore a key factor in the economic valuation of a geothermal resource.

Exploration

In order to assess the potential of a geothermal resource, a variety of geological, geochemical and geophysical investigation techniques are employed. For example, subsurface temperatures are measured by drilling, detailed gravity and magnetic measurements yield models of the underground geologic structure, and measurements of the earth’s electrical resistivity assist in defining possible zones of hot water and/or the hydrothermally altered rocks that typically overlie a thermal aquifer.

Production

The energy necessary to operate a geothermal power plant is typically obtained from at least several production wells which are drilled using established technology similar to that employed in the oil and gas industry. Production wells are typically located within one mile of the power plant. Wells are also needed to inject most of the spent and cooled geothermal water back underground.

Geothermal Power Plants

Geothermal power plants fall into two general categories. A direct-steam plant uses steam directly (either from dry steam wells or separated from water under pressure) to drive turbines connected to generators. A binary power plant uses a heat transfer system to transfer the heat energy from hot water (and/or steam) to a working fluid with a lower boiling temperature than water. Binary systems are mostly employed at medium-grade resources (with temperatures below about 180°C). Some projects employ combinations of direct-steam and binary systems. We plan to build a binary power plant at the Raft River project.

Environmental Benefits

Geothermal energy is a clean renewable energy with almost zero emissions of greenhouse and acid rain gases. Practically no waste is generated in a binary power plant such as that planned at the Raft River project. After extraction of heat energy from geothermal fluids, all remaining gases and liquids are re-injected into the ground. Geothermal energy projects involve minimum disturbance to the surface and the underground rock formation.

The Raft River project

Location and Property Description of Raft River project

The Raft River project is in south-central Idaho, approximately 55 miles southeast of Burley, the county seat of Cassia County. Burley, population 8,300, is the local agricultural and manufacturing center for the area, providing a full range of light to heavy industrial services.

A commercial airport is located 90 miles to the northeast in Pocatello, Idaho. Pocatello, population 53,000, is a regional center for agriculture, heavy industry (mining, phosphate refining), technology and education with Idaho State University. Malta, a town with a population of 180, is 12 miles north of the project site where basic services, fuel, and groceries are available. Year-round access to the project from Burley is via Interstate Highway 84 south to State Highway 81 south, then east on the Narrows Canyon Road, an improved county road.

The Raft River project Leases

The Raft River project currently consists of ten parcels (generally referred to as the U.S. Geothermal property, the Crank Lease, the Newbold Lease, the Jensen Investments Leases, the Stewart Lease, the Bighorn Mortgage Lease, the Doman Lease, the Griffin Lease, and the Glover Lease) comprising 1743.93 acres of fee land with geothermal rights and 3,652.86 acres of contiguous leased geothermal rights located on private property in Cassia County, Idaho. All parcels are defined by legal subdivision or by metes and bounds survey description. The ten parcels are as follows:

The U.S. Geothermal Property

The U.S. Geothermal property is comprised of four separate purchases that total 1743.93 acres: Vulcan’s interest in the Raft River project; the Elena interest; the Dewsnup interest; and the Wilcock interest. The Vulcan interest includes both surface and geothermal rights and consists of two parcels. The first parcel has a total area of approximately 240 acres and three geothermal wells (RRGE-1, RRGP-4 and RRGP-5) are located on this parcel. The second parcel has a total area of approximately 320 acres, and three additional geothermal wells (RRGE-3, RRGI-6 and RRGI-7) are located on this parcel. A fourth well, RRGE-2, although located on the property covered by the Crank lease, was acquired by us as part of our purchase of the Vulcan interest.

The Elena interest is comprised of surface and geothermal rights to approximately 100 acres of property, excluding the oil and gas rights to the property. The Elena interest is contiguous to other interests owned or leased by us.

The Dewsnup interest is comprised of the surface rights to approximately 123.93 acres of property, excluding the oil and gas rights to the property, but including all water and water rights. The Dewsnup interest is contiguous to other properties owned or leased by us. The geothermal rights to these acres are included in the Crank Lease below.

The Wilcock interest is comprised of the surface and oil and gas rights to approximately 960 acres of property, including irrigation water rights for 1,544 acre-feet of water. The Wilcock interest is contiguous to other properties owned or leased by us. The geothermal rights to these acres are included in the Jensen Investments Leases below.

The Crank Lease

The Crank lease covers approximately 160 acres of mineral and geothermal rights under a production steam well (RRGE-2) that is part of the Vulcan interest and was drilled by the Department of Energy during its tenure on the site. The Crank lease also provides a right of ingress and egress.

The Newbold Lease

The Newbold lease covers approximately 20 acres of both surface and geothermal rights.

The Jensen Investments Leases

The first Jensen Investments lease covers approximately 2,954 acres of geothermal rights only. It is contiguous with the Vulcan interest and property covered by the Crank lease. The second Jensen Investments lease covers approximately 44.5 acres of surface and geothermal rights, and is contiguous with property covered by the first Jensen lease.

The Stewart Lease

The Stewart Lease covers approximately 317 acres on two adjoining parcels. Parcel 1 contains approximately 159.04 acres and includes surface and geothermal rights. Parcel 2 contains approximately 158.50 acres and only covers surface rights. The underlying geothermal rights for Parcel 2 are subject to the first Jensen Investments Lease.

The Bighorn Mortgage Lease

The Bighorn Mortgage lease covers approximately 280 acres of surface and geothermal rights.

The Doman Lease

The Doman lease covers approximately 640 acres of surface and geothermal rights, excluding oil and gas rights.

The Griffin Lease

The Griffin lease contains approximately 160 acres of geothermal rights.

The Glover Lease

The Glover lease contains approximately 160 acres of geothermal rights.

Lease/Royalty Terms

General

The Crank lease, the Newbold lease, the Jensen Investments leases, the Bighorn Mortgage lease, the Doman lease, the Griffin lease and the Glover lease have royalties payable under the following terms:

  Energy produced, saved and used for the generation of electric power, which is then sold by lessee, has a royalty of 10% of the net proceeds.

  Energy produced, saved and sold by lessee, then used by the purchaser for generation of electric power, has a royalty of 10% of the market value.

  Energy produced, which is used for any purpose other than the generation of electricity has a royalty of 5% of the gross proceeds.

Stewart Lease

The Stewart lease has production royalties payable under the following terms:

  energy produced, saved and sold by the Lessee, then used by the purchaser for generation of electric power, has a royalty of 10% of the market value of the electric power;

  energy produced, saved and used for the generation of electric power, which is then sold by Lessee, has a royalty of 3% of the market value of the electric power; and

  energy produced, which is used for any purpose other than the generation of electricity has a royalty of 5% of the gross proceeds.

No production royalties have been paid to date under any of the leases. All of the leases may be extended indefinitely if production is achieved during the primary term, so long as production is maintained. For each lease other than the Crank Lease (see below), once production is achieved the amounts due annually will be the greater of the production royalty and the minimum payment for the last year of the primary term. All payments under the leases are made annually in advance on the anniversary date of the particular lease. In addition, the following lease and other royalty terms apply to the individual leases:

The Crank Lease

The lease agreement with Janice Crank was originally entered into June 28, 2002, and had a primary term of 5 years. After we provided evidence to the lessor that the well (RRGE2) located on lessor’s property is not owned by the lessor (but instead is included in the Vulcan interest), a new lease was entered into on June 28, 2003, with a four-year initial term. Advance production royalties (on a June to June basis) are payable under the Crank lease as follows:

  year 1 (paid June 2002 under original lease) – $5,000;

  year 2 (paid June 2003 under original lease) – $10,000;

  year 3 (paid June 2004 under renegotiated lease) – $10,000;

  year 4 (due June 2005) – $10,000; and

  year 5 (due June 2006) – $10,000.

Payments for years 2002 through 2006 are advances against future production royalties. For later years, during commercial production, there is a minimum annual production royalty of $18,000. If the initial commercial production from the well is delayed past the primary lease term, we will seek an amendment to extend the primary term to the initial commercial plant production date. The minimum amount that will be payable over the course of the leases is $45,000. Maximum amounts payable will depend on production from the property.

The Newbold Lease

We lease this property pursuant to a lease agreement with Jay Newbold dated March 1, 2004. The Newbold lease has a primary term of 10 years (through February 28, 2014) and is extended indefinitely so long as production from the geothermal field is maintained. Lease payments are as follows:

  years 1-5 – $10.00 per acre or $200 per year; and

  years 6-10 – $15.00 per acre or $300 per year.

The minimum amount that will be payable over the course of the lease is $2,500. Maximum amounts payable will depend on production from the property.

The Jensen Investments Leases

The first Jensen Investments lease was originally with Sergene Jensen, as lessor, is dated July 11, 2002, and has a primary term of 10 years. In September 2005, the property subject to the lease was conveyed and the lease was assumed by Jensen Investments, Inc. Lease payments (on a July to July basis) are as follows:

  years 1-5 – $2.50 per acre or $7,386.88 per year; and

  years 6-10 – $3.00 per acre or $8,864.25 per year.

The minimum amount that will be payable over the course of the lease is $81,255.65. Maximum amounts payable will depend on production from the property. The second Jensen Investments lease, with Jensen Investments, Inc., is dated July 12, 2002, and has a primary term of 10 years. Lease payments (on a July to July basis) are as follows:

  years 1-5 – $2.50 per acre or $111.25 per year; and

  years 6-10 – $3.00 per acre or $133.50 per year.

The minimum amount that will be payable over the course of the lease is $1,223.75. Maximum amounts payable will depend on production from the property.

The Stewart Lease

The Stewart lease, with Reid and Ruth Stewart, is dated December 1, 2004, and has a primary term of 30 years. Lease payments are as follows:

  year 1 – $8,000;

  year 2 – $5,000; and

  year 3-30 – $5,000 plus an annual increase of 5% per year.

The minimum amount that will be payable over the course of the lease is $319,614.00. Maximum amounts payable will depend upon production from the property.

The Bighorn Mortgage Lease

The Bighorn Mortgage lease, with Bighorn Mortgage Corporation, is dated July 5, 2005, and has a primary term of 10 years. Lease payments are as follows:

  year 1-5 – $1,400; and

  year 6-10 – $2,100.

The minimum amount that will be payable over the course of the lease is $17,500.00. Maximum amounts payable will depend upon production from the property.

The Doman Lease

The Doman lease, with Dale and Ronda Doman, is dated June 23, 2005, and has a primary term of 10 years. Lease payments are as follows:

  year 1-5 – $1,600; and

  year 6-10 – $3,200.

The minimum amount that will be payable over the course of the lease is $24,000.00. Maximum amounts payable will depend upon production from the property.

The Griffin Lease

The Griffin lease, with Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, is dated June 23, 2005, and has a primary term of 10 years. Lease payments are as follows:

  year 1 – $1,600;

  year 2-5 – $800; and

  year 6-10 – $1,200.

The minimum amount that will be payable over the course of the lease is $10,800.00. Maximum amounts payable will depend upon production from the property.

The Glover Lease

The Glover lease, with Philip Glover, is dated January 25, 2006, and has a primary term of 10 years. Lease payments are as follows:

  year 1 – $2,100;

  year 2-5 – $1,600; and

  year 6-10 – $2,400.

The minimum amount that will be payable over the course of the lease is $20,500.00. Maximum amounts payable will depend upon production from the property.

Total Lease Payments

The total minimum amount payable under all of the leases during their primary terms is $522,393.40. The above listed lease payments are payable annually in advance, and are current through lease years beginning in 2006.

Other Geothermal Resource Leases

On May 24, 2006, we signed a geothermal lease agreement with JR Land and Livestock Inc. for the lease of approximately 5,409 acres of surface, mineral and geothermal rights in Malheur County, Oregon. The primary lease term is for ten years with lease payments of $15,000 at signing, $20,000 in year 2, $25,000 in year 3, and $30,000 for each subsequent year. All lease payments are deemed to be advance royalties. A resource evaluation study will be initiated to quantify the geothermal resource.

Office Lease

We lease general office space for our executive office in Boise at an annual cost of $30,506. The underlying lease is a year-to-year lease that expires on January 31, 2007.

Insurance Coverage

With the construction of the power plant included in Phase 1 of the Raft River project, management has increased the general liability and umbrella liability insurance coverage, as deemed necessary. Additional builders risk insurance will be obtained prior to construction of the power plant.

History of the Raft River project

Much of the historical information set forth below is from the August 2002 report entitled “Technical Report On The Raft River Geothermal Resource, Cassia County Idaho” prepared by GeothermEx Inc., a company that specializes in providing consulting, operational and training services in the exploration, development, assessment and valuation of geothermal energy. A copy of the report is available for review at our principal office, or a copy may be obtained for the cost of shipping and handling on written request. A geothermal resource in the Raft River valley was first identified before 1950 at two shallow agricultural wells that produced boiling water, the Crank well and the Bridge well. Interest in exploring and developing the geothermal resource of the Raft River valley began in the early 1970s, first by the U.S. Geological Survey, which undertook reconnaissance geochemical and geological work in 1972. One of the most significant results of this work was that chemical geothermometry of samples from the two boiling wells indicated a resource temperature of about 300°F.

In 1971, the Raft River Rural Electric Cooperative began preliminary investigations into the possibility of generating electric power from this resource. Supported by the U.S. Energy Research and Development Administration, the predecessor to the U.S. Department of Energy, investigations focused on using binary technology, which was experimental at that time, to generate electric power. In late 1973, the U.S. Geological Survey began an integrated geological, geophysical, geochemical and hydrological analysis of geothermal resources in general, and the Raft River geothermal resource specifically. Drilling activities in the Raft River area included 34 auger holes of 100-foot depth, an offset to the Bridge well (one of the two shallow boiling wells mentioned above), and five core holes (also referred to as intermediate holes) ranging in depth from 250 to 1,423 feet. These core holes were drilled to provide information to test geophysical interpretations of the subsurface structure and lithology, and to provide hydrologic and geologic data on the shallow part of the geothermal system.

The next phase of drilling consisted of seven deep, full-diameter wells: RRGE-1, RRGE-2, RRGE-3, RRGP-4, RRGP-5, RRGI-6 and RRGI-7. These were completed during 1975 to 1978, and were the subject of extensive testing. All of these wells are located on the lands comprising the Raft River project.

Well RRGE-1 was located between the Bridge and Crank wells, and targeted the Bridge Zone (an inferred north-northeast-trending fault zone in the area near the boiling shallow wells) at depth. Completed in April 1975, the well was a success, although there was no evidence that it had penetrated a fault. Well RRGE-2, located about 3,000 feet northeast of RRGE-1, also targeted the Bridge Zone, but deeper, in the basement rock. Completed in June 1975, it too was a successful producer, but again, there was no evidence of fault penetration. These two wells were flow tested for several months, and RRGE-2 was injection tested. After the injection testing, well RRGE-2 was deepened by about 500 feet in March 1976.

Further investigation of the postulated Bridge Zone was dropped in 1976; instead, the focus of drilling shifted to evaluating the extent and capacity of the geothermal reservoir. Well RRGE-3, located more than a mile southeast of RRGE-1, was drilled for this purpose and was deliberately side-tracked three times (legs A, B, and C), with modest displacements (< 500 feet) of the bottomhole locations relative to the surface location in all three legs. The purpose of drilling the side-tracks was to determine if additional production could be obtained from a multi-legged well at less cost than drilling an additional well or wells; however, the flow rate from the three legs was lower than that of either of the first two wells. The well was completed in May 1976.

The fourth well was to be an injection well, and was therefore named RRGI-4. Located about 1,800 feet south of well RRGE-1, this well was completed in May 1977. Seven monitoring wells (megawatts-1 through megawatts-7) were drilled to depths ranging from 500 to 1,300 feet in 1978. Injection testing of well RRGI-4 in early 1978 revealed a hydraulic connection to nearby monitoring wells (megawatts-1, USGS-3 and the BLM Offset of the Bridge well). In November 1978, RRGI-4 was deepened and completed as a producer with two legs, and its name was changed to RRGP-4. However, it produced only a small amount of fluid under artesian (or natural pressure) flow.

The next well to be drilled was RRGI-6, located about 3,500 feet E of well RRGE-3. Completed in May 1978, this well was a moderately successful injector. Moving back to the eastern flank of the Jim Sage Mountains, the next well to be drilled was RRGP-5, located about 2,800 feet southwest of RRGE-1. The target for this well was the Bridge Zone or the Horse Well Zone (a second north-northeast-trending structure closer to the mountains). Completed in September 1978, this well produced artesian flow at lower rates than RRGE-1 or RRGE-2.

Finally, well RRGI-7 was completed in August 1978. RRGI-7 is located about 2,000 feet southwest of RRGI-6, and achieved similar results.

In 1979, well RRGP-4 (leg B) was hydraulically fractured; this apparently improved its production rate somewhat. A fracture treatment was also performed on well RRGP-5 in November 1979.

Limited testing was undertaken during or immediately after the drilling of each well; however, these tests were not instrumented and few data are available. All of the production wells were artesian, and self- flow tests of each well were conducted to enable later pump tests to be designed. Pulse tests (a series of tests of each well at different flow rates for relatively short duration, with pressure recovery recorded between each rate step) were also conducted by pumping. Longer-term pump tests were also conducted, using either submersible or line-shaft pumps. Relatively short-term injection tests were conducted. Finally, interference tests, in which one or more wells were produced while pressure data were collected in monitoring wells, were conducted.

Based on the early drilling results from RRGE-1 and RRGE-2, design of a 5 megawatt binary pilot power plant began in 1976 and was completed by the end of 1978. Plant construction began in August 1979 and was completed in September 1981. The plant was operated in September, October and November 1981. Repairs and modifications were then made, and the plant operated again from March 1982 through June 1982. The output of the plant was about 4 megawatts, and the project confirmed the technical feasibility of binary plant operation with a geothermal fluid source. Wells RRGE-1, RRGE-2 and RRGE-3 were used to supply the plant during its periods of operation, while wells RRGI-6 and RRGI-7 were used for injection. Fluid from well RRGP-5 was used to heat the flow lines after long periods of shut-down. After an expenditure of nearly $40,000,000, final reports were written and the entire project was officially shut down at the end of September 1982.

Raft River Production Wells
Well Number	Depth	Bottom Hole Temperature °C
RRGE - 1	4,989	147
RRGE - 2	6,543	148
RRGE - 3	5,917	149
RRGE - 4	5,099	143
RRGE - 5	4,911	133

As described above, in the 1970s and early 1980s, the Raft River area, including the Raft River project, was under development by agencies of the United States government, beginning with the Energy Research and Development Administration and concluding with the successor organization to the Energy Research and Development Administration, the Department of Energy. U.S. government-sponsored activities at Raft River concluded in 1982. In 1983, Hydra-Co Enterprises, a firm based in Syracuse, New York, purchased the Raft River geothermal site and associated equipment, and moved the geothermal power plant to the Brady’s Hot Springs geothermal field in Nevada. Hydra-Co sold the property in l993 to Vulcan Power Company. Vulcan Power Company did not perform any work on the property.

Work Completed by Our Company

Since acquisition of our initial interest in the Vulcan interest, additional geothermal leases have been negotiated with landowners adjacent to the Vulcan interest and the leases described above were signed.

GeothermEx Inc. was again hired in May 2002 to prepare the technical report for the Raft River project previously referred to. A detailed review of all technical data available for the site was undertaken and a comprehensive report was completed in August 2002 (a copy is available for review at our principal office, or a copy may be obtained for the cost of shipping and handling on written request). GeothermEx Inc. also estimated energy reserves using a US Geological Survey volumetric reserve estimation method. The reserve calculation estimated the most likely megawatt capacity for the project is 15.6 megawatts per square mile, and that there is a greater than 99% probability that at least 10 megawatts of reserves exist per square mile. The nearly 8 square miles of geothermal rights controlled by us may amount to as much as 120 megawatts if the entire leasehold proves as productive as the area developed to date. Finally, GeothermEx Inc. concluded that if all five existing production wells can be restored to full productivity, it should be possible to supply a 14 to 17 megawatts (net) power plant with the addition of one to three new injection wells. A 30 megawatt (net) plant could be supported by a total of 9 to 10 production wells and 7 to 9 injection wells.

A Department of Energy Geothermal Resource Exploration and Definition II cost-sharing grant was awarded to Geo-Idaho in September 2002. The grant request, “Resource Confirmation Testing and Demonstration of Generating Capacity, Raft River project, Cassia County, Idaho”, covered the Phase 1 well testing program as recommended by GeothermEx Inc.. The total Phase 1 program cost which qualified for the grant is $265,096.00 of which 80% ($212,077) has been reimbursed by Department of Energy to us.

GeothermEx Inc. also reviewed a cash flow model prepared by us for a single 10 megawatt power facility, and, based on its review, estimated the net present value of a project with a 25-year lifetime to be $1,224,000, net of projected capital and based on a selling price of $0.05 per kilo watt hour of electricity. This geothermal energy reserves report is also available for review upon request to us.

In early June, 2003, the wellhead valves on the production and injection valves were overhauled and lubricated in preparation for well investigation operations. A high temperature video camera was lowered down in to each well to conduct a downhole camera investigation and inspection of the integrity of the wellbore and determine, if possible, whether the wells were open. The video inspection revealed that four of the production wells had Baker Packers (devices used to control water flow in a well) with flapper valves installed downhole to restrict artesian flow and that two of the four wells had either debris or flow stingers left in the wells. One well, RRGE-2, could not be entered due to the master valve not closing. The two injection wells and production well RRGE-4 were inspected to full depth and found to be open and in good condition.

Due to the discovery of the Baker Packers and the debris, flow testing could not be accomplished without either the removal of the packers or placement of new stingers to open the flapper valves. An updated plan was submitted to the Department of Energy Geothermal Resource Exploration and Definition II program to resolve the packer and debris problems and prepare the wells for flow testing. The amended plan was approved by the Department of Energy on September 15, 2003, with a total budget of $396,521. We will be reimbursed for 80% of the budget (estimated at approximately $317,217). Subsequently, the program was expanded to include an interference test, which helps determine the impact of production pumping on the well field as a whole, and the Geothermal Resource Exploration and Definition II program cost was increased to approximately $700,000 with a plan of phased expenditures.

The well workover program began on April 13, 2004, and by May 14 had successfully removed the debris, placed new stingers, and prepared all of the production wells for flow testing. Flow testing and the downhole investigation (pressure and temperature surveys) began on May 18 and were completed on June 21. Each production well was allowed to self- flow for 24-48 hours while fluid flow, temperature and pressure measurements were collected. Thereafter, data from the well testing program was provided to GeothermEx Inc. for analysis. In October 2004, GeothermEx Inc. issued a report, “Results From The Short-Term Well Testing Program At The Raft River Geothermal Field, Cassia County, Idaho” (a copy is available for review at our principal office). The report concluded that four of the five production wells at Raft River produced commercial amounts of geothermal fluid, and that those four wells could produce a net power capacity (after subtracting the pumping load) of 13.8 megawatts. Further, for development of the project, GeothermEx Inc. estimated that at least one additional injection well would be needed for the project and that a make-up production well will be required after one or two years of operation.

On May 25, 2006, we signed a drilling contract with Union Drilling for the re-work of wells previously drilled for Phase 1 of the Raft River project, and the drilling of additional wells to be included in Phase 2 of the Raft River project. The total cost of Phase 1 and 2 drilling to be completed by Union Drilling is estimated at $13,000,000 and should be completed within six months after drilling is started. The timing of the Phase 1 drilling costs of $5,000,000 and the Phase 2 drilling costs of $8,000,000 are discretionary depending on the availability of cash funds.

Current Activities

Resource Utilization

For Phase 1 of development at Raft River, we will commercialize the existing production wells and energy field by construction of a 13 megawatt geothermal power plant that will provide the energy to be delivered under the power purchase agreement with Idaho Power Company.

We solicited bids from interested parties for an engineering, procurement and construction agreement for the project. In response to the solicitation, we received four engineering, procurement and construction and other construction-related bids from which we selected the bid of Ormat Nevada Inc. and signed an engineering, procurement and construction agreement with Ormat Nevada Inc. on December 5, 2005, which was amended on April 26, 2006. Bids have been solicited from several engineering firms to provide engineering, procurement and construction services on all remaining aspects of the project not included in the agreement with Ormat Nevada Inc.

Final engineering, equipment procurement and construction is anticipated to take approximately 14 to 16 months (assuming no significant or unusual delays from weather, supply issues or similar events), and the initial power plant is anticipated to begin production by the end of the third quarter of 2007.

Financing proposals for the Phase 1 power plant were solicited from nine financing entities. On August 9, 2006, we completed project financing for Phase 1 of the Raft River project.

Engineering, Procurement and Construction and Project Design

We solicited bids from interested parties for an engineering, procurement and construction agreement for the project. In response to the solicitation, we received four engineering, procurement and construction and other construction-related bids from which we selected the bid of Ormat Nevada Inc.

On December 5, 2005, we entered into the agreement with Ormat Nevada Inc. to supply equipment for, and construct portions of, Phase 1 of the Raft River project. Ormat Nevada Inc. is a subsidiary of Ormat Technologies Inc., a New York Stock Exchange listed company with over three decades of experience in the design, engineering, manufacturing, construction, and operation of geothermal power plants. The agreement with Ormat Nevada Inc. is for a fixed price of $20,200,000 (exclusive of taxes) and provides for performance warranties by Ormat Nevada Inc. The plant design incorporates Ormat Nevada Inc.’s proprietary power generation technology with water cooling for maximum efficiency. The output of the plant should fully meet the power delivery requirements of the first 10 megawatt power sales agreement between us and Idaho Power Company. We retain responsibility for all other aspects of the Phase 1 power plant, including field development, permitting, and the engineering, procurement and construction of the substation, geothermal production and injection wells, and the gathering system.

The terms of the agreement with Ormat Nevada Inc. also provide us and Ormat Nevada Inc. with the option to build the next two power plants at Raft River on substantially the same terms and conditions, including price, subject to subsequent changes in costs of materials and labor and any cost reduction benefits derived from potential economies of scale.

On April 25, 2006, the agreement with Ormat Nevada Inc. was amended to allow commencement of construction in advance of project financing for Phase 1 of the Raft River project. On April 26, 2006, in connection with the amendment, we issued a notice to proceed to Ormat Nevada Inc. for the binary cycle geothermal power plant that is designed to deliver 10 megawatt monthly average electrical power to Idaho Power Company under a 20-year term power purchase agreement. The notice to proceed commissions Ormat Nevada Inc. to proceed immediately with final detailed engineering and an initial payment of $2,020,000 allows Ormat Nevada Inc. to proceed with ordering of equipment and material components for the power plant with significant manufacturing lead times. The engineering, procurement and construction schedule is intended to provide first synchronization of the new power plant in September 2007 with full commercial operations no later than November 2007. Under the amendment to the agreement with Ormat Nevada Inc., Ormat Nevada Inc. commits to a guaranteed final completion date of November 25, 2007 on the Phase 1 power plant. The agreement with Ormat Nevada Inc. includes a performance bonus if the plant is synchronized by July 2007 and includes a guarantee by Ormat Nevada Inc. for the total output capacity of the plant.

On May 22, 2006, we signed a $2,600,000 construction contract with Industrial Builders for completion of the construction of the pipelines connecting the wells at Raft River with the Phase 1 power plant facility to be constructed by Ormat Nevada Inc.

Bids have been solicited from several engineering firms to provide engineering, procurement and construction services on all remaining aspects of the project not included in the agreement with Ormat Nevada Inc.

Power Purchase Agreement

Under federal and state law, the Phase 1 power plant would be considered a “qualifying facility.” A qualifying facility is an electrical power generating plant (as defined by the Federal Regulatory Energy Commission) that qualifies under the Public Utility Regulatory Policies Act of 1978. Under the Public Utility Regulatory Policies Act of 1978, utility companies are required to purchase at a negotiated rate up to 80 megawatt facilities from independent power producers which are qualifying facilities. Under Idaho law, if a qualifying facility does not exceed 10 megawatts, the power purchase contract will be at the “avoided cost” rate – that is, the rate calculated based on the full cost of power as if the utility were to build a 230 megawatt combined cycle, natural gas fired power plant. On December 29, 2004, we executed a power purchase agreement with Idaho Power Company for a 10 megawatt power project. Idaho Power Company is a regulated utility which is a wholly owned subsidiary of Idacorp, Inc., an energy and technology holding company listed on the New York Stock Exchange. The power purchase agreement forms the basis for the economic development of Phase 1 of the Raft River project and allows for the arrangement of a financing package to construct the facilities, including the power plant. The power purchase agreement is for the electrical output from Phase 1 of the Raft River project and has a 20-year term with a scheduled operations commencement date of August 1, 2007. The electricity price was determined by the Idaho Public Utility Commission under Public Utility Regulatory Policies Act of 1978, using the avoided cost rate. Because the power purchase agreement is pursuant to the Public Utility Regulatory Policies Act of 1978, the total output of the plant must be limited to a maximum of 10 megawatt average each month. In order to protect Idaho Power Company from unanticipated material fluctuations in supply, the power purchase agreement requires us to forecast our monthly electrical output in advance (12 months in advance initially, and on a rolling three-month basis thereafter), and if the actual plant output is below 90% or above 110% of the forecasted output, reduced power prices apply. Because the forecasts are done every three months, we anticipate that we will generally be able to forecast appropriately.

On May 8, 2006, Idaho Power Company confirmed that we will be allowed to bid the Phase 1 Raft River project into Idaho Power Company’s recently issued geothermal “Request for Proposal for Geothermal Power”. If Idaho Power Company selects us as a successful bidder, we expect that, under a revised power purchase agreement, the Phase 1 power plant will be allowed to sell its full output capacity of 13 megawatt annual average, instead of being capped at 10 megawatt monthly average, as mandated under the current power purchase agreement. This 30% increase in plant output would be achieved with no additional capital investment over that required for 10 megawatts, and is expected to decrease the operating cost per kilowatt-hour. Management is uncertain if quarterly production forecasts will be needed under a full output contract.

On May 5, 2005, we signed two additional power purchase agreements with Idaho Power Company for the Phase 2 power plants (Units 2 and 3). Each power purchase agreement was for 10 megawatts, had a term of 20 years, with annually adjusted electric power prices based on the avoided cost method. With carbon regulation widely anticipated to have a negative impact on the cost of power sourced from coal, and limited opportunities to purchase baseload geothermal power, utilities across the western United States have been eager to discuss power purchases from the Raft River geothermal resource. As a result of the increased interest, we have elected to withdraw our Phase 2 (Units 2 and 3) Idaho Power Company power purchase agreements, without submitting them to the Idaho Public Utility Commission for approval in order to pursue larger capacity power purchase agreements with other utilities. On June 16, 2006, with the concurrence of Idaho Power Company, the two 10 megawatt contracts that were not submitted to the Idaho Public Utility Commission were voided, without further obligation on either party. We believe that we will be able to execute power purchase agreements for 13 megawatts, and that the additional megawatts in each plant will provide greater return for our shareholders.

On February 22, 2006, we received and signed a letter of intent from Eugene Water and Electric Board, of Eugene, Oregon, for Eugene Water and Electric Board’s purchase of the full 13 megawatt electrical output from the second planned power plant of Phase 2 (Unit 2), and we are currently negotiating a draft power purchase agreement with Eugene Water and Electric Board and expect to finalize it by October 2006. Upon execution of the Eugene Water and Electric Board power purchase agreement, and if Unit 1 is successful in the Idaho Power Company Request for Proposal, then the total output from Units 1 and 2 of the Raft River power plants will be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economies of scale.

Additionally, strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with us to purchase the electrical power output from the third planned power plant (Unit 3). Subject to drilling confirmation of the availability of sufficient geothermal resource, the output from all three power plants at Raft River could be 39 megawatts, instead of the maximum 30 megawatts under the previous power purchase agreement provisions with Idaho Power Company.

We will seek additional power purchase agreements for future phases, which may involve drilling new wells and determining the production capacity of those wells for additional plant construction. At this time it is not possible to estimate if or when future wells will be drilled. Future phases may involve additional power purchase agreement’s with Idaho Power Company or other utilities in the service area and may or may not include terms similar to the Phase 1 power purchase agreement.

Environmental Credits

As a “green” power producer, environmental-related credits, such as renewable energy credits or carbon credits, may become available for sale to power companies (to allow them to meet their “green” power requirements) or to businesses which produce carbon based pollution. If available, these credits will belong exclusively to us, and may provide an additional source of revenue.

On July 29, 2006, we signed a $4.6 million renewable energy credits purchase and sales agreement with Holy Cross Energy, a Colorado cooperative electric association. Holy Cross Energy will purchase the renewable energy credits associated with Phase 1 power production from 2008 to 2017. We retain the renewable energy credits associated with power production from Phase 1 after 2017. We expect to receive a majority of the annual revenue from the ten-

year renewable energy credits sales arrangement with Holy Cross Energy which is estimated to be approximately $0.4 million per year, for the first four years after the project is placed in service.

Transmission and Interconnection

On June 24, 2005, we signed a transmission agreement with the Department of Energy’s Bonneville Power Administration - Transmission Business Line for firm, point-to-point power transmission with the Transmission Business Line for up to 12 megawatts of electrical transmission capacity for an initial term of 30 years, beginning June 1, 2006. The agreement is intended to provide transmission capability in support of the Phase 1 power plant. Charges under the transmission agreement are based on federal tariff; the non-refundable annual reservation fee for the first year is $12,336, which represents an estimation of likely annual charges under the agreement, without taking into account potential “short distance” discounts.

In addition to the transmission agreement for Phase 1 of the Raft River project, we have reserved capacity through December 1, 2010, for two plants of up to 12 megawatts each, for an additional 24 megawatts of transmission capacity with the Transmission Business Line to support additional power purchase agreements for future Phases, and has paid fees of $24,672 for the first year. The term of service will be increased once the projects are further along in the development process. In addition, if the Transmission Business Line receives a firm request from a third party for transmission capacity for the period after December 1, 2010 (assuming we have not already extended the term), we will have the first right to match the term proposed by the third party.

On September 8, 2005, the Raft River Rural Electric Co-op received an amended right-of-way from the Department of the Interior - Bureau of Land Management that allows the construction upgrade of an existing transmission line to provide the interconnect for the Raft River project to the Raft River Rural Electric Co-op Bridge substation. On March 9, 2006, we signed the Interconnection and Wheeling Agreement with Raft River Rural Electric Co-op which allows electricity generated at the Phase 1 power plant to be delivered through Raft River Rural Electric Co-op transmission lines and delivered into the Bonneville Power Administration substation for delivery to Idaho Power Company. On May 16, 2006, we signed a $225,000 construction contract with Raft River Rural Electric Co-op for construction of the well distribution lines for delivery of electricity from the power plant to the well heads for the Phase 1 power plant.

Permitting

In preparation for project financing, a Phase 1 Environmental Site Assessment was completed by an independent contractor on October 21, 2005. The Phase 1 assessment identified two underground storage tanks, which have since been removed. An American Land Title Association land title survey that covers all lands owned or leased by us has been completed and Land America Commercial Services is preparing an American Land Title Association extended title insurance policy for the project, which we anticipate acquiring for the benefit of our project financing lenders.

A Conditional Use Permit for the first two power plants was issued by the Cassia County Planning and Zoning Commission on April 21, 2005. The Idaho Department of Environmental Quality issued the Air Quality Permit to Construct on May 26, 2006. The Department of Army Corps of Engineers and the Idaho Department of Water Resources, after we submitted a joint application to them, have determined that the Raft River project does not need to obtain a Section 404 Clean Water Act permit for the project as it is currently designed. Various other county, state and federal permits will be required for the project, including a Cassia County Building Permit.

A voluntary Application for Wastewater Reuse Permit was submitted to the Idaho Department of Environmental Quality on June 14, 2006. The Reuse permit will allow the land application of the non-contact cooling water from the power plant cooling towers.

During the Department of Energy’s development of the Raft River project in the early 1980’s, a multi-year survey of land, plant, animal, archeological, weather, and human health survey was undertaken. The Department of Energy published an extensive report in 1982. We contacted the Department of the Interior Fish and Wildlife Service regarding any plants or animals in the region that are listed as threatened or endangered species, and received a reply stating that there are no issues identified for the project that require consultation under Section 7 of the Endangered Species Act of 1973, as amended.

The Transmission Business Line has issued a categorical exclusion for modification of the existing substation from the requirements of the National Environmental Policy Act. This exclusion fulfills federal environmental permitting requirements for the substation work.

Project Financing.

The total Phase 1 construction and development costs are expected to be $39 million for the construction of a binary cycle geothermal power project capable of producing 13 megawatts of power. Financing proposals for the Phase 1 power plant were solicited from nine financing entities.

On August 9, 2006, we completed project financing for Phase 1 of the Raft River project. In connection with the project financing, we entered into (i) the Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, a Delaware limited liability company, us and Raft River I Holdings, LLC, a Delaware limited liability company, (ii) the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and us, and (iii) the Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC, a Delaware limited liability company and our wholly-owned subsidiary. Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC, the Phase 1 project joint venture company.

Pursuant to the Management Services Agreement, we will provide operating and management services to Raft River Energy I LLC. We expect to receive annual cash distributions up to $1.5 million for the first four project years pursuant to the Management Services Agreement and the Amended and Restated Operating Agreement. The cash distributions made to us will come from three sources: royalty income from our energy leases to Raft River Energy I LLC, a management fee for providing operating and maintenance services, and income-related cash distributions from our investment in Raft River Energy I LLC. After the first four years, we will receive a nominal percentage of the distributable Raft River Energy I LLC cash flow until specified rates of return are achieved, at which time we will receive approximately half of the distributable cash flow. If we develop the economic equivalent of 30 megawatts of power sales during the initial 20-year term of the power purchase agreement then, at the end of year 20, our share of the distributable cash flow increases to a significant majority of cash flow.

Potential Acquisitions

We intend to continue our growth through the acquisition of ownership or leasehold interests in properties that we believe will add to the value of our geothermal resources, and through possible mergers with or acquisitions of operating power plants and advanced geothermal or other renewable energy properties. No specific transactions are currently contemplated.

Competition

Although the market for different forms of energy is large and dominated by very powerful players, we perceive our industrial competition to be independent power producers, and in particular those producers who provide “green” renewable power. Our definition of green power is electricity derived from a source that does not pollute the air, water or earth. Sources of green power, in addition to geothermal, include wind, solar, biomass and run-of-the river hydroelectric. A number of states have instituted renewable portfolio standards that require utilities to purchase a minimum percentage of their power from renewable sources. For example, renewable portfolio standards statutes in California and Nevada require 20% renewable, and according to the Department of Energy’s Energy Efficiency and Renewable Energy department, utilities in 34 states nationwide are providing their customers with the opportunity to purchase green, renewable power through premium pricing programs. As a result, we believe green power is a niche sub-market, in which many power purchasers are increasing or committing to increase their investments. Accordingly, the conventional energy producers do not provide direct competition.

In the Pacific Northwest there are currently no operating geothermal facilities. There exist a number of wind farms, as well as biomass and run-of-the river hydroelectric facilities. However, we believe that the combination of greater reliability and baseload generation from geothermal, access to infrastructure for deliverability, and a low “full life” cost will allow us to compete successfully for long term power purchase agreements.

Governmental Approvals and Regulation

We are subject to both federal and state regulation in respect of the production, sale and distribution of electricity. Federal legislation includes The Public Utilities Act of 1935 (which has two titles: The Public Utility Holding Company Act and the Federal Power Act), as well as the Public Utility Regulatory Policies Act of 1978 and the Energy Policy Act of 1992. Because we are defined as an independent power producer under the rules and regulations of the Federal Energy Regulatory Commission , the relevant aspects of federal legislation are that our electrical generating facilities qualify under the policy set forth under the Public Utility Regulatory Policies Act of 1978 which encourages alternative energy sources such as geothermal, wind, biomass, solar and cogeneration. Additionally, under the Energy Policy Act of 1992, we are currently exempt from The Public Utility Holding Company Act legislation regulating rates for electricity on the wholesale level.

The State of Idaho also regulates electricity through the Idaho Public Utility Commission. Regulated utilities have the exclusive right to distribute and sell electricity within their service area. They may purchase electricity in the wholesale market from independent producers like us. The Idaho Public Utility Commission, in accordance with the Public Utility Regulatory Policies Act of 1978, has the authority to set the rules and regulations governing the sale of electricity generated from alternative energy sources. Regulated utilities are required to purchase electricity on an avoided cost basis from qualifying facilities.

Currently, the Idaho Public Utility Commission defines this type of facility as having an average output capacity of 10 megawatts per month and a contract term of up to 20 years. All Public Utility Regulatory Policies Act of 1978 contracts in Idaho are subject to the approval of the Idaho Public Utility Commission. We are not required to market any of the electricity that we may generate at Raft River to Idaho utilities; under the Energy Policy Act of 1992, we can transmit and sell our electricity in another state. Nonetheless, we initially signed three 10 megawatt power purchase agreements with the Idaho Power Company.

On May 8, 2006, Idaho Power Company confirmed that we would be allowed to bid Phase 1 of the Raft River project into the recently issued Idaho Power Company geothermal “Request for Proposal for Geothermal Power”. If Idaho Power Company selects us as a successful bidder, we expect that under a new power purchase agreement with Idaho Power Company, which would replace the current power purchase agreement, the Phase 1 power plant will be allowed to sell its full output capacity of up to 13 megawatt annual average, instead of being capped at 10 average megawatt per month as mandated under the current power purchase agreement. This 30% increase in plant output would be achieved with no additional capital investment and is expected to decrease the operating cost per kilowatt-hour.

With carbon regulation widely anticipated to increase the cost of power sourced from coal, and limited opportunities to purchase baseload geothermal power, we have found that utilities across the western United States have been eager to discuss power purchases from our Raft River geothermal resource. As a result of the increased interest, we elected to withdraw our Phase 2 (Unit 2 and Unit 3) Idaho Power Company power purchase agreements without submitting them to the Idaho Public Utility Commission for approval in order to pursue larger capacity power purchase agreements with other utilities. With the concurrence of Idaho Power Company, the Unit 2 and Unit 3 10 megawatt contracts have been voided without further obligation on either party.

We have signed a letter of intent with the Eugene Water and Electric Board, from Eugene, Oregon which provides for the Eugene Water and Electric Board to purchase the full 13 megawatt electrical output of Unit 2. The parties have exchanged a draft power purchase agreement and intend to complete it by October 2006. Upon execution of the Eugene Water and Electric Board power purchase agreement, and if Unit 1 is successful in the Idaho Power Company Request for Proposal, then the total output from the Unit 1 and Unit 2 Raft River power plants will be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economy of scale.

In addition, the strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with us to purchase the electrical power output of Unit 3. Subject to drilling confirmation of sufficient geothermal resource, the power plant output from three units at Raft River would be 39 megawatts, instead of the maximum 30megawatts under the previous Idaho Power Company power purchase agreement provisions.

We will require the approval of various federal, state and local authorities for construction of a geothermal facility at Raft River. These authorities include the U.S. Fish and Wildlife Service, Environmental Protection Agency, Idaho

Department of Environmental Quality, Idaho Department of Water Resources, Idaho Bureau of Hazardous Materials, Idaho State Historical Society, Cassia County and the Southern Idaho Regional Solid Waste District. We have retained Kleinfelder Inc. of Boise, Idaho, an independent environmental and regulatory consultant, to advise us as to the siting and design for purpose of governmental approvals. Additionally, David Evans & Associates of Boise, Idaho is providing consulting and engineering services for transmission and interconnection issues and the preparation of the application for a conditional use permit. Centra Consulting, Inc. of Boise, Idaho has been retained to assist with State of Idaho air quality and cooling water reuse permitting.

Environmental Compliance

As our design and permitting activities have progressed, we have further refined and clarified the environmental issues for which we will have to demonstrate compliance in the construction and operation of a geothermal facility at Raft River. The relevant legislation includes Clean Air Act, Endangered Species Act, Clean Water Act, Rivers and Harbors Act, National Historic Preservation Act, National Pollutant Discharge Elimination System, Resource Conservation and Recovery Act, Idaho Solid Waste Facilities Act and the IDAPA Drilling for Geothermal Resource Rules. Please see discussion above under the section entitled “Current Activities – Permitting”.

We believe that a geothermal facility can be designed, constructed and placed into operation at Raft River that will meet environmental compliance requirements. At this time, we do not believe that the cost of compliance at the federal, state and local levels will be significant.

Plant and Equipment

Other than minor office equipment located in our executive office, all of our plant and equipment is located at the Raft River project site. Infrastructure on the site includes five geothermal production wells, two injection wells, wellheads, lined drilling sumps, roads, and security fencing. The plant site has a 50' x 95' office/control room building, a 50' x 100' x 30' office/shop maintenance building with a 15-ton overhead crane, and a 300,000 gallon water tank with a 40'x 30' pump house. At the RRGE-1 well site, there is a 40'x 40' x 20' warehouse building and a 50'x 100' office building. Road access and line power is available at all production and injection well sites. A 138 kV transmission line with a designed capacity of 120 megawatts runs along the northern boundary of the property. The Raft River Rural Electric Cooperative owns the transmission line, and has leased the transmission capacity to the Bonneville Power Administration. We have signed an agreement with the Transmission Business Line with respect to point-to-point transmission. Please see discussion above under the section entitled “Current Activities –Transmission and Interconnection”.

We have sub-leased general office space for our executive office in Boise from Daniel J. Kunz, our Chief Executive Officer, for the first nine months of the year, at an annual cost of $30,506. Effective January 1, 2006, the office space is leased direct from the owner of the property. The underlying lease is a year-to-year lease that expires on January 31, 2007.

Reports to Security holders

We are subject to the reporting requirements of Sections 13 and 15 of the Securities and Exchange Act of 1934, as amended. Those reporting requirements include quarterly reports on Forms 10-Q and an annual report on Form 10-K (or 10-QSB and 10-KSB for so long as we remain a “small business issuer” under the Securities and Exchange Act of 1934, as amended) and interim reports on Form 8-K. We are also subject to reporting requirements imposed by the TSX Venture Exchange and Canadian federal and provincial laws, which require the company to provide annual reports to our securityholders.

MARKET FOR COMMON STOCK

Our shares of common stock are traded on the TSX Venture Exchange under the symbol “GTH” and on the Over-The-Counter Bulletin Board under the symbol “UGTH”.

The first trades of our shares on the Over-The-Counter Bulletin Board started June 8, 2005, and trading has been very limited since then; there can be no assurance that a viable and active trading market will develop. There can be no assurance that even if a market is developed for our shares, there will be a sufficient market so that holders of common shares will be able to sell their shares, or with respect to any price at which holders may be able to sell their shares. Future trading prices of our common shares will depend on many factors, including, among others, our operating results and the market for similar securities.

The following sets forth information relating to the trading of our common stock on the TSX Venture Exchange.

	Sales Prices on the TSX Venture Exchange (Cdn$)
	High	Low
Fiscal Year Ended March 31, 2005
First Quarter	0.90	0.54
Second Quarter	1.05	0.70
Third Quarter	1.10	0.76
Fourth Quarter	1.05	0.80

Fiscal Year Ended March 31, 2006
First Quarter	1.10	0.80
Second Quarter	0.90	0.61
Third Quarter	0.90	0.67
Fourth Quarter	0.86	0.66

Fiscal Year Ending March 31, 2007
First Quarter	1.45	0.75
Second Quarter (to September 27, 2006)	1.60	0.80

The following sets forth information relating to the trading of our common stock on the Over-The-Counter Bulletin Board, from the date our common stock began trading on the Over-The-Counter Bulletin Board on June 8, 2005.

	Sales Prices on the Over-The-Counter Bulletin
	Board ($)
	High	Low
Fiscal Year Ended March 31, 2006
First Quarter (June 8-June 30)	0.65	0.50
Second Quarter	1.24	0.52
Third Quarter	0.85	0.55
Fourth Quarter	1.30	0.64

Fiscal Year Ending March 31, 2007
First Quarter	1.02	0.70
Second Quarter (to September 27, 2006)	1.49	0.70

As of September 27, 2006, we had approximately 2,300 stockholders of record.

DIVIDEND POLICY

We have never paid and do not intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following sets forth information concerning our current directors, executive officers and significant employees. Each director has been elected to serve until our next annual meeting of stockholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of our board of directors.

Name	Age	Position
Daniel J. Kunz	54	Chief Executive Officer, President and Director
Douglas J. Glaspey(1)	54	Chief Operating Officer and Director
John H. Walker(1)	58	Chairman of the Board and Director
Paul A. Larkin(1)(2)	56	Director
Kerry D. Hawkley	52	Chief Financial Officer
Kevin R. Kitz	45	Vice President, Development, Geo-Idaho
Robert A. Cline	49	Vice President, Engineering, Geo-Idaho
Christopher S. Harriman	49	President, US Geothermal Services LLC

(1)	Member of Audit Committee.
(2)	Audit Committee Financial Expert.

Daniel J. Kunz is our President and Chief Executive Officer and a director and the President of Geo-Idaho. He has served as a director since March 2000, and was Chairman of the Board of Directors from March 2000 until December 2003. Prior to the acquisition of Geo-Idaho, he served as a director and the President for that company from February 2002 until the acquisition. Mr. Kunz was an executive of Ivanhoe Mines Ltd. from 1997, and served as its President and Chief Executive Officer from November 1, 2000 until March 1, 2003. From March 2, 2003 until March 8, 2004, Mr. Kunz served as Interim President of Jinshan Gold Mines Inc. Mr. Kunz has more than 29 years of experience in international mining, engineering and construction, including, marketing, business development, management, accounting, finance and operations, having held key positions in MK Gold Company (President and Chief Executive Officer) and Morrison Knudsen Corporation (Vice President and Controller, and Chief Financial Officer to the Mining Group). Mr. Kunz holds a Masters of Business Administration and a Bachelor of Science in Engineering Science. He is currently a director of several companies publicly traded on the TSX Venture Exchange, including Jinshan Gold Mines Inc., Triumph Gold Corp., and Chesapeake Gold Corp. Mr. Kunz serves as Chairman of the Board of Directors of China Mineral Acquisition Corporation, which is a publicly traded company on the Over-The-Counter Bulletin Board.

Douglas J. Glaspey is our Chief Operating Officer and a director. He has served as a director since March 2000, and served as its President from March 2000 until the acquisition of Geo-Idaho. He also served as a director and the Chief Executive Officer of Geo-Idaho from February 2002 until the acquisition, and continues to serve as President. From December 1986 to the present, Mr. Glaspey has been a Metallurgical Engineer and Project Manager with Twin Gold Corporation. Mr. Glaspey has 28 years of operating and management experience. He holds a Bachelor of Science in Mineral Processing Engineering and an Associate of Science in Engineering Science. His experience includes production management, planning and directing resource exploration programs, preparing feasibility studies and environmental permitting. He has formed and served as an executive officer of several private resource development companies in the United States, including Drumlummon Gold Mines Corporation and Black Diamond Corporation.

John H. Walker is a director and our Chairman of the board of directors. He has held that position since December 2003. He has served (and continues to serve) as Chief Executive Officer of Mihaly International Canada Limited since 1987. Prior to that Mr. Walker was a Senior Advisor to Falconbridge Limited from September 2000 to April 2002; and Managing Director of Loewen, Ondaatje, McCutcheon, from November 1996 to August 2000. Mr. Walker holds a Master of Environmental Studies degree from York University in Toronto. For many years he was an executive with Ontario Hydro where he directed programs in renewable energy and international business development, specifically in respect of thermal power generation. Currently as CEO of Mihaly International Canada Limited, based in Oakville, Ontario, he provides services to development and mining companies, corporations, banks, and insurance companies on a range of issues related to project management, construction, fuel supply, build own operate and transfer, project finance and risk management.

Paul A. Larkin serves as a director, a position he has held since March 2000. He served as our Secretary until December, 2003, and served as a director and the Secretary-Treasurer of Geo-Idaho from February 2002 until the acquisition. Since 1983, Mr. Larkin has also been the President of the New Dawn Group, an investment and financial consulting firm located in Vancouver, British Columbia, and the President of Tyner Resources Ltd., a TSX Venture Exchange listed company. New Dawn is primarily involved in corporate finance, merchant banking and administrative management of public companies. Mr. Larkin held various accounting and banking positions for over a decade before founding New Dawn in 1983, and currently serves on the boards of the following companies which are listed on the TSX Venture Exchange: eVenture Capital Corp., Condor Resources Inc., Triumph Gold Corp. and Tyner Resources Ltd.

Kerry D. Hawkley serves as our Chief Financial Officer. He has served as our controller since July 2003, and became Chief Financial Officer as of January 1, 2005. Since July 2003, he has also provided, and continues to provide, consulting services to Triumph Gold Corp. From 1998 to June 2003, Mr. Hawkley served as controller, director and treasurer of LB Industries. Mr. Hawkley has over 29 years experience in all areas of accounting, finance and administration. He holds Bachelor of Business Administration degrees in Accounting and Finance. He started his career as an internal auditor with Union Pacific Corporation and has held various accounting management positions in the oil and gas, truck leasing, mining and energy industries.

Kevin R. Kitz is the Vice President-Development of Geo-Idaho. He joined us in April 2003. He is a mechanical engineer with 19 years of geothermal power plant design, construction and operating experience with UNOCAL, with whom he worked until November 2002. He holds a Bachelor of Science in Mechanical Engineering and Material Science, and is a Professional Engineer in California. During his career with Unocal, he was a Production and Operations Engineer at the 75megawatt Salton Sea geothermal power plant in southern California, a Senior Production Engineer at the Geysers geothermal field in northern California, and a Power Plant Engineering Advisor in the Philippines for geothermal power plants ranging from 12 to 55 megawatts.

Robert A. Cline is the Vice President-Engineering of Geo-Idaho. He joined us in February 2005. He is a civil engineer with 24 years experience developing energy and water resources projects in the western U.S. He holds Bachelor of Science degrees in Civil Engineering and Physics, and is a Professional Engineer in Arizona and Oregon. Prior to joining us, he was the Manager Engineering at Ida-West Energy Company, playing a key role in developing several hydroelectric and gas-fired generating facilities, and was instrumental in several highly successful hydroelectric acquisitions. Prior to 1991, he worked nine years for the US Bureau of Reclamation where he was involved in engineering, contracting and construction of various water resources related projects in Arizona.

Christopher S. Harriman is the President of US Geothermal Services LLC. He has over ten years of power management experience and has eighteen years of industry experience. He worked for Black Hills Generation as plant manager of two ten-megawatt cogeneration facilities in southern Idaho. He also spent eight years with Exxon Shipping, and served in the U.S. Coast Guard. He joined us in July 2006.

Code of Ethics

Management submitted a proposed “Code of Ethics” to the Board of Directors for review and comment. The Board approved the code of ethics at the board meeting held in conjunction with the annual general meeting in September 2005. The code of ethics applies to all our directors, officers and employees. The Code of Ethics is included in our web page at www.usgeothermal.com.

Audit Committee

The audit committee of the board is composed of Messrs. Paul A. Larkin (Chairman), John H. Walker and Douglas J. Glaspey as its members. Our audit committee, among other things, meets with our independent accountants to review our accounting policies, internal controls and other accounting and auditing matters; makes recommendations to the board of directors as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual compensation earned or paid to Daniel J. Kunz, the chief executive officer, Douglas J. Glaspey, the chief operating officer, and Kerry D. Hawkley, the chief financial officer, for the year ended March 31, 2006. None of our executive officers or those of Geo-Idaho had compensation that exceeded $100,000 during the fiscal years ending March 31, 2004, March 31, 2005 and March 31, 2006. Annual bonuses or other compensation have not been paid to the named executive officers for any period prior to March 31, 2006, except for the stock options listed below.

Mr. Kunz has an employment agreement with us which provides that he will devote at least 140 hours per month at a compensation of $132,000 annually. Mr. Glaspey and Mr. Hawkley have employment agreements with us that provides that they will devote 100% of their work effort at an annual compensation of $108,000 and $96,000, respectively. Each may engage in other business activities provided they do not engage in any activities which another executive officer determines is competitive, or will otherwise interfere with the performance of their duties to us. In addition to monetary compensation, they are entitled to receive incentive stock options as determined by our board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreements may be terminated by us without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of us, breach of fiduciary duty, and a declaration of bankruptcy by or against them. Otherwise we, upon one month written notice, may terminate the agreements. The agreements include covenants of confidentiality and non-competition, and provides for equitable relief in the event of breach.

Name and Principal	Year Ended		Long-term Compensation
position(s)	March 31	Annual Compensation	Awards
		Salary ($)	Securities underlying options/SARs (#)

Daniel J. Kunz	2006	$50,000	NIL
Chief Executive Officer	2005	$60,500	NIL
And President	2004	30,000	200,000

Douglas J. Glaspey	2006	$90,000	NIL
Chief Operating Officer	2005	$66,000	NIL
	2004	$58,000	200,000

Kerry D. Hawkley	2006	$42,000	NIL
Chief Financial Officer	2005(1)	$33,000	60,000

(1)	Mr. Hawkley was appointed Chief Financial Officer on January 1, 2005.

Director Compensation

Directors who are not otherwise remunerated under an employment agreement are paid $3,750 per quarter and $500 per board meeting attended in person. Directors who are also officers do not receive any cash compensation for serving in that capacity. However, all directors are reimbursed for their out-of-pocket expenses in attending meetings.

Option Grants

On April 12, 2006, we granted 1,763,000 stock options to officers, employees and consultants. The number of stock options granted to executive officers is identified below. The options vest in quarterly increments, starting with the date of grant and every six months thereafter. The exercise price on the date of grant was the closing price of our common stock on the day preceding the date of grant, less any discount available under the regulations of the exchange.

Optionee	Number of Shares	% of Total Options	Exercise Price	Expiration Date
	Underlying Options	Granted to	(Cdn$)
	Granted	Employees
Daniel J. Kunz	530,000	30.06	0.85	April 12, 2011
Douglas J. Glaspey	380,000	21.55	0.85	April 12, 2011
Kerry D. Hawkley	135,000	7.66	0.85	April 12, 2011

Daniel J. Kunz (January 10, 2006) and Douglas J. Glaspey (December 29, 2005) exercised options granted in a previous year.

Optionee	Shares Acquired on	Value Realized	Number of Shares	Value of In-The-
	Exercise	(Cdn$)	Underlying	Money Unexercised
			Unexercised Options	Options (Cdn$)
Daniel J. Kunz	100,000	18,500	13,494/0	6,949/0
Douglas J. Glaspey	100,000	25,000	22,134/0	11,399/0

We did not award any shares, units or rights to any executive officer under a Long-Term Incentive Plan during the fiscal year ended March 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payment of Past Due Compensation

In September, 2004, we agreed to pay past due compensation for services rendered in calendar year 2004 to Messrs. Kunz, Glaspey, Bourgeois (who was then our Chief Financial Officer and Secretary) and Larkin, which, on October 19, 2004, each used to exercise options as follows:

		Past due
	Past due	compensation	Exercise price	Number of common
Optionee	compensation ($)	(Cdn$)	(Cdn$)	shares
Daniel Kunz	40,550	51,904	0.60	86,506
Doug Glaspey	36,500	46,720	0.60	77,866
Ron Bourgeois	13,000	16,640	0.60	27,733
Paul Larkin	40,607	51,978	0.60	86,630
Totals	130,657	167,242	0.60	278,735

Stock Option Grants

On April 12, 2006, we granted 1,763,000 stock options to officers, employees and consultants. The number of stock options granted to executive officers and directors is identified below. The options vest in quarterly increments, starting with the date of grant and every six months thereafter. The exercise price on the date of grant was the fair market value of or common stock on the date of grant.

Optionee	Number of Shares	% of Total Options	Exercise Price	Expiration Date
	Underlying Options	Granted to	(Cdn$)
	Granted	Employees
Daniel J. Kunz	530,000	30.06	0.85	April 12, 2011
Douglas J. Glaspey	380,000	21.55	0.85	April 12, 2011

Paul A. Larkin	180,000	10.21	1.00	April 12, 2011
Kerry D. Hawkley	135,000	7.66	0.85	April 12, 2011
John H. Walker	115,000	6.52	1.00	April 12, 2011
Jon Wellinghoff	120,000	6.81	0.85	April 12, 2011

Phase 1 Financing for Raft River Project

On August 9, 2006, we completed project financing for the estimated $39 million Phase 1 construction and development costs for the 13 megawatt binary cycle geothermal power plant for the Raft River project. In connection with the project financing, we entered into (i) the Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, us and Raft River I Holdings, LLC, a Delaware limited liability company, (ii) the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and us, and (iii) the Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC, a Delaware limited liability company and our wholly-owned subsidiary. Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC, the Phase 1 project joint venture company. The property being transferred consists of the power purchase agreement with Idaho Power Company, the engineering, construction and procurement agreement with Ormat Nevada Inc., the transmission agreement with Bonneville Power Administration - Transmission Business Line, the drilling contract with Union Drilling, as well as various leases, permits, reports and wells.

Pursuant to the Management Services Agreement, we will provide operating and management services to Raft River Energy I LLC. We expect to receive annual cash distributions up to $1.5 million for the first four project years pursuant to the Management Services Agreement and the Amended and Restated Operating Agreement. The cash distributions made to us will come from three sources: royalty income from our energy leases to Raft River Energy I LLC, a management fee for providing operating and maintenance services, and income-related cash distributions from our investment in Raft River Energy I LLC. After the first four years, we will receive a nominal percentage of the distributable Raft River Energy I LLC cash flow until specified rates of return are achieved, at which time we will receive approximately half of the distributable cash flow. If we develop the economic equivalent of 30 megawatts of power sales during the initial 20-year term of the power purchase agreement then, at the end of year 20, our share of the distributable cash flow increases to a significant majority of cash flow.

Goldman Sachs & Co., an affiliate of Raft River I Holdings, LLC, holds approximately 8% of our issued and outstanding shares of common stock.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the common stock beneficially owned by (1) our directors and named executive officers, (2) persons known by us to beneficially own, individually, or as a group, more than 5% of our outstanding common stock as of August 29, 2006 and (3) all of our current directors and executive officers as a group. For the purposes of the information provided below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and, for each person, includes shares that person has the right to acquire within 60 days following August 29, 2006 subject to options, warrants, or similar instruments. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares	% Shares
Daniel J. Kunz(2)	2,776,779	6.31%
Douglas J. Glaspey(3)	1,366,559	3.11%
Paul A. Larkin(4)	964,138	2.20%
Kerry D. Hawkley(5)	207,500	0.47%
John H. Walker(6)	178,167	0.41%
Jon Wellinghoff (7)	60,000	0.14%
All Directors and Officers as a group	5,553,143	12.45%
Goldman, Sachs & Co, 295 Chipeta Way, Salt Lake City, UT 84108	4,200,000	9.61%
SPCP Group LLC, 2 Greenwhich Plaza, Greenwhich, CT 06830	8,300,000	18.99%
S.A.C. Capital Associates LLC, PO Box 58, Victoria House, The Valley, Anguilla	3,000,000	6.87%
Winslow Green Growth Fund, PO Box 7247- 7057, Philadelphia, PA 19170-7057	2,700,000	6.18%
Wexford Capital, Walker House, Mary Street, Georgetown, Cayman Islands	3,000,000	6.87%

(1)	Unless otherwise indicated, the address for each of the above is c/o US Geothermal Inc, 1509 Tyrell Lane, Suite B, Boise, ID 83706.
(2)	336,785 shares included in this column are subject to an escrow agreement until December 19, 2006 for Mr. Kunz.
(3)	140,291 shares included in this column are subject to an escrow agreement until December 19, 2006 for Mr. Glaspey.
(4)	117,336 shares included in this column are subject to an escrow agreement until December 19, 2006 for Mr. Larkin.
(5)	13,333 shares included in this column are subject to an escrow agreement until December 19, 2006 for Mr. Hawkley.
(6)	16,666 shares included in this column are subject to and escrow agreement until December 19, 2006 for Mr. Walker.
(7)	Resigned as a director of the Corporation effective July 30, 2006.

SELLING SECURITY HOLDERS

The securities covered by this prospectus are shares of our common stock that have been issued and shares of our common stock that may be issued upon the exercise of warrants and options to purchase shares of our common stock. Because the selling securityholders may sell all or a portion of their shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of common stock that each selling security holder may retain upon the completion of the Offering. The number of shares of common stock that may be actually sold by the selling securityholders will be determined by these security holders. We are registering for the selling securityholders named herein an aggregate of 30,790,765 shares of common stock. The shares of common stock to which this prospectus relates consist of the following:

  25,000,000 shares of common stock, issued on April 3, 2006 in connection with private placements;
  1,746,314 shares of common stock issued on December 19, 2003 in connection with private placements;
  909,637 shares of common stock issued upon exercise of stock purchase warrants and options;
  280,000 shares of common stock issued upon the exercise of 280,000 compensation options to purchase shares issued on September 16, 2004, to Dundee Securities Corporation, Penson Financial Services Canada and Fraser Mackenzie Ltd. for fees in connection with a private placement;
  1,522,500 shares of common stock issuable to Dundee Securities Corporation under compensation options for fees associated with a private placement;
  2,,858,628 shares of common stock issuable upon the exercise of options issued on July 31, 2006 (for 170,000 shares), April 12, 2006 (for 1,763,000 shares), April 19, 2005 (for 50,000 shares), February 18, 2005 (for 100,000 shares), November 10, 2004 (for 420,000 shares),and February 3, 2004 (for 355,628 shares) to officers, consultants and employees;
  100,000 shares of common stock, issued on February 23, 2005 in connection with the purchase of the Elena interest; and
  120,000 shares of common stock issued on February 6, 2006 in connection with a signing bonus included in an employment agreement.

Except as noted above or in the “Beneficial Ownership of Securities” and the “Management” sections of this prospectus, none of the selling securityholders has, or within the past three years has had, any material relationship, position or office with us or our predecessors or affiliates.

The following table sets forth, as of August 29, 2006, (1) the name of each selling security holder, (2) the number of shares of our common stock beneficially owned by each selling security holder, including the number of shares purchasable upon exercise of options, and (3) the maximum number of shares of common stock which the selling securityholders can sell pursuant to this prospectus.

Except as otherwise noted below, the number of shares of our common stock registered for sale hereunder for a selling security holder consists of shares of our common stock either beneficially owned or issuable upon exercise of the warrants or options described above.

U.S. GEOTHERMAL INC. - COMMON SHARES

		Common Shares issuable	Total Shares
Holder Name	Common Shares	upon exercise of options	being offered
BARRETT, NIAL	-	25,000	25,000
BEACH, WAYNE	38,588	-	38,588
BOURGEOIS, RONALD	100,000	-	100,000
BROCK, WILLIAM	33,333	-	33,333
CHI, STEVEN	36,667	-	36,667
CLINE, ROBERT	-	176,500	176,500
COBBS, HARTZELL	4,000	-	4,000
CRYER, EDWIN T	10,000	-	10,000
DAKE, MIKE	25,000	-	25,000
DATSOPOLUS, MILT	222,222	100,000	322,222
DHILLON, SATVIR	-	80,000	80,000
DUNDEE SECURITIES CORPORATION(1)	-	1,522,500	1,522,500
DUNDEE SECURITIES LTD.(2)	238,000	-	238,000
ISLA STEINBERG	40,000	-	40,000
LISA PETRELLI	20,000	-	20,000
ROBERT DONALDSON	40,000	-	40,000
VIRGINIA BAIN	20,000	-	20,000
COBANK PROPERTIES(3)	20,000	-	20,000
3243796 CDA(4)	50,000	-	50,000
ROBERT SELLARS	45,000	-	45,000
JOHN PANNETON	80,000	-	80,000
PETER LIEBEL	40,000	-	40,000
EIGURIN, ROY	-	40,000	40,000
ELENA CORPORATION(5)	100,000	-	100,000
EXPLORATION CAPITAL PARTNERS 2005 LP(6)	1,500,000	-	1,500,000
FALCONER, DONALD	12,863	-	12,863
FARRELL DISTRIBUTING CORP PENSION PLAN(7)	235,000	-	235,000
FRANK DAVID ROSS INSURANCE TRUST(8)	15,000	-	15,000
FRASER MACKENZIE LIMITED(9)	28,000	-	28,000
GLASPEY, DOUGLAS	100,000	402,134	502,134
GOLDMAN, SACHS & CO.(10)	4,200,000	-	4,200,000
GREAT LAKES PROTECTION FUND(11)	50,000	-	50,000
GRIM ESTATES LTD	180,000	-	180,000
HARRIMAN, CHRISTOPHER	-	150,000	150,000
HAWKLEY, KERRY	-	235,000	235,000
JENSEN, STEVEN	21,000	-	21,000
JESSIE SMITH NOYES FOUNDATION(12)	90,000	-	90,000
JODAMADA FOUNDATION(13)	100,000	-	100,000
JOHNSON, BEN	-	50,000	50,000
KITZ, KEVIN	139,277	293,167	432,444
KUNZ, DANIEL	768,574	543,494	1,312,068
KUNZ, DAVID	-	15,000	15,000

LARKIN, JP	25,000	25,000	50,000
LARKIN, PAUL	113,370	180,000	293,370
LENNOX-KING, OLIVER	38,588	-	38,588
MALEY, PAT	-	23,333	23,333
MARCUS, BARRY	15,000	-	15,000
MARINER LDC(14)	400,000	-	400,000
MARTIN, SYLVIA	15,000	-	15,000
MISCOLL, JAMES P	40,000	-	40,000
MITCHELL, AMY	-	70,000	70,000
NEEDMOR FUND(15)	15,000	-	15,000
NELSON, DONALD	108,000	-	108,000
NYE, NORMAN RANDALL	-	15,000	15,000
O’DONNELL, JIM	-	20,000	20,000
PARSLEY, GLEN PETER	-	50,000	50,000
PENSON FINANCIAL SERVICES CANADA(16)	14,000	-	14,000
QUANCE, RICHARD	15,000	-	15,000
RANDOLPH K REPASS 1996 REVOCABLE TRUST(17)	80,000	-	80,000
RICHARD, MAURICE	-	50,000	50,000
RIVA RIDGE MASTER FUND LTD.(18)	600,000	-	600,000
RUNYAN, KIP	-	35,000	35,000
S.A.C. CAPITAL ASSOCIATES LLC(19)	3,000,000	-	3,000,000
SANDLER, STEPHEN	45,000	-	45,000
SCENIC HUDSON INC.(20)	80,000	-	80,000
SMITH, STEVE R	45,000	-	45,000
SNEDDON, GERALD	130,000	-	130,000
SPCP GROUP LLC(21)	8,300,000	-	8,300,000
SWARTLEY, JOHN	36,667	-	36,667
THOMAS WILLIAM REISS INSURANCE(22)	15,000	-	15,000
TOLL CROSS INVESTMENTS INC(23)	179,802	-	179,802
VERBENA HOLDING LTD.(24)	100,000	-	100,000
VERITABLE QUANDRY LLC	10,000	-	10,000
WALKER, JOHN	40,000	155,000	195,000
WALMESLEY, MARK	100,000	-	100,000
WARD, ROSCOE & JOYCE	5,000	-	5,000
WELLINGHOFF, JON	60,000	120,000	180,000
WEXFORD CATALYST TRADING LTD.(25)	1,200,000	-	1,200,000
WEXFORD SPECTRUM TRADING LTD.(26)	1,800,000	-	1,800,000
WINKLER, MURRAY	20,000	-	20,000
WINSLOW GREEN GROWTH FUND(27)	2,700,000	-	2,700,000
YANKE, RONALD C	108,000	-	108,000
YANTIS, ANNA	-	5,000	5,000
ZIEGLER, WILLIAM R	100,000	-	100,000

TOTAL	28,155,951	4,381,128	32,537,079

(1)

Broker accounts held for the beneficial owner Dundee Securities Corporation, voting controlled by any two of the following: Donald K. Charter, Chief Executive Officer, Robert Sellers, Chief Financial Officer or Daniella Dimitrov, Chief Operating Officer.

(2)	Voting controlled by Dawn Sankar.
(3)	Voting controlled by Stephen Sandler, Portfolio Manager.
(4)	Voting controlled by Stephen Sandler, Portfolio Manager.
(5)	Voting controlled by James Annest, President and Director.
(6)	Voting controlled by Arthur Richards Rule, President.
(7)	Voting controlled by Jackson W. Robinson, President of Winslow Management Company, LLC.
(8)	Voting controlled by Frank Reiss, Director.
(9)	Broker accounts held for the beneficial owner Fraser MacKenzie Limited, voting controlled by Jim Muir, Chief Operating Officer.
(10)	Voting controlled by Alan Waxman.
(11)	Voting controlled by Jackson W. Robinson, President of Winslow Management Company, LLC.
(12)	Voting controlled by Jackson W. Robinson, President of Winslow Management Company, LLC.
(13)	Voting controlled by Mark Goodman, Director.
(14)	Voting controlled by Stephen Golden.
(15)	Voting controlled by Jackson W. Robinson, President of Winslow Management Company, LLC.
(16)	Broker account held for the beneficial owner, Toll Cross Investments, voting controlled by Steve Somodi, Chief Financial Officer.

(17)	Voting controlled by Jackson W. Robinson, President of Winslow Management Company, LLC.
(18)	Voting controlled by Stephen Golden.
(19)	Voting controlled by Peter A. Nussbaum, General Counsel.
(20)	Voting controlled by Jackson W. Robinson, President of Winslow Management Company, LLC.
(21)	Voting controlled by Frederick H. Fogel.
(22)	Voting controlled by Thomas Reiss, Director.
(23)	Broker accounts held for the beneficial owner Toll Cross Investments Inc., voting controlled by Steve Somodi, Chief Financial Officer.
(24)	Voting controlled by John Epps, Attorney-in-Fact.
(25)	Voting controlled by Jay Maymudes, Vice President and Treasurer.
(26)	Voting controlled by Jay Maymudes, Vice President and Treasurer.
(27)	Voting controlled by Jackson W. Robinson, President of Winslow Management Company, LLC.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered in this prospectus, other than the exercise price to be received upon exercise, if any, of the options. We do not know if or when any or how many of the options may be exercised. We will pay substantially all of the expenses related to the registration of the securities.

PLAN OF DISTRIBUTION

The selling shareholders and their successors, which includes their donees, pledges, transferees and successors-in-interest, may sell the shares of common stock offered by this prospectus from time to time in one or more transactions. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may sell the shares at fixed prices that may change, market prices at the time of sale, prices related to market prices at the time of sale, or negotiated prices. The selling shareholders may sell the shares in one or more transactions:

  in the open market;
  on the Over-The-Counter Bulletin Board and on the TSX Venture Exchange, or such other market or exchange on which the shares of common stock are then traded;
  in privately negotiated transactions;
  in an underwritten offering;
  combination of such methods or any other legally available means.

The selling shareholders may sell the shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved. Any broker-dealer may act as a broker-dealer on behalf of a selling shareholder in connection with the offering of the shares.

There can be no assurance that any selling shareholder will sell any or all of the securities pursuant to this prospectus. Further, we cannot assure you that any selling shareholder will not transfer, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933, as amended, may be sold under Rule 144 or Rule 144A rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. As a result, any profits on the sale of the securities by selling shareholders and any discounts or commissions received by any broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Selling shareholders who are “underwriters” within the meaning of the Securities Act of 1933, as amended, will be subject to prospectus delivery requirements of the Securities Act of 1933, as amended. If the selling shareholders were deemed to be underwriters, the selling shareholders may be subject to statutory liabilities of the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended. If the securities are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

In connection with the sales of the securities, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may engage in short sales of the securities in the course of hedging their positions, sell the securities short and deliver the securities to close out short positions, loan or pledge securities to broker-dealers or other financial institutions that in turn may sell the securities, enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell pursuant to the prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in these sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.

The selling security shareholders and any other person participating in the sale of securities will be subject to the Securities and Exchange Act of 1934, as amended. The rules under the Securities and Exchange Act of 1934, as amended, include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the selling shareholders. The only selling shareholders which are “broker-dealers” under the Securities Act of 1933, as amended, are Toll Cross Securities, Dundee Securities Corporation and Fraser Mackenzie Limited which received their securities as compensation for investment banking services. Toll Cross Investments, Inc. and Haworth Partners are affiliates of Toll Cross Securities. Each of Toll Cross Investments, Inc., Haworth Partners, Dundee Securities Corporation and Fraser Mackenzie Limited represented at the time of purchase of their securities that they were purchasing for investment and not for resale, and had no agreements or understandings, directly or indirectly, with any person to purchase the securities they purchased.

We will pay substantially all of the expenses incident to this registration of securities other than commissions and discounts of underwriters, brokers, dealers or agents. The selling securityholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the securities against some liabilities, including liabilities arising under the Securities Act of 1933, as amended.

LEGAL PROCEEDINGS

As of September 27, 2006, management is not aware of any legal proceedings in which we are a party, as plaintiff or defendant, or which involve any of our properties.

DESCRIPTION OF SECURITIES

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 100,000,000, consisting of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of September 27, 2006, there were 43,698,844 shares of our common stock issued and outstanding. Our common stock is traded on the TSX Venture Exchange under the symbol “GTH” and on the Over-The-Counter Bulletin Board under the symbol “UGTH”. The holders of common stock:

  are entitled to one vote per share on each matter submitted to a vote of stockholders;

  have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors;

  have no preemptive or other rights to subscribe for shares; and

  are entitled to such distributions as may be declared from time to time by the board of directors from funds legally available therefore, and upon liquidation are entitled to share ratably in the distribution of assets remaining after payment of liabilities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization at March 31, 2006 and June 30, 2006:

	March 31, 2006	June 30, 2006
	($)	($)
Cash and cash equivalents	20,158,389	17,172,400
Total long term obligations	-	-
Capital stock
Authorized: 100,000,000 common shares, par	18,264	43,304
value $0.001 per share, 43,303,844
outstanding common shares

Additional paid-in capital and stock purchase warrants	26,796,498	27,231,508

Accumulated deficit since February 26, 2002	(5,232,535)	(5,605,021)

Accumulated other comprehensive income	32,792	32,792

Total liabilities and stockholders equity	21,895,933	22,225,825

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Article XII of our Certificate of Incorporation provides for indemnification of officers and directors except (i) for any breach of a director's duty of loyalty to the company or its stakeholders (ii) acts and omission that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the general corporate law of the State of Delaware, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Dorsey & Whitney LLP.

EXPERTS

The financial statements as of March 31, 2006, included in this prospectus have been so included in reliance on the report of Williams & Webster, P.S., independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of March 31, 2005, included in this prospectus have been so included in reliance on the report of Morgan and Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Much of the information with respect to the geothermal resource at the Raft River project included in this prospectus is derived from the reports of GeothermEx, Inc. and has been included in this prospectus upon the authority of that company as experts with respect to the matters covered by the reports.

Much of the information with respect to the geothermal resource at Neal Hot Springs included in this prospectus is derived from the reports of Teplow Geologic and Thermochem, Inc. and has been included in this prospectus upon the authority of that company as experts with respect to the matters covered by the reports.

MANAGEMENT'S PLAN OF OPERATION

Twelve Month Plan of Operation

Our plan of operations for the next 12 months includes the following elements:

(1)	complete the conditions precedent to the financing drawdown to construct the Phase 1 power plant;

(2)

finalize construction agreements regarding the engineering, procurement and construction for aspects of the project not included under the agreements with Ormat Nevada Inc., Bonneville Power Administration, Industrial Builders, and Raft River Rural Electric Co-op;

(3)	continue permitting activities;

(4)	continue project construction for the first power plant under Phase 1;

(5)	finalize replacement Raft River Phase 2 power purchase agreements;

(6)	drill Raft River Phase 2 production and injection wells;

(7)	evaluate the geothermal resource potential of the new Oregon property; and

(8)	continue to seek and acquire additional geothermal resource properties and/or operations.

As part of its enhanced power sales plan, U.S. Geothermal submitted its response to Idaho Power’s request for proposals for the supply of geothermal power on August 11, 2006. Part of the company’s response to Idaho Power is a proposal to convert the existing 10MW monthly average contract to a full output contract that would allow an annual average 13MWs of power sales.

On August 10, 2006, the $34 million project finance was announced for Phase One of the Raft River development. The project finance structure is based on a partnership. As reported in U.S. Geothermal’s recently filed 8K and material change report, which are posted on both EDGAR and SEDAR, Raft River Holdings LLC (“RRH”) is an affiliate of The Goldman Sachs Group, and is U.S. Geothermal’s investment partner in Raft River Energy I LLC (“RREI”), the entity formed to own, construct and operate Phase One.

U.S. Geothermal has made a $5 million dollar cash contribution and is transferring to RREI the existing seven production and injection wells, and certain geothermal rights and leases covering 1,800 acres from the 5,397 total acres of geothermal rights currently held. RRH will make capital contributions totaling $34 million in accord with the construction payment schedule.

The partnership is able to consider increased development within the Phase One area of interest that may have a potential power capacity of 40MWs or more based on GeothermEx’s independent assessment of a 50 percent probability that 15.6 MWs per square mile exists at Raft River. The partnership does not restrict further development of the Company’s geothermal rights and allows for the development of the planned Phase Two power plants.

The approximately $1.7 million per year generated by the important Federal Renewable Electricity Production Tax Credits of $19 per megawatt-hour for every megawatt-hour of energy produced over the next 10 years will be claimed by RRH.

Ormat Nevada, a wholly owned subsidiary of Ormat Industries (NYSE: ORA), commenced work on April 26, 2006,

under the terms of a $20.2 million engineering procurement and construction contract signed in December 2005. Now in the sixth month of the 21-month contract, Ormat is continuing the detailed engineering and design, and has ordered major equipment including condensers, pumps, and a generator. Ormat will manufacture other critical equipment, including heat exchangers and the turbines. The project is on schedule and is expected to deliver its first power in September 2007, with commercial production in October 2007.

The Idaho Department of Environmental Quality issued the air quality Permit To Construct on May 26, 2006.

A $2.6 million contract was signed with Industrial Builders of Ontario, Oregon to construct the geothermal pipeline gathering and distribution system which will connect the production and injection wells with the power plant. The pipeline construction work is nearly 30 percent complete and is divided into two parts: 24-inch and 16-inch diameter injection pipelines, and 10-inch and 12-inch diameter production pipelines. Approximately 50 percent of the pipeline supports and 1,400-feet of 24-inch injection pipeline pipe are installed.

A $225,000 contract was recently signed with Raft River Rural Electrical Co-op to build the production well power distribution lines for delivery of electricity from the power plant to the well heads. Work has commenced on the distribution system.

A well improvement drilling contract was signed on May 25, 2006 with Union Drilling. The drill rig was mobilized to the site August 15, 2006 and started the improvement program by deepening the two existing injection wells. The drill rig will then be moved to two of the existing production wells and drill an additional production leg in each well to enhance production and reduce the number of total wells required to feed the Phase One power plant. The well improvement drilling program for Phase One, which will provide the required injection and production capacity for Unit 1, is expected to last 90 days.

The drill rig will then be moved the Phase 2 area and begin drilling the first new production well in over 25 years at Raft River.

U.S. Geothermal has purchased two new properties with ground water rights that will provide cooling water to the Phase One and Phase Two power plants and surface access for pipelines and project facilities. The two land parcels total 1,083 acres and have irrigation water rights for 1,904 acre-feet of water. A third purchase of water rights only was also completed for an additional 544 acre-feet of ground water. The Company will lease the amount of cooling water required for Phase One from these water rights to RREI. A transfer of the water rights required for Phase One from irrigation use to industrial use is pending final approval from the Idaho Department of Water Resources.

On September 5, 2006, the Company announced that it has leased property for a second geothermal project at Neal Hot Springs in eastern Oregon near the Idaho border. The new property, 8.5 square miles of geothermal energy and surface rights, was acquired from a private party. The property has an identified geothermal resource and was recently made part of U.S. Geothermal’s submittal to Idaho Power Company’s Request For Proposals for electricity produced from geothermal sources.

Teplow Geologic (“Teplow”), an independent geothermal consulting firm, recently conducted a geological reconnaissance and preliminary assessment of the project and found that “a commercially viable geothermal resource was discovered at Neal Hot Springs in l979”. Thermochem, Inc, an independent consulting firm, analyzed geothermal fluid samples recently collected from the area by Teplow. Using the chalcedony geothermometer method, a probable reservoir temperature of 311ºF to 320ºF is indicated, while a distal source temperature of 347ºF to 356ºF is indicated by the cation geothermometer.

A geophysical and geological mapping program has been proposed by Teplow to help determine the overall extent of the geothermal reservoir. A high-permeability production zone has been encountered by previous exploration drilling at a depth of 2680 feet and thus represents a confirmed production-drilling target. After completion of the mapping program, it is anticipated that production wells can be sited and drilled to intersect the geothermal reservoir at depths ranging from 2,500 to 4,700 feet. This well drilling would be followed by flow testing to confirm the production sustainability of the reservoir.

Statement Of Operations

A review of operating results for the three months ended June 30, 2006 and June 30, 2005

We incurred a net loss of $372,486 for the three months ended June 30, 2006, as compared to a net loss of $416,752 for the same period in 2005. No foreign currency translation adjustment resulted in a total comprehensive loss of $372,486 for the period ending June 30, 2006, as compared to a foreign currency translation adjustment of $132,469 and a total comprehensive loss of $549,221 in the same period ended June 30, 2005.

Interest income was $178,962 for the period ended June 30, 2006 as compared to $19,772 for the same period a year earlier. This is because of interest earned on monies invested in money market funds. Our expenses were $961,777 in the period ended June 30, 2006 as compared to $532,210 in the same three month period a year earlier. The major component of the $429,567 increase is $395,675 of salaries and wages and $42,124 in consulting fees in the period ended June 30, 2006. Travel and promotion was $105,046 in 2006 as compared to $80,334 in 2005. Stock based compensation of $438,659 is included in consulting fees and salaries and wages for the period ended June 30, 2006. Timing of fund transfers from Canada of the private placement funds resulting in a foreign exchange gain of $410,329.

A review of operating results for the years ended March 31, 2006 and 2005

We incurred a net loss of $1,523,385 for the year ended March 31, 2006, compared to a net loss of $1,830,421 for the same period in 2005. A foreign exchange loss of $132,470 resulted in a total comprehensive loss of $1,655,855 for the year ended March 31, 2006. There was $165,262 in foreign exchange gain in the year ended March 31, 2005. During the year ended March 31, 2006 there were no operating revenues, which was the situation for the year ended March 31, 2004, as we were still in a development stage and had not yet placed our resources into a commercial electricity power generation.

Interest income was $23,276 for the year ended March 31, 2006 as compared to $16,994 for the same period a year earlier. There was no operating revenue for the years ended March 31, 2006 and 2005. Our expenses were $1,663,069 as compared to $1,751,530 a year earlier. The general and administrative portion was $1,160,386, and exploration expenditures were nil for the year ended March 31, 2006. In the year ended March 31, 2005, general and administrative expenses were $1,087,449 and exploration expenditures were $438,885. Professional fees were $386,275 for the year ended March 31, 2006 and $321,081 for the year ended March 31, 2005. The amounts included in general and administrative expenses were primarily composed of salaries and wages and travel and promotion. There were no write-downs of assets. Stock based compensation of $180,780 is included in consulting fees and salaries and wages for the year ended March 31, 2006.

Liquidity and Capital Resources

Three months ended June 30, 2006 and June 30, 2005

Our working capital position of $16,692,680 at June 30, 2006 is adequate to fund our activities to March 31, 2008. Through March 31, 2008, we anticipate our staffing, professional services and office expenditures will average approximately $129,500 per month, or approximately $2,719,500. During the same period, Raft River development activities, including additional well drilling and testing, permitting, engineering, financing and the acquisition of transmission agreements are anticipated to cost approximately $8,800,000.

Further Raft River development and construction projects will not be initiated unless and until additional debt or equity financing is obtained. Consistent with Management’s Plan of Operations on page 44, we have obtained equity financing based on the strength of the Phase 1 power purchase agreement.

Net cash provided by equity financing activities was $19,983,281 in the three months ended June 30, 2006. Financing activities totaled $13,008 in the same period in 2005. Acquisition and development expenditures were $3,285,246 for the 2006 period as compared to $1,000 in the three months ended June 30, 2005. In the period ended June 30, 2006, $277,866 was utilized in operations, as compared to $455,872 in the same period in 2005. Working capital as at June 30, 2006 was $16,692,680 as compared to $1,332,290 on June 30, 2005. Cash resources were $17,172,400 at June 30, 2006 and unpaid current liabilities were $523,242. At June 30, 2005, cash resources were $1,380,742 and unpaid current liabilities were $89,602.

Years ended March 31, 2006 and 2005

Net cash provided by equity financing activities in 2006 was $708,337 as compared to $2,576,562 in 2005. Acquisition and development expenditures were $1,131,764 as compared to $41,331 in 2005. In 2006, $1,204,679 was utilized in operations while $1,578,139 was used in operations for 2005. The working capital as at March 31, 2006 was $19,888,904 as compared to $1,824,167 on March 31, 2005. Cash resources were $20,354,888 and unpaid current liabilities were $280,914 at March 31, 2006. Included in consulting fees for the year ended March 31, 2006 was $180,779 for stock-based compensation. Cash resources were $1,957,075 and unpaid current liabilities were $165,102 as at March 31, 2005 and $295,541 for stock based compensation expense was included in consulting fees.

Critical Accounting Policies

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of our management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short term deposits with maturities of no more than ninety days when acquired.

Going Concern

Based on our projected spending over the next 12 months and the $20,134,260 cash received from the private placement completed April 3, 2006, our auditors have removed the going concern qualification from our financial statements. Management believes that sufficient funding will be available to meet our business objectives, including anticipated cash needs for working capital, and financing for construction of the Phase 1 power plant. As shown in the accompanying consolidated financial statements, we have incurred an accumulated deficit of $5,605,021 for the period from February 26, 2002 (inception) to March 31, 2006, and have no revenue from operations.

Property, Plant and Equipment

Costs of acquisition of geothermal properties are capitalized on an area-of-interest basis. Amortization of these costs will be on a unit-of-production basis, based on estimated proven geothermal reserves should these reserves be found. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment.

We expense all costs related to the development of geothermal reserves prior to the establishment of proven and profitable reserves. Other equipment is recorded at cost. Depreciation of other equipment is calculated on a straight-line basis at an annual rate of 30%.

Income Taxes

As part of the process of preparing the consolidated financial statements, we are required to estimate the federal and state income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as derivative instruments, depreciation, depletion and amortization, and some accrued liabilities for tax and accounting purposes. These differences and the net operating loss carry forwards result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess, using all available positive and negative evidence, the likelihood that the deferred tax assets will be recovered from future taxable income. If we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, we must include an expense or reduction of an expense within the tax provisions in the consolidated statement of operations.

Under SFAS 109, Accounting for Income Taxes, an enterprise must use judgment in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. The more negative evidence that exists (a) the more positive evidence is necessary and (b) the more difficult it is to support a conclusion that a valuation allowance is not needed for some portion, or all of the deferred tax asset. Among the more significant types of evidence that we consider are:

  taxable income projections in future years;

  whether the carry forward period is so brief that it would limit realization of tax benefits;

  future sales and operating cost projections that will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures; and

  our earnings history exclusive of the loss that created the future deductible amount coupled with the evidence indicating that the loss is an aberration rather than a continuing condition.

Since we have no earnings history to determine the likelihood of realizing the benefits of the deferred tax asset, we are unable to determine our ability to realize net operating loss carry forwards prior to their expiration. Accordingly, we are required to provide a valuation allowance against our deferred tax asset.

The significant components of the deferred tax asset at June 30, 2006 and June 30, 2005 were as follows:

	June 30, 2006	March 31, 2006
Net operating loss carryforward	5,567,000	5,196,000
Deferred tax asset	1,893,000	1,767,000
Less valuation allowance for tax asset	-1,893,000	-1,767,000
Net deferred tax asset	-	-

At June 30, 2006 and March 31, 2006, we have net operating loss carryforwards of approximately $5,567,000 and $5,196,000 respectively, which expire in the years 2023 through 2026. The change in the allowance account from March 31, 2006 to June 30, 2006 was $126,000.

Recent Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on our financial condition or results of operations.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter SFAS No. 154) which replaces Accounting Principles Board Opinion No. 20, accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB Opinion No. 28”. SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. Management does not expect SFAS No. 154 to have a material impact on our financial position, results of operations, or cash flows.

CHANGES IN ACCOUNTANTS

On July 15, 2005, we asked for and received the resignation of Morgan & Company, CA, our independent accountant who was previously engaged as the principal accountant to audit our financial statements. Based on the recommendation of our audit committee, our board of directors determined that it was in its best interests to engage independent accountants who are more familiar with United States generally accepted accounting principles and with requirements for filings with the Securities and Exchange Commission, and who are located closer to our principal business office.

Morgan & Company’s report on our financial statements for the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, or accounting principles, but it did contain a modification as to uncertainty.

There were no disagreements between us and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, for the two most recent fiscal years and through the date of dismissal. Morgan & Company has not advised us that (i) internal controls necessary to develop reliable financial statements did not exist; or (ii) information has come to the attention of Morgan & Company which made Morgan & Company unwilling to rely on management’s representations, or unwilling to be associated with the financial statements prepared by management; or (iii) the scope of the audit should be expanded significantly, or that information had come to the attention of Morgan & Company that will, or if further investigated might, materially impact the fairness or reliability of any previously issued audit report or the underlying financial statements.

Effective July 15, 2005, we engaged Williams & Webster, P.S., certified public accountants, as the principal accountant to audit our financial statements. In addition, also effective July 15, 2005, we engaged HEIN & Associates LLP as accounting advisor/consultant for accounting, tax and internal control issues that may raise independence concerns for Williams & Webster, P.S., and/or the Securities and Exchange Commission. Prior to their engagement, we did not consult with either of these firms with respect to the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements, and no written or oral advise with respect to such matters was provided by either firm.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. The reports and other information that we will file can be read and copied at the public reference facilities maintained by the Commission at One Station Place, 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information on the operation of the public reference rooms. Copies of this material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, Northwest, Washington, DC 20549. The Commission maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that Web site is http://www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

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U.S. Geothermal Inc.

CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

U.S. Geothermal Inc.

March 31, 2006

Board of Directors
U.S. Geothermal Inc.
Boise, Idaho

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of U.S. Geothermal Inc. (an exploration stage company) as of March 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and for the period from February 26, 2002 (inception) through March 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of U.S. Geothermal Inc. as of March 31, 2005 were audited by other auditors whose report dated June 16, 2005 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Geothermal Inc. as of March 31, 2006 and the results of its operations, stockholders’ equity, and cash flows for the year then ended and for the period from February 26, 2002 (inception) through March 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
June 23, 2006

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	March 31,	March 31,
	2006	2005

ASSETS

Current
Cash and cash equivalents	$196,499	$1,957,075
Restricted cash (see Note 10)	19,961,890	0
Refundable tax credit	4,703	3,095
Prepaid expenses and other	6,726	29,099
Total Current Assets	20,169,818	1,989,269

Property, Plant and Equipment (see Note 4)	1,726,115	595,701
Total Assets	$21,895,933	$2,584,970

LIABILITIES

Current
Accounts payable and accrued liabilities	$270,831	$160,260
Related party accounts payable	10,083	4,842
Total Current Liabilities	280,914	165,102

STOCKHOLDERS’ EQUITY
Capital stock
Authorized:
100,000,000 common shares with a $0.001 par value
Issued and Outstanding:
18,263,844 shares at March 31, 2006 and	18,264	17,332
17,331,429 shares at March 31, 2005
Capital stock issuable	20,134,260	0
Additional paid-in capital	5,338,200	3,485,642
Stock purchase warrants	1,324,038	2,460,782
Accumulated other comprehensive income	32,792	165,262
Accumulated deficit before development stage	(1,037,422)	(1,037,422)
Accumulated deficit during development stage	(4,195,113)	(2,671,728)
Total Stockholders’ Equity	21,615,019	2,419,868
Total Liabilities and Stockholders’ Equity	$21,895,933	$2,584,970

Approved on behalf of the Board:

“Doug Glaspey”, Director	“Paul Larkin”, Director

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Stated in U.S. Dollars)

	YEAR		CUMULATIVE
	ENDED		PERIOD FROM
	MARCH 31		FEB. 26, 2002
	2006	2005	TO MAR. 31, 2006

Revenue	$-	$-	$-

Operating Expenses
Consulting fees	54,513	489,747	908,465
Administrative and development costs	185,186	118,098	326,071
Exploration expenditures	-	438,885	440,611
Professional fees	386,275	321,081	963,991
Management fees	36,415	86,463	288,733
Salaries and wages	639,927	207,759	847,686
Travel and promotion	360,753	89,497	474,518
Loss from Operations	(1,663,069)	(1,751,530)	(4,250,075)

Other Income (Expense)
Foreign exchange gain (loss)	116,408	(95,885)	11,269
Interest income	23,276	16,994	43,693
Loss Before Income Taxes	(1,523,385)	(1,830,421)	(4,195,113)

Income Taxes (see Note 2g)	-	-	-

Net Loss	$(1,523,385)	$(1,830,421)	$(4,195,113)

Basic And Diluted Net Loss Per Share	$(0.09)	$(0.12)

Weighted Average Number Of Shares Outstanding	17,797,637	15,209,468
for Basic and Diluted Calculations

Other Comprehensive Income (Loss)
Net loss for the period	$(1,523,385)	$(1,830,421)	$(4,195,113)
Foreign currency translation adjustment	(132,470)	165,262	32,792

Total Comprehensive Loss	$(1,655,855)	$(1,665,159)	$(4,162,321)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

	YEAR ENDED		FROM
	March 31		FEB. 26, 2002
	2006	2005	TO MAR. 31, 2006

Operating Activities
Net loss for the period	$(1,523,385)	$(1,830,421)	$(4,195,113)
Add: Non-cash items:
Depreciation	1,350	1,399	3,325
Shares issued for other than cash	-	-	49,600
Stock based compensation	180,779	295,540	772,400

Change in non-cash working
capital items:
Accounts payable and accrued	115,812	(20,363)	34,770
Liabilities
Prepaid expenses	22,373	(29,099)	(6,726)
Refundable tax credit and grant	(1,608)	4,805	1,115
receivable
Total Cash Used by Operating	(1,204,679)	(1,578,139)	(3,340,629)
Activities
Investing Activities
Purchases of property, plant and	(1,131,764)	(41,331)	(1,652,089)
equipment
Cash acquired on business	-	-	5,798
combination
Total Cash Provided (Used) by	(1,131,764)	(41,331)	(1,646,291)
Investing Activities

Financing Activities
Issuance of share capital, net of	708,337	2,576,562	5,150,627
share issue cost
Total Cash Provided by Financing	708,337	2,576,562	5,150,627
Activities

Foreign Exchange Effect On
Cash And Cash Equivalents	(132,470)	129,470	32,792

Increase (Decrease) In Cash And	(1,760,576)	1,086,562	196,499
Cash Equivalents

Cash And Cash Equivalents,
Beginning Of Period	1,957,075	870,513	-

Cash And Cash Equivalents, End	$196,499	$1,957,075	$196,499
Of Period

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Stated in U.S. Dollars)

	YEAR ENDED		FROM
	MARCH 31		FEB. 26, 2002
	2006	2005	TO MAR. 31, 2006

Supplemental Disclosure
Taxes paid	$-	$-	$-
Interest paid	-	-	-
Non-cash investing and financing activities
Shares issued for settlement of debt	-	-	173,639
Shares issued for professional services	-	-	49,600
Shares issued for geothermal property	-	60,351	77,350
Warrants issued for share issue cost	-	133,341	158,778

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FROM INCEPTION, FEBRUARY 26, 2002, TO MARCH 31, 2006
(Stated in U.S. Dollars)

	NUMBER		ADDITIONAL	CAPITAL	STOCK	ACCUM.
	OF		PAID-IN	STOCK	PURCHASE	OTHER	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Shares issued for cash at $0.015 per share – February 26,
2002	2,600,000	$2,600	$37,400	$-	$-	$-	$-	$40,000
Shares and warrants issued for Geothermal property at
$0.009 – March 5, 2002	1,895,000	1,895	15,105	-	-	-	-	17,000

Balance, March 31, 2002 – U.S. Geothermal Inc. – Idaho
	4,495,000	4,495	52,505	-	-	-	-	57,000

Shares issued for cash at $0.25 per share – May 28, 2002
	395,000	395	98,355	-	-	-	-	98,750
Shares issued for services at $0.25 per share – May 28,
2002	5,000	5	1,245	-	-	-	-	1,250
Shares issued for cash at $0.30 per share – November 1,
2002	1,023,667	1,024	306,076	-	-	-	-	307,100
Shares issued for services at $0.30 per share – November
1, 2002	10,000	10	2,990	-	-	-	-	3,000
Shares issued for services at $0.30 per share – February
14, 2003	151,170	151	45,199	-	-	-	-	45,350
Net loss for the period	-	-	-				(164,909)	(164,909)

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002, TO MARCH 31, 2006
(Stated in U.S. Dollars)

	NUMBER		ADDITIONAL	CAPITAL	STOCK	ACCUM.
	OF		PAID-IN	STOCK	PURCHASE	OTHER	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT		TOTAL

Balance carried forward, March 31, 2003 – U.S.								$
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)		347,541

Consolidation adjustment to the number of shares issued
and outstanding as a result of the reverse take-over	(6,079,837)	$(6,080)	$6,080	$-	$-	$-	$-		$-
transaction- U.S. Geothermal Inc.- Idaho
December 19, 2003
Legal parent company shares issued and outstanding at
time of reverse take-over- U.S. Cobalt Inc.-	2,274,616	2,275	(2,275)	-	-	-	-		-
December 19, 2003
Shares issued for acquisition of U.S. Geothermal Inc.-
Idaho	6,939,992	6,940	(6,940)	-	-	-	(408,166)		(408,166)
Warrants issued for acquisition of U.S. Geothermal Inc.-
Idaho	-	-	-	-	629,256	-	(629,256)		-

Shares and warrants issued for cash at a price of $0.45 per
share in a private placement, net of share issue costs of	3,322,221	3,322	959,230	-	457,326	-	-		1,419,878
$75,122 paid in cash and $25,437 paid by issuance of
83,333 agent’s warrants- December 19, 2003
Shares and warrants issued for conversion of notes at
$0.45 per share – February 20, 2004	385,864	386	123,090	-	50,162	-	-		173,638
Stock options granted
	-	-	296,081	-	-	-	-		296,081
Foreign currency translation gain
	-	-	-	-	-	35,792	-		35,792

Net loss for the year
	-	-	-	-	-	-	(676,398)		(676,398)
Balance, March 31, 2004
	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)		$1,188,366

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (CONTINUED)

FROM INCEPTION, FEBRUARY 26, 2002, TO MARCH 31, 2006
(Stated in U.S. Dollars)

	NUMBER		ADDITIONAL	CAPITAL	STOCK	ACCUM.
	OF		PAID-IN	STOCK	PURCHASE	OTHER	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

Shares and warrants issued for cash at a price of $0.66 in
a private placement, net of share issue costs of	4,000,001	4,000	1,103,082	-	1,324,038	-	-	2,431,120
$225,131 paid in cash and $133,341 paid by the
issuance of 280,000 agent’s warrants- September 17,
2004
Shares issued for property at a price of $0.60- February	100,000	100	60,251	-	-	-	-	60,351
22, 2005
Shares issued for stock options exercised	308,735	309	145,133	-	-	-	-	145,442
Stock options granted	-	-	295,540	-	-	-	-	295,540
Foreign currency translation gain	-	-	-	-	-	129,470	-	129,470
Net loss for the year	-	-	-	-	-	-	(1,830,421)	(1,830,421)

Balance, March 31, 2005	17,331,429	17,332	3,485,642	-	2,460,782	165,262	(3,709,150)	2,419,868
Stock options granted	-	-	180,780	-	-	-	-	180,780
Expiration of stock purchase warrants	-	-	1,061,145	-	(1,061,145)	-	-	-
Shares issued for stock options and warrants exercised	932,415	932	610,633	-	(75,599)	-	-	535,966
Foreign currency translation loss	-	-	-	-	-	(132,470)	-	(132,470)
Capital stock issuable as result of a private placement to
be closed April 3, 2006	-	-	-	20,134,260	-	-	-	20,134,260
Net loss for the year
	-	-	-	-	-	-	(1,523,385)	(1,523,385)
Balance, March 31, 2006
	18,263,844	$18,264	$5,338,200	$20,134,260	$1,324,038	$32,792	$(5,232,535)	$21,615,019

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006
(Stated in U.S. Dollars)

NOTE 1 – NATURE OF OPERATIONS AND GOING CONCERN

a) Organization

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO - Idaho”), a company incorporated on February 26, 2002 in the State of Idaho, acquired control of GTH (Note 3). In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the roll-back of common stock.

b) Development Stage Activities

The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations. GEO - Idaho operates for the purpose of acquiring geothermal properties and entered into an agreement with the previous owner, pursuant to which the Company has acquired a 100% interest in the Raft River Geothermal Property located in Cassia County, Idaho (Note 4).

c) Going Concern

Based on the Company’s projected spending over the next 12 months and the $20,134,260 cash received from the private placement completed April 3, 2006, the Company’s auditors have removed the going concern qualification from the Company’s financial statements. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and is currently evaluating several financing options for construction of the phase one power plant. As shown in the accompanying consolidated financial statements, the Company has incurred an accumulated deficit of $5,232,535 for the period from February 26, 2002 (inception) to March 31, 2006, and has no revenue from operations.

NOTE 2- ACCOUNTING POLICIES

a) Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. These consolidated financial statements include the accounts of the following companies:

U.S. Geothermal Inc. (incorporated in the State of Delaware);
U.S. Geothermal Inc. (incorporated in the State of Idaho);

U.S. Cobalt Inc. (incorporated in the State of Colorado);
Raft River Energy I LLC (incorporated in the State of Delaware);
US Geothermal Services, LLC (incorporated in the State of Delaware).

All inter-group transactions are eliminated on consolidation.

b) Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

c) Recent Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter SFAS No. 154”) which replaces Accounting Principles Board Opinion No. 20, accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB Opinion No. 28”. SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. Management does not expect SFAS No. 154 to have a material impact on the Company’s financial position, results of operations, or cash flows.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement had no impact on the financial statements of the Company at December 31, 2005 and 2004.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company has not yet determined the impact to its financial statements from the adoption of this statement.

d) Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short term deposits with maturities of no more than ninety days when acquired.

e) Property, Plant and Equipment

Costs of acquisition of geothermal properties are capitalized on an area-of-interest basis. Amortization of these costs will be on a unit-of-production basis, based on estimated proven geothermal reserves should such reserves be found. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and profitable reserves. Other equipment is recorded at cost. Depreciation of other equipment is calculated on a straight-line basis at an annual rate of 30%.

f) Impairment of Long-Lived Assets

SFAS No. 144- “Accounting for the Impairment or Disposal of Long-Lived Assets” establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations.

g) Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109- “Accounting for Income Taxes”. Under SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The significant components of the deferred tax asset at March 31, 2006 and March 31, 2005 were as follows:

	March 31,	March 31,
	2006	2005
Net operating loss carryforward	$5,196,418	$3,541,913
Deferred tax asset:	$1,767,000	$1,204,000
Less valuation allowance for tax asset	-1,767,000	-1,204,000
Net deferred tax asset	$-	$-

At March 31, 2006 and March 31, 2005, the Company has net operating loss carryforwards of approximately $5,196,418 and $3,541,913 respectively, which expire in the years 2023 through 2025. The change in the allowance account from March 31, 2005 to March 31, 2006 was $563,000.

h) Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax (“GST”) which is refundable from the Government of Canada.

i) Basic and Diluted Loss Per Share

In accordance with SFAS No. 128- “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. As the Company generated net losses in each of the periods presented, the basic and dilutive loss per share is the same, as any exercise of options or warrants would be anti-dilutive.

j) Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are converted into U.S. dollars using the current method as follows:

  Monetary items at the rate prevailing at the balance sheet date;
  Non-monetary items at the historical exchange rate;
  Revenue and expenses at the average rate in effect during the applicable accounting period.

Adjustments arising from the translation of the foreign currency amounts are included as a separate component of stockholders’ equity.

k) Asset Retirement Obligations

SFAS No. 143- “Accounting for Asset Retirement Obligations” requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset.

NOTE 3 - REVERSE TAKE-OVER

Effective December 19, 2003, GTH acquired 100% of the issued and outstanding voting shares of GEO - Idaho by issuing 6,939,992 common shares and 2,420,217 share purchase warrants, of which 2,150,309 common shares and no share purchase warrants were held in escrow as at December 31, 2005 (as at March 31, 2005, 4,243,325 common shares and 1,946,937 share purchase warrants were held in escrow). Each share purchase warrant entitled the holder to purchase one additional common share at a price of $0.75 per share until December 19, 2005. As of December 31, 2005, the 2,420,217 stock purchase warrants noted above have expired without exercise. Since the transaction resulted in the former shareholders of GEO - Idaho owning the majority of the issued shares of GTH, the transaction, which is referred to as a “reverse take-over”, has been treated for accounting purposes as an acquisition by GEO - Idaho of the net assets and liabilities of GTH. Under this purchase method of accounting, the results of operations of GTH are included in these financial statements from December 19, 2003. GEO -Idaho is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

The Company has determined that the share purchase warrants issued as part of the transaction have a fair value of $629,256 as determined by using the Black-Scholes pricing model with the assumptions as stated in Note 5. The amount is considered to be additional consideration given to the former GEO - Idaho shareholders and, as such, has been allocated, along with the net liabilities assumed of GTH, to deficit.

The acquisition is summarized as follows:

Current assets (including cash of $5,798)	$11,616
Current liabilities	(419,782)

Net liabilities assumed	$(408,166)

The net liabilities assumed have been charged to accumulated deficit.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

GEO - Idaho entered into an agreement, as amended December 3, 2002, with the previous owner to purchase up to a 100% interest in the Raft River Geothermal Property (“the Property”) located in Cassia County, Idaho, in exchange for 1,895,000 shares (the “old shares”), 1,612,000 warrants (the “old warrants”) of GEO – Idaho, and up to $600,000 in cash. A condition to acquiring 100% of the Property is the completion by GEO - Idaho of at least a $200,000 work program on the Property. The old shares and old warrants were exchanged subsequent to December 31, 2002 (as part of the reverse take-over described in Notes 3 and 5) for shares and warrants of the Company.

As of March 31, 2006, the Company has acquired a 100% interest in the Property by making cash payments totalling $250,000 in 2003, $225,000 in 2004 and $125,000 in 2005. The Company has also completed the requisite work program. In addition, the Company has paid $57,728 to acquire two purchase options on 1,083 acres of surface and water rights, and paid $949,036 to initiate construction of the Raft River Project.

During the year ended March 31, 2005, the Company acquired 100 acres of surface and energy rights in exchange for a cash payment of $40,000 and issuance of 100,000 common shares valued at $60,351.

Property, plant and equipment consisted of the following at the dates shown:

	March 31,	March 31,
	2006	2005
Geothermal property (land and equipment)
Balance, beginning of period	$592,351	$492,000
Shares issued	-	60,351
Cash payments	182,728	40,000
Balance, end of period	775,079	592,351

Construction in Process- Raft River Project
Balance, beginning of period	-	-
Power Plant One	565,459	-
Transmission Lines and Substation	139,193	-
Pipelines	78,478	-
Well Drilling	165,906	-
Balance, end of period	949,036	-

Other equipment
Balance, beginning of period	5,325	3,994
Acquisitions	-	1,331
Balance, end of period	5,325	5,325
Less: Accumulated depreciation	(3,325)	(1,975)
Net balance, end of period	2,000	3,350

	$1,726,115	$595,701

NOTE 5 - CAPITAL STOCK

The Company is authorized to issue 1,000,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

On March 13, 2006, the Company issued 15,000 common shares upon the exercise of 15,000 options at an exercise price of $0.60 CDN ($0.51 U.S. as of March 13, 2006).

On February 17, 2006, the Company issued 192,934 common shares upon the exercise of 192,934 stock purchase warrants at an exercise price of $0.75 U.S.

On February 9, 2006, the Company issued 25,000 common shares upon the exercise of 25,000 options at an exercise price of $0.60 CDN ($0.51 as of February 9, 2006).

On February 6, 2006, the Company issued 120,000 common shares as a signing bonus as part of an employment agreement at a deemed price of $0.72 CDN ($0.61 U.S. as of February 6, 2006.

On January 9, 2006, the Company issued 138,370 common shares upon the exercise of 138,370 options at an exercise price of $0.60 CDN ($0.51 U.S. as of January 9, 2006).

On January 3, 2006, the Company issued 200,000 common shares upon the exercise of 200,000 options at an exercise price of $0.60 CDN ($0.51 U.S. as of January 3, 2006).

On December 28, 2005, the Company issued 183,333 common shares upon the exercise of 100,000 options at an exercise price of $0.60 CDN ($0.51 U.S. as of December 28, 2005) and 83,333 purchase warrants at an exercise price of $0.45 U.S.

On July 22, 2005, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.51 U.S. as of July 22, 2005).

On April 11, 2005, the Company issued 17,778 common shares upon the exercise of 17,778 options at an exercise price of $0.90 CDN ($0.73 U.S. as of April 11, 2005).

On February 23, 2005, the Company issued 100,000 common shares at a price of $0.60 for two parcels of land and energy rights adjacent to its Raft River Property valued at $60,351.

On February 18, 2005, the Company issued 30,000 common shares upon the exercise of 30,000 stock options at an exercise price of $0.60 CDN ($0.49 U.S. as at February 18, 2005).

On October 20, 2004, the Company issued 278,735 common shares upon the exercise of 278,735 stock options at an exercise price of $0.60 CDN ($0.47 U.S. as at October 20, 2004).

In payment for services provided in connection with the private placement described below, the Company paid $225,131 in cash and granted 280,000 agent’s warrants exercisable at a price of $0.85 CDN ($0.72 U.S. as at September 30, 2005) until September 17, 2006. The warrants are exercisable into units identical (including with respect to acceleration) to the units offered in the private placement. The fair value of $133,341, as calculated by the Black-Scholes model, was recorded as a share issue cost.

On September 17, 2004, the Company issued 4,000,001 units for a private placement at a price of $0.85 CDN ($0.66 U.S. as at September 17, 2004) per unit. Each unit consists of one common share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share at a price of $1.25 CDN ($1.06 U.S. as at September 30, 2005) per share until September 17, 2006. Should the closing price of the Company’s common shares exceed $1.65 CDN ($1.40 U.S. as at September 30, 2005) per share for twenty consecutive trading days, the exercise date of the warrants may be accelerated to a date not earlier than twenty days following the date of the press release indicating the acceleration.

During the year ended March 31, 2004, the Company made cash payments totalling $137,398 pursuant to the convertible notes described below. On February 20, 2004, the Company issued 385,864 units, at a value of $0.45 per unit, on conversion of amounts due under the convertible promissory notes totalling $173,639, including unpaid principal of $147,000 and interest accrued at a rate of 20% per annum totalling $26,638. Each unit has identical terms and conditions to the units issued in the December 2003 private placement described below, other than the expiration date of the warrants which expire on February 17, 2006.

On December 19, 2003, the Company issued 6,939,992 shares and 2,420,217 warrants (the “new warrants”) to the shareholders of GEO - Idaho to effect the reverse take-over (“RTO”) described in Note 3. Pursuant to the negotiated agreement of the parties, as approved by the TSX Venture Exchange, the GEO - Idaho shares were exchanged on a one-for-one basis with all GEO - Idaho shareholders other than Vulcan Power Company, which received shares and warrants so that Vulcan Power would own 14% on a non-diluted and 25% on a fully-diluted basis after closing (taking into account the private placement closed in conjunction with the RTO discussed below). To meet these percentages, Vulcan was issued 1,755,159 shares and the 2,420,217 new warrants. Vulcan had held 1,895,000 GEO-Idaho shares and 1,612,000 GEO - Idaho warrants prior to the RTO. The new warrants, issued only to Vulcan as the sole old warrant holder of GEO - Idaho, have an exercise price of $0.75 per share and expire December 19, 2005. Concurrently with the RTO, the Company issued 3,322,221 units for a private placement at a price of $0.45 per unit. Each unit consists of one common share and one half of one share purchase warrant. Each full share purchase warrant entitles the holder to purchase one additional common share at a price of $0.75 per share until December 19, 2005. The share issuance costs of this issuance were $100,559. Of this amount, $75,122 was paid in cash and $25,437 was paid by the issuance of 83,333 agent’s warrants to purchase up to 83,333 common shares, exercisable at a price of $0.45 until December 19, 2005. The value assigned to the new warrants was $629,256 ($0.26 per warrant), and the value assigned to the warrants included in the units was $431,889 ($0.26 per warrant) as calculated by the Black-Scholes model. The exercise date of the warrants issued in connection with the RTO, the private placement and agent services can be accelerated to 30 days after written notice from the Company provided that the Company has obtained both: (i) all material permits and licenses necessary to authorize initiation of construction of a 10 megawatt power plant; and (ii) power purchase and transmission agreements for such plant. The fair value of the agent’s warrants of $25,437 ($0.30 per warrant) was calculated by the Black-Scholes model. The share issue costs have been netted against the proceeds allocated to additional paid in capital.

On April 25, 2003, the Company committed to issue convertible promissory notes in an aggregate principal amount of $269,000. The notes were convertible, at the option of the holder, into units identical in terms to the units described above, except with respect to the expiration date of the units, as described above. The notes carried an interest rate of 20%.

On February 14, 2003, the Company issued 151,170 common shares to directors of the Company for management services. These shares had a fair value on that date of $45,350. Accordingly, these shares were recorded as a charge to management fees in the consolidated statement of operations.

On November 1, 2002, the Company issued 1,023,667 common shares at a price of $0.30 per share for cash proceeds of $307,100 and 10,000 common shares for services related to the geothermal property. The shares issued for services had a fair value on that date of $3,000. Accordingly, these shares were recorded as a charge to exploration expenditures in the consolidated statement of operations.

On May 28, 2002, the Company issued 395,000 common shares at a price of $0.25 per share for cash proceeds of $98,750 and issued 5,000 common shares for consulting services. The shares issued for services had a fair value on that date of $1,250. Accordingly, the shares issued for services were recorded as a charge to consulting fees in the consolidated statement of operations.

Escrow Shares

The following common shares and share purchase warrants are in escrow at the dates shown:

	March 31,	March 31,
	2006	2005

Common shares	2,150,309	4,241,540
Share purchase warrants	0	1,946,937

The escrow shares and warrants are or were held in escrow pursuant to standard requirements of the TSX Venture Exchange, which required that escrow conditions be placed upon the shares and share purchase warrants issued in conjunction with the acquisition of GEO - Idaho (Note 3) and the concurrently completed private placement (Note 5). Shares are released from escrow at six month intervals, with the last release from escrow scheduled for December 19, 2006. All stock purchase warrants previously held in escrow expired as of December 31, 2005, without exercise.

NOTE 6 - STOCK -BASED COMPENSATION

The Company‘s stock option plan provides for the grant of incentive stock options enabling the holders to purchase up to 2,584,000 common shares. The plan is for employees, consultants, officers and directors of the Company. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months. Because the plan has historically been administered in Canada by Pacific Corporate Trust, the Company has issued stock options with an exercise price stated in Canadian dollars per share.

During the quarter ended June 30, 2005, the Company granted 50,000 stock options to a consultant exercisable at a price of $0.72 CDN ($0.61 USD as at December 31, 2005) until April 19, 2010.

During the year ended March 31, 2005, the Company granted 560,000 stock options to consultants, directors and officers exercisable at prices ranging from $0.72 to $0.90 CDN ($0.61 to $0.77 USD as at December 31, 2005).

During the year ended March 31, 2004, the Company granted 1,745,000 stock options to consultants, directors and officers exercisable at a price of $0.60 CDN ($0.51 USD as at December 31, 2005) until January 3, 2009.

Compensation expense related to stock options granted is recorded at their fair value as calculated by the Black-Scholes option pricing model. Compensation expense of $25,509 was included in consulting fees and $155,271 was included in salaries and wages for the twelve months ended March 31, 2006 (March 31, 2005 - $295,541).

The changes in stock options are as follows:

	NUMBER	WEIGHTED
	SHARES	AVERAGE
	UNDER	EXERCISE
	OPTIONS	PRICE

Balance outstanding, March 31, 2004	1,745,000	$0.60 CDN

Cancelled	(240,000)	0.60 CDN
Exercised	(308,735)	0.60 CDN
Granted	470,000	0.72 CDN
Granted	90,000	0.90 CDN
Balance outstanding March 31, 2005	1,756,265	0.65 CDN

Cancelled	(182,267)	0.60 CDN
Exercised	(518,370)	0.60 CDN
Granted	50,000	0.72 CDN
Exercised	(17,778)	0.90 CDN
Cancelled	(22,222)	0.90 CDN
Balance outstanding March 31, 2006	1,065,628	$0.67 CDN

The following table summarizes information about the number of shares under stock options outstanding and exercisable at March 31, 2006:

	OPTIONS OUTSTANDING			OPTIONS
				EXERCISABLE
	MARCH 31, 2005	MARCH 31, 2006	REMAINING
EXERCISE	NUMBER OF	NUMBER OF	CONTRACTUAL	NUMBER OF
PRICE	SHARES	SHARES	LIFE (YEARS)	SHARES

$ 0.60 CDN	1,196,265	495,628	2.76	495,628
0.72 CDN	470,000	520,000	3.67	390,000
0.90 CDN	90,000	50,000	3.67	37,500

$ 0.67 CDN	1,756,265	1,065,628	3.25	923,128

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The weighted average fair value of options granted was $0.50 per share. The assumptions used to calculate the fair value are as follows:

	2005	2004

Dividend yield	0	0
Expected volatility	116%	136%
Risk free interest rate	3.88%	4.18%
Expected life	5 Years	5 Years

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

Stock Purchase Warrants

As at March 31, 2006 (8,637,593 as at March 31, 2005), the following share purchase warrants are outstanding:

WARRANTS	EXERCISABLE
ISSUED	(a) INTO			FAIR
PURSUANT TO	NUMBER	EXERCISE	EXPIRATION	VALUE
	OF COMMON	PRICE	DATE	AT ISSUANCE
	(a) SHARES

Private placement	4,000,001	$1.25 CDN	September 17, 2006	$1,190,697
Agent’s warrants	280,000	$0.85 CDN	September 17, 2006	$133,341
	4,280,001			$1,324,038

On February 17, 2006, stock purchase warrants representing 192,934 common shares at an exercise price of $0.75 were exercised.

Effective December 19, 2005, stock purchase warrants representing 4,081,327 shares at an exercise price of $0.75 expired without exercise, while 83,333 stock purchase warrants at an exercise price of $0.45 were exercised.

The Black-Scholes option pricing model was used to determine the fair value of the warrants, with the following assumptions:

	2005	2004

Dividend yield	0%	0%
Expected volatility	150%	136%
Risk free interest rate	2.65%	4.18%
Expected life	24 months	24 months

NOTE 7 - RELATED PARTY TRANSACTIONS

As at March 31, 2006 and March 31, 2005, the amounts of $10,083 and $4,842 are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

The Company incurred the following transactions with directors, officers and a company with a common director:

	12 Months	12 Months
	March 31,	March 31,
	2006	2005

Administrative services	$19,584	$18,142

Management fees	21,500	64,196
Consulting fees	24,960	49,194
Legal fees	871	14,913
Rent	13,863	11,273

	$80,778	$157,718

NOTE 8 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The material difference in respect to these financial statements between U.S. and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) are recorded as a capital asset. Under U.S. GAAP, these amounts are expensed. As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

Consolidated Balance Sheets	U.S. GAAP March 31, 2006	Canadian GAAP March 31, 2006	U.S. GAAP March 31, 2005	Canadian GAAP March 31, 2005
Plant, Property & Equipment	$ 1,726,115	$ 2,166,726	$ 595,701	$ 1,054,199
Total Assets	21,895,933	22,336,544	2,584,970	3,043,468
Stockholder’s Equity	21,615,019	22,055,630	2,419,868	2,878,366
Total Liabilities & Stockholder’s Equity	21,895,933	22,336,544	2,584,970	3,043,468

Consolidated Statements of Operations and Comprehensive Loss	U.S. GAAP Twelve Months ended March 31, 2006	Canadian GAAP Twelve Months ended March 31, 2006	U.S. GAAP Twelve Months ended March 31, 2005	Canadian GAAP Twelve Months ended March 31, 2005
Exploration Expenditures	$ 0	$ 0	$ 438,885	$ 15,827
Loss from Operations	(1,663,069)	(1,607,755)	(1,751,530)	(1,496,417)
Net Loss	(1,523,385)	(1,468,071)	(1,830,421)	(1,445,135)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property. The leases provide for the following annual payments within the next five fiscal years:

2006	$ 28,850
2007	$ 20,100
2008	$ 20,400
2009	$ 20,800
2010	$ 23,800

The Company has signed a 10 MW power purchase agreement with Idaho Power Company for sale of power generated from its planned phase one power plant. Sale of power generated from phase two power plants are currently under discussion. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements are all contingent upon successful financing and construction of the power plant at Raft River.

On December 5, 2005, the Company signed a contract with Ormat Nevada, Inc. (Ormat) for Ormat to construct a 13 MW geothermal power plant at Raft River, Idaho for a lump sum price of $20,200,000 (exclusive of taxes). The Company expects the output of the plant will be used to meet power delivery requirements of the Company’s agreements with Idaho Power Company.

On April 3, 2006, the Company completed a private placement of 25,000,000 common shares at a price of $1.00 CDN ($0.86 U.S. as of April 3, 2006). Proceeds, net of financing fees, totaled $20,134,260. Of the net proceeds, $172,370 had been received in the Company’s bank accounts prior to year end. Since the subscription forms reflected a March 30, 2006 date, and the remainder of the cash was on deposit with Dundee Securities, the private placement was recorded as “Restricted Cash” and as “Capital Stock Issuable” in these financial statements. Upon the issuance of the common shares on April 3, 2006, all cash restrictions were lifted.

We lease general office space for our executive office in Boise at an annual cost of $30,506. The underlying lease is a year-to-year lease that expires on January 31, 2007.

NOTE 10- SUBSEQUENT EVENTS

On April 3, 2006, the Company completed a private placement of 25,000,000 common shares at a price of $1.00 CDN ($0.86 U.S. as of April 3, 2006). Proceeds, net of financing fees, totaled $20,134,260. Of the net proceeds, $172,370 had been received in the Company’s bank accounts. Since the subscription forms reflected a March 30, 2006 date, and the remainder of the cash was on deposit with Dundee Securities, the private placement was reflected as Restricted Cash and as Capital Stock Issuable in these financial statements. Upon the issuance of the common shares on April 3, 2006, all cash restrictions were lifted.

On April 27, 2006, the Company and Ormat amended the contract to construct the phase one geothermal power plant in order to allow commencement of construction in advance of project financing. In connection with the amendment, the Company issued a Notice to Proceed to Ormat, which commissioned them to immediately proceed with final detailed engineering and place orders for long-lead time equipment and material components. This schedule is intended to provide first synchronization of the phase one power plant in September 2007 with full commercial operations no later than November 2007.

U.S. GEOTHERMAL INC.

(A Development Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	Unaudited
	June 30,	March 31,
	2006	2006

ASSETS

Current
Cash and cash equivalents	$17,172,400	$196,499
Restricted cash	-	19,961,890
Refundable tax credit	11,688	4,703
Prepaid expenses	31,834	6,726
Total Current Assets	17,215,922	20,169,818

Property, Plant and Equipment	5,009,903	1,726,115
Total Assets	$22,225,825	$21,895,933

LIABILITIES

Current
Accounts payable and accrued liabilities	$504,136	$270,831
Related party accounts payable	19,106	10,083
Total Current Liabilities	523,242	280,914
STOCKHOLDERS’ EQUITY

Capital Stock
Authorized:
100,000,000 common shares with a $0.001 par value
Issued and Outstanding:
43,303,844 shares at June 30, 2006 and	43,304	18,264
18,263,844 shares at March 31, 2006

Capital stock issuable	-	20,134,260
Additional paid-in capital	25,907,470	5,338,200
Stock purchase warrants	1,324,038	1,324,038
Accumulated other comprehensive income	32,792	32,792
Accumulated deficit before development stage	(1,037,422)	(1,037,422)
Accumulated deficit during development stage	(4,567,599)	(4,195,113)
Total Stockholders’ Equity	21,702,583	21,615,019
Total Liabilities and Stockholders’ Equity	$22,225,825	$21,895,933

Approved on behalf of the Board:

“Doug Glaspey”	“Paul Larkin”
Director	Director

The accompanying condensed notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Stated in U.S. Dollars)

			Unaudited
			CUMULATIVE
	Unaudited	Unaudited	PERIOD FROM
	THREE MONTHS ENDED		INCORPORATION
	JUNE 30,		FEBRUARY 26, 2002
	2006	2005	TO JUNE 30, 2006

Revenue	$-	$-	$-

Operating Expenses
Consulting fees	65,455	23,331	973,920
Corporate administration and development	27,305	17,408	353,376
Exploration expenditures	-	26,318	440,611
Professional fees	213,068	230,121	1,177,059
Management fees	12,328	11,798	301,061
Salaries and wages	538,575	142,900	1,386,261
Travel and promotion	105,046	80,334	579,564
Loss from Operations	(961,777)	(532,210)	(5,211,852)

Other Income (Expense)
Foreign exchange loss	410,329	95,686	421,598
Interest Income	178,962	19,772	222,655
Loss Before Income Taxes	(372,486)	(416,752)	(4,567,599)

Income Taxes	-	-	-

Net Loss	$(372,486)	$(416,752)	$(4,567,599)

Basic And Diluted Net Loss Per Share	$(0.01)	$(0.02)

Weighted Average Number Of Shares Outstanding for	43,283,844	17,347,253
Basic and Diluted Calculations

Other Comprehensive Income (Loss)
Net loss for the period	$(372,486)	$(416,752)
Foreign currency translation adjustment	-	(132,469)

Total Comprehensive Loss	$(372,486)	$(549,221)

The accompanying condensed notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

			UNAUDITED
			CUMULATIVE
	Unaudited	Unaudited	PERIOD FROM
	THREE MONTHS		INCORPORATION
	JUNE 30		FEBRUARY 26, 2002
	2006	2005	TO JUNE 30, 2006

Operating Activities
Net loss for the period	$(372,486)	$(416,752)	$(4,567,599)
Add: Non-cash items:
Depreciation	1,458	141	4,783
Shares issued for other than cash	-	-	49,600
Stock based compensation	438,659	45,195	1,211,059

Change in non-cash working capital items:
Accounts payable and accrued liabilities	242,328	(75,500)	277,098
Prepaid expenses	(25,108)	(9,798)	(31,834)
Refundable tax credit and grant receivable	(6,985)	(842)	(5,870)
Total Cash Provided (Used) by Operating Activities	277,866	(455,872)	(3,062,763)
Investing Activities
Purchases of property, plant and equipment	(3,285,246)	(1,000)	(4,937,335)
Cash acquired on business combination	-	-	5,798
Total Cash Provided (Used) by Investing Activities	(3,285,246)	(1,000)	(4,931,537)

Financing Activities
Issuance of share capital, net of share issue cost	19,983,281	13,008	25,133,908
Total Cash Provided by Financing Activities	19,983,281	13,008	25,133,908

Foreign Exchange Effect On Cash And Cash
Equivalents	-	(132,469)	32,792

Increase In Cash And Cash Equivalents	16,975,901	(576,333)	17,172,400

Cash And Cash Equivalents, Beginning Of Period
	196,499	1,957,075	-

Cash And Cash Equivalents, End Of Period	$17,172,400	$1,380,742	$17,172,400

The accompanying condensed notes are an integral part of these consolidated financial statements.

Supplemental Disclosure
Taxes paid	$-	$-	$-
Interest paid	-	-	-
Non-cash investing and financing activities
Construction in Progress	-	(1,000)	(1,000)
Shares issued for exercise of options	-	13,008	13,008
Shares issued for settlement of debt	-	-	173,639
Shares issued for professional services	-	-	49,600
Shares issued for geothermal property	-	-	77,350
Warrants issued for share issue cost		-	158,778

The accompanying condensed notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FROM INCEPTION, FEBRUARY 26, 2002, TO JUNE 30, 2006
(Stated in U.S. Dollars)

	NUMBER		ADDITIONAL	CAPITAL	STOCK	ACCUM.
	OF		PAID-IN	STOCK	PURCHASE	OTHER	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Shares issued for cash at $0.015 per share – February 26,
2002	2,600,000	$2,600	$37,400	$-	$-	$-	$-	$40,000
Shares and warrants issued for Geothermal property at
$0.009 – March 5, 2002	1,895,000	1,895	15,105	-	-	-	-	17,000

Balance, March 31, 2002 – U.S. Geothermal Inc. – Idaho
	4,495,000	4,495	52,505	-	-	-	-	57,000

Shares issued for cash at $0.25 per share – May 28, 2002
	395,000	395	98,355	-	-	-	-	98,750
Shares issued for services at $0.25 per share – May 28,
2002	5,000	5	1,245	-	-	-	-	1,250
Shares issued for cash at $0.30 per share – November 1,
2002	1,023,667	1,024	306,076	-	-	-	-	307,100
Shares issued for services at $0.30 per share – November
1, 2002	10,000	10	2,990	-	-	-	-	3,000
Shares issued for services at $0.30 per share – February
14, 2003	151,170	151	45,199	-	-	-	-	45,350
Net loss for the period	-	-	-				(164,909)	(164,909)

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (CONTINUED)

FROM INCEPTION, FEBRUARY 26, 2002, TO JUNE 30, 2006
(Stated in U.S. Dollars)

	NUMBER		ADDITIONAL	CAPITAL	STOCK	ACCUM.
	OF		PAID-IN	STOCK	PURCHASE	OTHER	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT		TOTAL

Balance carried forward, March 31, 2003 – U.S.								$
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)		347,541

Consolidation adjustment to the number of shares issued
and outstanding as a result of the reverse take-over	(6,079,837)	$(6,080)	$6,080	$-	$-	$-	$-		$-
transaction- U.S. Geothermal Inc.- Idaho
December 19, 2003
Legal parent company shares issued and outstanding at
time of reverse take-over- U.S. Cobalt Inc.-	2,274,616	2,275	(2,275)	-	-	-	-		-
December 19, 2003
Shares issued for acquisition of U.S. Geothermal Inc.-
Idaho	6,939,992	6,940	(6,940)	-	-	-	(408,166)		(408,166)
Warrants issued for acquisition of U.S. Geothermal Inc.-
Idaho	-	-	-	-	629,256	-	(629,256)		-

Shares and warrants issued for cash at a price of $0.45 per
share in a private placement, net of share issue costs of	3,322,221	3,322	959,230	-	457,326	-	-		1,419,878
$75,122 paid in cash and $25,437 paid by issuance of
83,333 agent’s warrants- December 19, 2003
Shares and warrants issued for conversion of notes at
$0.45 per share – February 20, 2004	385,864	386	123,090	-	50,162	-	-		173,638
Stock options granted
	-	-	296,081	-	-	-	-		296,081
Foreign currency translation gain
	-	-	-	-	-	35,792	-		35,792

Net loss for the year
	-	-	-	-	-	-	(676,398)		(676,398)
Balance, March 31, 2004
	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)		$1,188,366

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (CONTINUED)

FROM INCEPTION, FEBRUARY 26, 2002, TO JUNE 30, 2006
(Stated in U.S. Dollars)

	NUMBER		ADDITIONAL	CAPITAL	STOCK	ACCUM.
	OF		PAID-IN	STOCK	PURCHASE	OTHER	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT		TOTAL

Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)		1,188,366
								$
Shares and warrants issued for cash at a price of $0.66 in
a private placement, net of share issue costs of	4,000,001	4,000	1,103,082	-	1,324,038	-	-		2,431,120
$225,131 paid in cash and $133,341 paid by the
issuance of 280,000 agent’s warrants- September 17,
2004
Shares issued for property at a price of $0.60- February	100,000	100	60,251	-	-	-	-		60,351
22, 2005
Shares issued for stock options exercised	308,735	309	145,133	-	-	-	-		145,442
Stock options granted	-	-	295,540	-	-	-	-		295,540
Foreign currency translation gain	-	-	-	-	-	129,470	-		129,470
Net loss for the year	-	-	-	-	-	-	(1,830,421)		(1,830,421)

Balance, March 31, 2005	17,331,429	17,332	3,485,642	-	2,460,782	165,262	(3,709,150)		2,419,868
Stock options granted	-	-	180,780	-	-	-	-		180,780
Expiration of stock purchase warrants	-	-	1,061,145	-	(1,061,145)	-	-		-
Shares issued for stock options and warrants exercised	932,415	932	610,633	-	(75,599)	-	-		535,966
Foreign currency translation loss	-	-	-	-	-	(132,470)	-		(132,470)
Capital stock issuable as result of a private placement to
be closed April 3, 2006	-	-	-	20,134,260	-	-	-		20,134,260
Net loss for the year
	-	-	-	-	-	-	(1,523,385)		(1,523,385)
Balance, March 31, 2006
	18,263,844	18,264	5,338,200	20,134,260	1,324,038	32,792	(5,232,535)		21,615,019
Stock options granted			438,659						438,659
Shares issued for stock options exercised	40,000	40	21,351						21,391
Capital stock issued as result of a private placement	25,000,000	25,000	20,109,260	(20,134,260)					0
closed April 3, 2006
Net loss for the period							(372,486)		(372,486)
Balance, June 30, 2006	43,303,844	$43,304	$25,907,470	$0	$1,324,038	$32,792	$(5,605,021)		$21,702,583

The accompanying condensed notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
(Unaudited- Prepared by Management)

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, acquired control of GTH. (Note 3) In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the roll-back of common stock.

The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations. GEO - Idaho operates for the purpose of acquiring geothermal properties and has entered into an agreement with Vulcan Power Company (“Vulcan”) of Bend, Oregon, U.S.A., pursuant to which it has agreed to acquire up to a 100% interest in the Raft River Geothermal Property located in Cassia County, Idaho, U.S.A. (Note 4).

Basis of Presentation

The interim financial data are unaudited; however, in the opinion of management, the interim data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The financial statements included herein have been prepared by U.S. Geothermal, Inc. pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although U.S. Geothermal, Inc. believes that the disclosures included herein are adequate to make the information presented not misleading. Operating results for the periods presented are not necessarily indicative of future results. These financial statements should be read in conjunction with the financial statements and notes to financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2006.

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. These consolidated financial statements include the accounts of the following companies:

i) U.S. Geothermal Inc. (incorporated in the State of Delaware);
ii) U.S. Geothermal Inc. (incorporated in the State of Idaho);
iii) U.S. Cobalt Inc. (incorporated in the State of Colorado);
iv) Raft River Energy I LLC (incorporated in the State of Delaware);
v) US Geothermal Services, LLC (incorporated in the State of Delaware).

All inter-group transactions are eliminated on consolidation.

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Recent Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter “SFAS No. 154”) which replaces Accounting Principles Board Opinion No. 20, accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB Opinion No. 28”. SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections.

SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005.Management does not expect SFAS No. 154 to have a material impact on the Company’s financial position, results of operations, or cash flows.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short term deposits with maturities of no more than ninety days when acquired.

Going Concern

Based on the Company’s projected spending over the next 12 months and the $20,134,260 cash received from the private placement completed April 3, 2006, the Company’s auditors have removed the going concern qualification from the Company’s financial statements. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and financing for construction of the phase one power plant. As shown in the accompanying consolidated financial statements, the Company has incurred an accumulated deficit of $5,605,021 for the period from February 26, 2002 (inception) to March 31, 2006, and has no revenue from operations.

Property, Plant and Equipment

Costs of acquisition of geothermal properties are capitalized on an area-of-interest basis. Amortization of these costs will be on a unit-of-production basis, based on estimated proven geothermal reserves should such reserves be found. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and profitable reserves. Other equipment is recorded at cost. Depreciation of other equipment is calculated on a straight-line basis at an annual rate of 30%.

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109- “Accounting for Income Taxes”. Under SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The significant components of the deferred tax asset at June 30, 2006 and June 30, 2005 were as follows:

	June 30,	March 31,
	2006	2006
Net operating loss carryforward	$5,567,000	$5,196,000
Deferred tax asset:	$1,893,000	$1,767,000
Less valuation allowance for tax asset	-1,893,000	-1,767,000
Net deferred tax asset	$-	$-

At June 30, 2006 and March 31, 2006, the Company has net operating loss carryforwards of approximately $5,567,000 and $5,196,000 respectively, which expire in the years 2023 through 2026. The change in the allowance account from March 31, 2006 to June 30, 2006 was $126,000.

NOTE 3- REVERSE TAKE-OVER

Effective December 19, 2003, GTH acquired 100% of the issued and outstanding voting shares of GEO - Idaho by issuing 6,939,992 common shares and 2,420,217 share purchase warrants, of which 3,149,846 common shares and 1,500,570 share purchase warrants were held in escrow as at June 30, 2005 (March 31, 2005, 4,243,325 common shares and 1,946,937 share purchase warrants). Each share purchase warrant entitles the holder to purchase one additional common share at a price of $0.75 per share until December 15, 2005. Since the transaction resulted in the former shareholders of GEO – Idaho owning the majority of the issued shares of GTH, the transaction, which is referred to as a “reverse take-over”, has been treated for accounting purposes as an acquisition by GEO - Idaho of the net assets and liabilities of GTH. Under this purchase method of accounting, the results of operations of GTH are included in these financial statements from December 19, 2003. GEO - Idaho is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

The Company has determined that the share purchase warrants issued as part of the transaction have a fair value of $629,256 as determined by using the Black-Scholes pricing model with the assumptions as stated in Note 6. The amount is considered to be additional consideration given to the former GEO-Idaho shareholders and, as such, has been allocated, along with the net liabilities assumed of GTH, to deficit.

The acquisition is summarized as follows:

Current assets (including cash of $5,798)	$11,616
Current liabilities	(419,782)

Net liabilities assumed	$(408,166)

The net liabilities assumed were charged to accumulated deficit.

NOTE 4- PROPERTY, PLANT AND EQUIPMENT

GEO - Idaho entered into an agreement, as amended December 3, 2002, with the previous owner to purchase up to a 100% interest in the Raft River Geothermal Property (“the Property”) located in Cassia County, Idaho, in exchange for 1,895,000 shares (the “old shares”), 1,612,000 warrants (the “old warrants”) of GEO – Idaho, and up to $600,000 in cash. A condition to acquiring 100% of the Property was the completion by GEO - Idaho of at least a $200,000 work program on the Property. The old shares and old warrants were exchanged subsequent to December 31, 2002 (as part of the reverse take-over described in Notes 3 and 5) for shares and warrants of the Company.

As of March 31, 2006, the Company has acquired a 100% interest in the Property by making cash payments totalling $250,000 in 2003, $225,000 in 2004 and $125,000 in 2005. The Company has also completed the requisite work program. In addition, the Company has paid $57,728 to acquire two purchase options on 1,083 acres of surface and water rights, and paid $949,036 to initiate construction of the Raft River Project.

During the quarter ended June 30, 2006, the Company acquired 123 acres of surface and energy rights in exchange for a cash payment of $208,413 and acquired 631 acre feet per annum in water rights for $15,000. The Company also acquired access to 5,409 acres of surface, mineral and geothermal rights through a lease payment of $15,000, and paid $2,976,964 in construction costs for the Phase 1 Raft River project. An additional $32,415 was paid to acquire furniture and computer equipment for the corporate and Raft River offices.

Property, plant and equipment consisted of the following at the dates shown:

	June 30,	March 31,
	2006	2006
Geothermal property (land and equipment)
Balance, beginning of period	$775,079	$592,351
Shares issued	-	-
Cash payments	275,867	182,728
Balance, end of period	1,050,946	775,079

Construction in Process- Raft River Project
Balance, beginning of period	949,036	-
Power Plant One	2,148,807	565,459
Transmission Lines and Substation	13,544	139,193
Pipelines	397,909	78,478
Well Drilling	416,704	165,906
Balance, end of period	3,926,000	949,036

Other equipment
Balance, beginning of period	5,325	5,325
Acquisitions	32,415	-
Balance, end of period	37,740	5,325
Less: Accumulated depreciation	(4,783)	(3,325)
Net balance, end of period	32,957	2,000

	$5,009,903	$1,726,115

NOTE 5- CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

On May 23, 2006, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.53 U.S. as of May 23, 2006).

On April 3, 2006, the Company completed a private placement of 25,000,000 common shares at a price of $1.00 CDN ($0.86 U.S. as of April 3, 2006). Proceeds, net of financing fees, totaled $20,134,260. Of the net proceeds, $172,370 had been received in the Company’s bank accounts prior to year end. Since the subscription forms reflected a March 30, 2006 date, and the remainder of the cash was on deposit with Dundee Securities Corporation, the private placement was recorded as “Restricted Cash” and as “Capital Stock Issuable” in the financial statements at March 31, 2006. Upon the issuance of the common shares on April 3, 2006, all cash restrictions were lifted.

On March 13, 2006, the Company issued 15,000 common shares upon the exercise of 15,000 options at an exercise price of $0.60 CDN ($0.51 U.S. as of March 13, 2006).

On February 17, 2006, the Company issued 192,934 common shares upon the exercise of 192,934 stock purchase warrants at an exercise price of $0.75 U.S.

On February 9, 2006, the Company issued 25,000 common shares upon the exercise of 25,000 options at an exercise price of $0.60 CDN ($0.51 as of February 9, 2006).

On February 6, 2006, the Company issued 120,000 common shares as a signing bonus as part of an employment agreement at a deemed price of $0.72 CDN ($0.61 U.S. as of February 6, 2006).

On January 9, 2006, the Company issued 138,370 common shares upon the exercise of 138,370 options at an exercise price of $0.60 CDN ($0.51 U.S. as of January 9, 2006).

On January 3, 2006, the Company issued 200,000 common shares upon the exercise of 200,000 options at an exercise price of $0.60 CDN ($0.51 U.S. as of January 3, 2006).

On December 28, 2005, the Company issued 183,333 common shares upon the exercise of 100,000 options at an exercise price of $0.60 CDN ($0.51 U.S. as of December 28, 2005) and 83,333 purchase warrants at an exercise price of $0.45 U.S.

On July 22, 2005, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.51 U.S. as of July 22, 2005).

On April 11, 2005, the Company issued 17,778 common shares upon the exercise of 17,778 options at an exercise price of $0.90 CDN ($0.73 U.S. as of April 11, 2005).

Escrow Shares and Warrants

The following common shares and share purchase warrants are in escrow at the dates shown:

	June 30,	March 31,
	2006	2006

Common shares	1,057,689	2,150,309
Share purchase warrants	0	0

The escrow shares and warrants are or were held in escrow pursuant to standard requirements of the TSX Venture Exchange, which required that escrow conditions be placed upon the shares and share purchase warrants issued in conjunction with the acquisition of GEO - Idaho (Note 3) and the concurrently completed private placement (Note 5). Shares are released from escrow at six month intervals, with the last release from escrow scheduled for December 19, 2006. All stock purchase warrants previously held in escrow expired as of December 31, 2005, without exercise.

NOTE 6- STOCK BASED COMPENSATION

The Company‘s stock option plan provides for the grant of incentive stock options for up to 3,469,840 common shares to employees, consultants, officers and directors of the Company. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months. Since the plan has been administered by our Vancouver office and Pacific Corporate Trust Company, the Company has issued stock options with an exercise price stated in Canadian dollars per share.

During the quarter ended June 30, 2006, the Company granted 1,763,000 stock options to consultants, employees, directors and officers exercisable at prices ranging from $0.85 to $1.00 CDN ($0.77 to $0.90 USD as at June 30, 2006).

During the quarter ended June 30, 2005, the Company granted 50,000 stock options to a consultant exercisable at a price of $0.72 CDN ($0.58 USD as at June 30, 2005) until April 19, 2010.

During the year ended March 31, 2005, the Company granted 560,000 stock options to consultants, directors and officers exercisable at prices ranging from $0.72 to $0.90 CDN ($0.58 to $0.72 USD as at June 30, 2005).

During the year ended March 31, 2004, the Company granted 1,745,000 stock options to consultants, directors and officers exercisable at a price of $0.60 CDN ($0.48 USD as at June 30, 2005) until January 3, 2009.

Compensation expense related to stock options granted is recorded at their fair value as calculated by the Black-Scholes option pricing model. Compensation expense of $57,209 was included in consulting fees and $381,450 was included in salaries and wages for the quarter ended June 30, 2006 (March 31, 2006 -$180,780).

The changes in stock options are as follows:

		WEIGHTED
		AVERAGE
		EXERCISE
	NUMBER	PRICE

Balance outstanding, March 31, 2003	-	$-

Granted	1,745,000	0.60 CDN

Balance outstanding, March 31, 2004	1,745,000	$0.60 CDN

Granted	470,000	$0.72 CDN
Granted	90,000	0.90 CDN
Cancelled	(240,000)	0.60 CDN
Exercised	(308,735)	0.60 CDN

Balance outstanding March 31, 2005	1,756,265	$0.65 CDN

Cancelled	(182,267)	0.60 CDN
Exercised	(518,370)	0.60 CDN
Granted	50,000	0.72 CDN
Exercised	(17,778)	0.90 CDN
Cancelled	(22,222)	0.90 CDN

Balance outstanding March 31, 2006	1,065,628	0.67 CDN

Granted	1,763,000	0.88 CDN
Exercised	(40,000)	0.60 CDN
Balance outstanding June 30, 2006	2,788,628	$0.81 CDN

The following table summarizes information about the stock options outstanding at June 30, 2006:

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
		REMAINING
EXERCISE	NUMBER OF	CONTRACTUAL	NUMBER OF
PRICE	SHARES	LIFE (YEARS)	SHARES

$0.60CDN	455,628	3.25	455,628
0.72CDN	520,000	4.17	495,000
0.85 CDN	1,388,000	4.75	347,000
0.90CDN	50,000	4.17	50,000
1.00 CDN	375,000	4.75	93,750

$0.81CDN	2,788,628	4.39	1,441,378

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The weighted average fair value of options granted was $0.67 per share. The assumptions used to calculate the fair value are as follows:

	2006	2005

Dividend yield	0	0
Expected volatility	97%	116%
Risk free interest rate	4.90%	3.88%
Expected life (years)	3.25	5.00

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

Stock Purchase Warrants

As at June 30, 2006, the following share purchase warrants are outstanding:

WARRANTS	EXERCISABLE
ISSUED	(a) INTO			FAIR
PURSUANT TO	NUMBER	EXERCISE	EXPIRATION	VALUE
	OF COMMON	PRICE	DATE	AT ISSUANCE
	(a) SHARES

Private placement	4,000,001	$1.25 CDN	September 17, 2006	$1,190,697
Agent’s warrants	280,000	$0.85 CDN	September 17, 2006	$133,341
	4,280,001			$1,324,038

On February 17, 2006, stock purchase warrants representing 192,934 common shares at an exercise price of $0.75 were exercised.

Effective December 19, 2005, stock purchase warrants representing 4,081,327 shares at an exercise price of $0.75 expired without exercise, while 83,333 stock purchase warrants at an exercise price of $0.45 were exercised.

The Black-Scholes option pricing model was used to determine the fair value of the warrants, with the following assumptions:

	2006	2005

Dividend yield	0%	0%
Expected volatility	%	150%
Risk free interest rate	%	2.65%
Expected life	24 months	24 months

NOTE 7 - RELATED PARTY TRANSACTIONS

As at June 30, 2006 and March 31, 2006, the amounts of $19,106 and $10,083, respectively, are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

The Company incurred the following transactions with directors, officers and a company with a common director:

	3 Months	12 Months
	June 30,	March 31,
	2006	2006

Administrative services	$5,184	$19,584
Management fees	4,250	21,500
Consulting fees	6,000	24,960
Legal fees	0	871
Rent	0	13,863

	$15,434	$80,778

NOTE 8 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The material difference in respect to these financial statements between U.S. and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) are recorded as a capital asset. Under U.S. GAAP, these amounts are expensed. As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

Consolidated Balance Sheets	U.S. GAAP June 30, 2006	Canadian GAAP June 30, 2006	U.S. GAAP March 31, 2006	Canadian GAAP March 31, 2006
Plant, Property & Equipment	$ 5,009,903	$ 5,450,514	$ 1,726,115	$ 2,166,726
Total Assets	22,193,991	22,634,602	21,895,933	22,336,544
Stockholder’s Equity	21,670,749	22,111,360	21,615,019	22,055,630

Total Liabilities & Stockholder’s Equity	22,193,991	22,634,602	21,895,933	22,336,544
Consolidated Statements of Operations and Comprehensive Loss	U.S. GAAP Three Months ended June 30, 2006	Canadian GAAP Three Months ended June 30, 2006	U.S. GAAP Twelve Months ended March 31, 2006	Canadian GAAP Twelve Months ended March 31, 2006
Exploration Expenditures	$ 0	$ 0	$ 0	$ 0
Loss from Operations	(993,611)	(993,611)	(1,663,069)	(1,607,755)
Net Loss	(404,320)	(404,320)	(1,523,385)	(1,468,071)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property. The leases provide for the following annual payments within the next five fiscal years:

2006	$ 28,850
2007	$ 20,100
2008	$ 20,400
2009	$ 20,800
2010	$ 23,800

The Company has signed a 10 MW power purchase agreement with Idaho Power Company for sale of power generated from its planned phase one power plant. Sale of power generated from phase two power plants are currently under discussion. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements are all contingent upon successful financing and construction of the power plant at Raft River.

On December 5, 2005, the Company signed a contract (the “Ormat EPC Agreement”) with Ormat Nevada, Inc. (Ormat) for Ormat to construct a 13 MW geothermal power plant at Raft River, Idaho for a lump sum price of $20,200,000 (exclusive of taxes). The Company expects the output of the plant will be used to meet power delivery requirements of the Company’s agreements with Idaho Power Company. As part of the Ormat EPC Agreement, the Company has established a $1,000,000 letter of credit with Wells Fargo Bank to collateralize amounts committed by Ormat, but not paid by the Company.

The amount will increase monthly until a maximum letter of credit amount of $5,050,000 is reached. A $5,302,500 money market fund is pledged as collateral backing the letter of credit.

The Company leases general office space for an executive office in Boise at an annual cost of $30,506. The underlying lease is a year-to-year lease that expires on January 31, 2007.

The Company is committed to issue 42,741common shares as additional compensation for hours worked under an employment agreement with an officer of the Company, subject to approval of the TSX Venture Exchange.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article XII of our Certificate of Incorporation provides for indemnification of officers and directors except (i) for any breach of a director's duty of loyalty to the company or its stakeholders (ii) acts and omission that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the general corporate law of the State of Delaware, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the provisions of its Certificate of Incorporation, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses in connection with the issuance and distribution of the securities being registered hereunder, other than underwriting commissions and expenses, are estimated to be as follows:

Registration Fee	$3,395
Printing Expenses	$2,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$12,000
Miscellaneous Expenses	$0
Total	$22,395

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following unregistered securities.

1.

On December 19, 2003, we issued 6,939,992 shares of our common stock and 2,420,217 warrants to purchase our common stock in exchange for 100% of Geo-Idaho's outstanding shares and warrants. The shares were issued to the following persons, each of whom was a security holder of Geo-Idaho, in reliance on Section 4(2):

Name	Number of Shares
Vulcan Power Company	1,755,156
Daniel J. Kunz	1,254,769
Douglas J. Glaspey	1,014,649
Paul A. Larkin	863,187
Ronald Bourgeois	821,425
Tom Menning	183,332
Grim Estate Ltd.	180,000

Donald Nelson	108,000
Ronald C. Yanke	108,000
Ross Beaty	85,000
Gerald Sneddon	80,000
John H. Walker	73,807
Sneddon Family Trust	50,000
Steve R. Smith	45,000
Burton Egger	40,000
Steven Chi	36,667
Dr. John Swartley	36,667
John W. Leonard	35,000
William Brock	33,333
Robert Falls	24,000
Steven Jensen	21,000
John Beaulieu	20,000
William Batiuk	17,000
Barry Marcus	15,000
Roscoe Ward	5,000
H. Cobbs	4,000
Veritable Quandry LLC	10,000
Ed Cryer	10,000
Mary Mink	10,000

The warrants were issued solely to Vulcan Power Company, the sole warrant holder of Geo-Idaho, in reliance on Section 4(2), and were exercisable at a price of $0.75 per share until December 15, 2005. Pursuant to the negotiated agreement of the parties, and as approved by the TSX Venture Exchange, the shares were exchanged on a one-for-one basis with all shareholders other than Vulcan Power Company, which received shares and warrants so that Vulcan Power would own 14% on a non-diluted and 25% on a fully-diluted basis after closing (and taking into account the private placement discussed in paragraph 2, below). The warrants were valued using the Black Scholes model at $0.26 each, or $629,256 in the aggregate, and recorded on our financial statements as an addition to deficit. Each of these persons represented to Geo-Idaho that he purchased the securities for his, her or its own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities.

2.

Also on December 19, 2003, we sold 3,322,221 shares of common stock and 1,661,110 warrants to purchase shares of our common stock in a private offering under Regulations D and S under the Securities Act of 1933, as amended, at a price of $0.45 per unit (with each unit representing one share and one-half of one share purchase warrant), for gross proceeds of $1,494,999. The warrants were exercisable at a price of $0.75 until December 15, 2005, subject to acceleration upon 30 days notice once we obtained a license from permitting authorities for a 10 megawatt power plant and corresponding power purchase and power transmission agreements. The warrants were valued using the Black Scholes model at $0.26 each, or $431,889 in the aggregate. Of the 13 purchasers, two were residents of the United States who represented that they were “accredited investors” under Regulation D, and the remaining 11 sales were to non-U.S. persons and took place in offshore transactions outside of the United States, as defined in Regulation S. Daniel J. Kunz, an officer and director, subscribed for 1,111,111 units. Toll Cross Securities of Toronto, Canada, was paid a cash fee of $52,500 and was issued warrants that were exercisable until December 15, 2005, to purchase 83,333 shares at a price of $0.45, as compensation for its services in connection with the private offering. An additional $22,622 was incurred in legal expenses relating to the offering and together with the $52,500 cash and $25,437 fair value of the Agent’s warrants ($0.26 per warrant, calculated using the Black Scholes model) made up the $100,559 which was charged to share issue costs. The securities were issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on and compliance with Regulations D and S thereunder. Each of these persons represented to us that he purchased the securities for his own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities.

3.

On February 20, 2004, we issued 385,864 shares and 192,932 share purchase warrants in connection with the conversion of $147,000 of principal and $26,639 in interest of the promissory notes. Mr. Kunz did not participate in the conversion, and was repaid his principal and interest. The warrants were exercisable until February 17, 2006, at a price of $0.75 per share, and were subject to acceleration upon 30 days notice once we obtained a license from permitting authorities for a 10 megawatt power plant and corresponding power purchase and transmission agreements. The securities were issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on and compliance with Regulations D and S thereunder. Each of these persons represented to us that he purchased the securities for his own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

4.

On September 17, 2004, we sold 4,000,001 shares of common stock and 4,000,001 warrants to purchase shares of our common stock in a private offering under Regulation S, at a price of Cdn $0.85 per unit (a unit being one share and one warrant), for gross proceeds of Cdn $3,400,000. Each unit consists of one share and one warrant which entitles the holder to purchase one share at an exercise price of Cdn $1.25 until September 17, 2006. We may accelerate the exercise period of the warrants on twenty days notice if the closing price of our shares of common stock on a public market exceeds Cdn $1.65 for twenty consecutive business days. The value of each warrant (using the Black-Scholes model) was $0.30, and the aggregate value of the 4,000,001 warrants was $1,190,697. The securities were issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on and compliance with Regulation S. Each of these persons represented to us that he purchased the securities for his own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. Dundee Securities Corporation of Toronto, Canada, was paid a cash fee of Cdn $238,000, and issued a compensation option to acquire 280,000 units at an exercise price per unit of Cdn $0.85, exercisable until September 17, 2006, and valued at $133,341 ($0.30 per warrant, using the Black- Scholes model). The warrants included in Dundee’s units are also subject to acceleration, whether or not the compensation option has been exercised. An additional Cdn $31,977.45 was incurred in legal expenses relating to the offering, as well as Cdn $18,190 in fees to the TSX Venture Exchange which together with the Cdn $238,000 cash paid to Dundee Securities Corporation made up the $225,131 cash component of issuance costs. With the $131,341 which was the fair value of the Dundee Securities Corporation compensation option, the total charged to share issue costs was $358,472.

5.	On October 19, 2004, we issued a total of 278,735 shares on the exercise of stock options issued under our stock option plan to our officers and directors as follows:

Optionee	Number of Shares Purchased
Daniel Kunz	86,506
Douglas Glaspey	77,866
Ron Bourgeois	27,733
Paul Larkin	86,630
Total	278,735

6.

On February 18, 2005, we issued 30,000 shares on the exercise of stock options issued under our stock option plan to Ron Bourgeois. The securities were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on section 4(2) of the Securities Act of 1933, as amended. Elena Corporation represented to us that it acquired the securities for its own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

7.

On February 23, 2005, we issued 100,000 common shares at a price of $0.60 for two parcels of land and energy rights adjacent to our Raft River property valued at $60,351. The securities were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on section 4(2) of the Securities Act of 1933, as amended. Elena Corporation represented to us that it acquired the securities for its own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

8.

On April 11, 2005, we issued 17,778 common shares upon the exercise of stock options issued to a consultant under our stock option plan. He represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

9.

On July 22, 2005, we issued 40,000 common shares upon the exercise of stock options issued to a consultant under our stock option plan. He represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

10.

On December 28, 2005, we issued 100,000 common shares upon the exercise of stock options under our stock option plan to Douglas Glaspey, an officer and director, and 83,333 common shares to Toll Cross Securities upon the exercise of agent warrants. Each represented to us that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

11.

On January 3, 2006, we issued 100,000 common shares to Daniel Kunz, an officer and director, and 100,000 common shares to Ron Bourgeois upon the exercise of stock options issued under our stock option plan. Each represented to us that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

12.

On January 9, 2006, we issued 138,370 common shares upon the exercise of stock options issued under our stock option plan (113,370 to Paul Larkin, a director, and 25,000 to a consultant). Each represented to us that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

13.

On February 6, 2006, we issued 120,000 common shares to Kevin Kitz as a signing bonus as part of an employment agreement. He represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

14.

On February 9, 2006, we issued 25,000 common shares upon the exercise of stock options issued under our stock option plan to a consultant of the Company. He represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid in respect to the issuance.

15.

On February 17, 2006, we issued 192,934 common shares to consultant and employees upon the exercise of stock purchase warrants. Each represented to us that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

16.

On March 13, 2006, we issued 15,000 common shares to a consultant upon the exercise of stock options issued under our stock option plan. She represented to us that she purchased the securities for her own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance.

17.

On April 3, 2006, we sold 25,000,000 shares of common stock in a private offering under Regulation D, at a price of Cdn $1.00 per share for gross proceeds of Cdn $25,000,000. The securities were issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on and compliance with Regulation D. Each of these persons represented to us that it purchased the securities for its own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. Dundee Securities Corporation of Toronto, Canada, was paid a cash fee of Cdn $1,522,500, and issued a compensation option to acquire 1,522,500 shares at an exercise price per share of Cdn $1.00, until April 3, 2008. An additional Cdn $202,200 was incurred in legal expenses relating to the offering, as well as Cdn $32,100 in fees to the TSX Venture Exchange which together with the Cdn $1,522,500 cash paid to Dundee made up the $1,756,800 cash component of issuance costs.

18.

On May 23, 2006, we issued 40,000 common shares to a consultant upon the exercise of stock options issued under our stock option plan. He represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid in respect to the issuance.

19.

On August 10, 2006, we issued 40,000 common shares to John Walker and 60,000 common shares to Jon Wellinghoff upon exercise of stock options issued under our stock option plan. They represented that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid in respect to the issuance.

20.

On August 15, 2006, we issued 134,000 common shares to Dundee Securities Corporation and 14,000 common shares to Penson Financial Services Canada upon the exercise of stock purchase warrants. They represented that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid in respect to the issuance.

21.

On August 16, 2006, we issued 28,000 common shares to Fraser Mackenzie Limited upon the exercise of stock purchase warrants. They represented that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid in respect to the issuance.

22.

On August 25, 2006, we issued 119,000 common shares to Dundee Securities Corporation upon the exercise of stock purchase warrants. They represented that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid in respect to the issuance.

EXHIBITS

Exhibit Number	Description
3.1

Certificate of Incorporation of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.2	Certificate of Domestication of Non-U.S. Corporation (Incorporated by reference to exhibit 3.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.3

Certificate of Amendment of Certificate of Incorporation (changing name of U.S. Cobalt Inc. to U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.4	Bylaws of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.4 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.5	Plan of Merger of U.S. Geothermal, Inc. and EverGreen Power Inc. (Incorporated by reference to exhibit 3.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.6	Amendment to Plan of Merger (Incorporated by reference to exhibit 3.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.1	Form of Stock Certificate (Incorporated by reference to exhibit 4.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.2	Form of Warrant Certificate (Incorporated by reference to exhibit 4.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.3	Provisions Regarding Rights of Stockholders (Incorporated by reference to exhibit 4.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
5.1	Opinion on Legality **
10.1

Agreement between U.S. Geothermal Inc. and Vulcan Power Company dated December 3, 2002 regarding the acquisition of the Vulcan interest (Incorporated by reference to exhibit 10.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.2

Amendment No. 1 dated November 15, 2003 to Agreement between U.S. Geothermal Inc. and Vulcan Power Company (Incorporated by reference to exhibit 10.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.3

Amendment No. 2 to “Agreement by and between U.S. Geothermal Inc. and Vulcan Power Company” dated December 30, 2003 (Incorporated by reference to exhibit 10.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.4

Geothermal Lease and Agreement dated July 11, 2002, between Sergene Jensen, Personal Representative of the Estate of Harlan B. Jensen, and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.5

Geothermal Lease and Agreement dated June 14, 2002, between Jensen Investments Inc. and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.6

Geothermal Lease and Agreement dated March 1, 2004, between Jay Newbold and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.7 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.7

Geothermal Lease and Agreement dated June 28, 2003, between Janice Crank and the children of Paul Crank and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.8 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.8

Geothermal Lease and Agreement dated December 1, 2004, between Reid S. Stewart and Ruth O. Stewart and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.9

Geothermal Lease and Agreement, dated July 5, 2005, between Bighorn Mortgage Corporation and US Geothermal Inc. (Incorporated by reference to exhibit 10.11 to the registrant’s Form 10- QSB quarterly report as filed on February 17, 2006)

10.10

Geothermal Lease and Agreement, dated June 23, 2005, among Dale and Ronda Doman, and US Geothermal Inc. (Incorporated by reference to exhibit 10.13 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.11

Geothermal Lease and Agreement, dated June 23, 2005, among Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, and US Geothermal Inc. (Incorporated by reference to exhibit 10.14 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.12

Geothermal Lease and Agreement dated January 25, 2006, between Philip Glover and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.13

Geothermal Lease and Agreement, dated May 24, 2006, between JR Land and Livestock Inc. and US Geothermal Inc. (Incorporated by reference to exhibit 10.30 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.14

Administrative Services Contract, dated January 1, 2004, between U.S. Geothermal Inc. and New Dawn Holdings Ltd. (Incorporated by reference to exhibit 10.10 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.15	Employment Agreement dated April 1, 2006, with Daniel J. Kunz (Incorporated by reference to exhibit 10.12 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)
10.16	Employment Agreement dated April 1, 2006, with Kerry D. Hawkley (Incorporated by reference to exhibit 10.22 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)
10.17	Employment Agreement dated April 1, 2006, with Douglas J. Glaspey (Incorporated by reference to exhibit 10.23 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)
10.18

Escrow Agreement made December 19, 2003, among U.S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.15 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.19

Escrow Agreement made December 19, 2003, among U. S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.16 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.21

First Amended and Restated Merger Agreement dated November 30, 2003 among U.S. Cobalt Inc., EverGreen Power Inc., U.S. Geothermal Inc., and the stockholders of U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.17 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.22	Agreement with Dundee Securities Corporation dated June 28, 2004 (Incorporated by reference to exhibit 10.18 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
10.23	Amended and Restated Stock Option Plan of U.S. Geothermal Inc. dated September 29, 2006.
10.24

Power Purchase Agreement dated December 29, 2004 between U.S. Geothermal Inc. and Idaho Power Company (Incorporated by reference to exhibit 10.19 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.25

Engineering, Procurement and Construction Agreement dated December 5, 2005 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.26

Amendment to the Engineering, Procurement and Construction Agreement dated April 26, 2006 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on May 2, 2006)

10.27	Letter of Intent from Eugene Water and Electric Board to U.S. Geothermal Inc. dated February 22, 2006

10.28	Renewable Energy Credits Purchase and Sales Agreement dated July 29, 2006 between Holy Cross Energy and U.S. Geothermal Inc.
10.29

Transmission Agreement dated June 24, 2005 between Department of Energy’s Bonneville Power Administration - Transmission Business Line and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.27 to the registrant’s Form 10-QSB quarterly report as filed on August 12, 2005)

10.30

Interconnection and Wheeling Agreement dated March 9, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.31	Construction Contract dated May 22, 2006 between Industrial Builders and U.S. Geothermal Inc.
10.32

Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, U.S. Geothermal Inc., and Raft River I Holdings, LLC (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K as filed on August 23, 2006) *

10.33

Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc (Incorporated by reference to exhibit 10.2 to the registrant’s Form 8-K as filed on August 23, 2006).*

10.34

Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC (Incorporated by reference to exhibit 10.3 to the registrant’s Form 8-K as filed on August 23, 2006) *

10.35

Construction contract dated May 22, 2006 between Industrial Builders and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

16.1	Letter regarding change in accountants from Morgan and Company, Chartered Accountants (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K/A as filed on August 1, 2005)
21.1	List of subsidiaries of U.S. Geothermal Inc. (Incorporated by reference to exhibit 21 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)
23.1	Consent of Morgan and Company, Chartered Accountants
23.2	Consent of Williams & Webster, P.S., Certified Public Accountants
23.3	Consent of GeothermEx Inc. **
23.4	Consent of Dorsey & Whitney LLP **
23.5	Consent of Teplow Geologic **
23.6	Consent of Thermochem, Inc. **
24	Powers of Attorney (included in the Signature Pages of this Registration Statement)

*	- Agreements are the subject of a confidential treatment request filed with the Commission on August 23, 2006.

**	To be filed by amendment

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereunder undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

	(iii)	include any additional or changed material information on the plan of distribution.

(2)

For the purpose of determining liability under the Securities Act of 1933, as amended, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Remainder of page intentionally left blank.

Signatures on following page.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Boise, State of Idaho, on September 29, 2006.

U.S. GEOTHERMAL INC.

By:	/s/ Daniel J. Kunz

Daniel J. Kunz

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned directors and officers of U.S. Geothermal Inc., a Delaware corporation, which is filing a Registration Statement on Form SB-2 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitutes and appoints each of Daniel J. Kunz and Douglas J. Glaspey, as the individual's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact as agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Daniel J. Kunz	Director and President, Chief Executive	September 29, 2006
Daniel J. Kunz	Officer (Principal Executive Officer)

/s/ Douglas J. Glaspey	Director and Chief Operating Officer	September 29, 2006
Douglas J. Glaspey

/s/ Kerry D. Hawkley	Chief Financial Officer (Principal Financial	September 29, 2006
Kerry D. Hawkley	and Accounting Officer)

/s/ John Walker	Director and Chairman	September 29, 2006
John Walker

/s/ Paul Larkin	Director	September 29, 2006
Paul Larkin